   As filed with the Securities and Exchange Commission on November 24, 1999
                                                         Registration No.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ----------------

                          JEFFERSON-PILOT CORPORATION
            (Exact name of registrant as specified in its charter)

                               ----------------

      North Carolina                 6311                    56-0896180
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
     jurisdiction of      Classification Code Number)  Identification Number)
     incorporation or
      organization)

                            100 North Greene Street
                       Greensboro, North Carolina 27401
                                (336) 691-3000
      (Name, Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                               ----------------

                                ROBERT A. REED
            Vice President, Secretary and Associate General Counsel
                          Jefferson-Pilot Corporation
                            100 North Greene Street
                       Greensboro, North Carolina 27401
                                (336) 691-3691
      (Name, Address, Including Zip Code, and Telephone Number, Including
                       Area Code, of Agent For Service)

                                  Copies to:

   E. WILLIAM BATES, II        JAMES C. SCOVILLE          JOE E. ARMSTRONG
     King & Spalding         Debevoise & Plimpton            Kutak Rock
    1185 Avenue of the         875 Third Avenue          1650 Farnam Street
         Americas          New York, New York 10022    Omaha, Nebraska 68102
 New York, New York 10036       (212) 909-6000             (402) 346-6000
      (212) 556-2100

                               ----------------

  Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable following the effectiveness of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                          Proposed        Proposed
 Title of Each Class of     Amount        Maximum          Maximum
    Securities to be         to be     Offering Price     Aggregate          Amount of
       Registered        Registered(1)  Per Unit(2)   Offering Price(2) Registration Fee(3)
-------------------------------------------------------------------------------------------
Common Stock, $1.25 par
 value per share........   2,750,000        N/A        $149,964,844.00      $41,690.50
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

(1) This amount is based upon the maximum number of shares that could be issued pursuant to the Amended and Restated Agreement and Plan of Merger dated as of September 19, 1999, as amended and restated as of October 14, 1999 among Jefferson-Pilot Corporation, LG Merger Corp. and The Guarantee Life Companies Inc.
(2) Computed in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based on the market value of the securities to be received by Jefferson-Pilot Corporation in exchange for the securities registered hereby.
(3) No amount is due with this filing, as a fee of $65,687.87 was paid upon the initial filing of Schedule 14A.

                               ----------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this document is not complete and may be changed.          +
+Jefferson-Pilot Corporation may not issue the securities described in this    +
+document until the registration statement filed with the Securities and       +
+Exchange Commission is effective. This document is not an offer to sell these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                                                        Dated: November 24, 1999

                               [LOGO OF COMPANY]
                       THE GUARANTEE LIFE COMPANIES INC.
                    PROPOSED MERGER--YOUR VOTE IS IMPORTANT

  The board of directors of The Guarantee Life Companies Inc. has approved a merger agreement under which Jefferson-Pilot Corporation will acquire Guarantee through a merger transaction. If Guarantee's shareholders adopt the merger proposal and we satisfy or waive all other closing conditions, then you will receive, for each share of Guarantee common stock you own:

  (1) if the merger is an all cash merger, $32.00 in cash or

  (2) if the merger is a stock election merger, subject to your election and the allocation provisions:

    . $32.00 in cash,

    . Jefferson Pilot common stock worth approximately $32.00, or

    . a combination of cash and stock worth approximately $32.00.

  The merger will be an all cash merger if the average of the high and low sales prices of Jefferson Pilot common stock during a 10-day measurement period before completion of the merger is:

  (1) greater than $75 per share,

  (2) less than $65 per share and Jefferson Pilot elects to pay cash, or

  (3) is higher than the last closing price on the NYSE and, as a result, counsel does not deliver any required tax opinion.

  Jefferson Pilot expects to pay total merger consideration of approximately $296 million in cash, stock or a combination of cash and stock to Guarantee's shareholders.

  We have scheduled a special meeting of Guarantee's shareholders on December 30, 1999 at the Omaha Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska, 9:00 a.m., Central time, to vote on the merger proposal. Whether or not you plan to attend the special meeting, please vote by completing and mailing the enclosed proxy card to us or call the toll-free number in the proxy to vote by telephone.

  We have also enclosed an election form/letter of transmittal. If you want to make an election to receive cash, Jefferson Pilot common stock or a combination of cash and stock in the merger, you must complete the form and deliver it to the exchange agent before the election deadline. If you do not deliver a valid election form/letter of transmittal before the election deadline, we will determine the form of your merger consideration under the merger agreement.

  The board of directors of Guarantee has approved, and unanimously recommends that you vote for, the merger proposal.

  See "Risk Factors" beginning on page 10 for a discussion of the material risks that you should consider before deciding how to vote your shares or what election to make.

  Neither the Securities and Exchange Commission nor any state securities regulator has approved the shares of Jefferson Pilot common stock to be issued under this proxy statement-prospectus or has determined whether this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

  Proxy statement-prospectus dated November 24, 1999 and first mailed to Guarantee shareholders on November 30, 1999.

                           [LOGO OF JEFFERSON PILOT]

                               Guarantee Centre
                            8801 Indian Hills Drive
                             Omaha, Nebraska 68114

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                             Date: December 30 1999
                             Time: 7:00 a.m.
                             Place: Omaha Marriott Hotel
                             10220 Regency Circle
                             Omaha, Nebraska

  We are holding the special meeting for the following purposes:

    (1) to vote upon a merger proposal to:

      . adopt the Amended and Restated Agreement and Plan of Merger, dated as of September 19, 1999, as amended and restated as of October 14, 1999, among Jefferson-Pilot Corporation, a North Carolina corporation, LG Merger Corp., a Delaware corporation and a wholly owned subsidiary of Jefferson Pilot, and The Guarantee Life Companies Inc., a Delaware corporation, which we have attached to the accompanying proxy statement-prospectus as Appendix A,

      . approve the merger contemplated by the merger agreement, and

      . authorize the acquisition of Guarantee's common stock by Jefferson
        Pilot under the Nebraska Shareholders Protection Act, and

    (2) to transact such other business properly brought before the special meeting or any adjournment of the special meeting.

  If you were a shareholder of record on November 15, 1999, you may vote at the special meeting or any adjournment of the special meeting.

  If you object to the merger, you can demand to be paid the fair value of your Guarantee common stock. In order to do this, you must follow the procedures required by Delaware law, including filing notices and not voting your shares in favor of the merger. We have attached the provisions of Delaware law relating to your appraisal rights to the accompanying proxy statement-prospectus as Appendix C and have described these provisions under the caption "Additional Information--Dissenters' Appraisal Rights" beginning on page 59.

                                          By order of the Board of Directors,
                                          [/s/ RICHARD A SPELLMAN]
                                          Richard A. Spellman
                                          Secretary

Omaha, Nebraska
November 24, 1999

  The board of directors of Guarantee has approved, and unanimously recommends that you vote for, the merger proposal.

                         YOUR VOTE IS VERY IMPORTANT.

           To Vote Your Shares, Please Sign, Date and Complete
                   the Enclosed Proxy Card and Mail it
                     Promptly in the Enclosed Return
                           Envelope or Vote by
                               Telephone.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY...................................................................   1

RISK FACTORS..............................................................   9

SELECTED CONSOLIDATED FINANCIAL DATA......................................  11

COMPARATIVE UNAUDITED PER COMMON SHARE DATA...............................  13

COMPARATIVE PER SHARE MARKET PRICE........................................  16

PRICE RANGE OF COMMON STOCK AND DIVIDENDS.................................  16

THE SPECIAL MEETING.......................................................  17
  General.................................................................  17
  Record Date.............................................................  17
  Vote Required...........................................................  17
  Share Ownership of Directors and Executive Officers.....................  17
  Recommendation of the Guarantee Board...................................  17
  Voting and Revocation of Proxies........................................  18
  Solicitation of Proxies.................................................  18
  Compliance With the Nebraska Shareholders Protection Act................  18

THE MERGER................................................................  19
  Background of the Merger................................................  19
  Recommendation of Guarantee Board of Directors and Guarantee's Reasons
   for the Merger.........................................................  22
  Opinion of Goldman Sachs, Financial Advisor to Guarantee................  24
  Interests of Directors and Officers of Guarantee in the Merger..........  30

THE MERGER AGREEMENT......................................................  34
  The Stock Election Merger and the All Cash Merger.......................  34
  Conversion of Guarantee Shares..........................................  35
  Elections...............................................................  35
  Allocation of Stock Consideration and Cash Consideration; Proration.....  35
  Tax Treatment...........................................................  37
  Election Procedure......................................................  37
  Exchange of Stock Certificates; Book Entry Shares.......................  37
  Representations and Warranties..........................................  38
  Covenants of Guarantee..................................................  40
  Covenants of Jefferson Pilot............................................  43
  Other Covenants.........................................................  43
  Conditions to the Merger................................................  44
  Employee Incentive and Benefit Plans....................................  45
  Termination and Termination Fee.........................................  46
  Amendment and Waiver Provisions.........................................  48

REGULATORY APPROVALS......................................................  49

RESTRICTIONS ON RESALES BY AFFILIATES.....................................  49

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES....................  50
  Information Reporting and Backup Withholding............................  51

THE COMPANIES.............................................................  51
  Jefferson Pilot's Business..............................................  51
  Guarantee's Business....................................................  52

COMPARISON OF SHAREHOLDER RIGHTS..........................................  53
  Amendments to Charter and Bylaws........................................  54

                                                                            Page
                                                                            ----
  Director Liability.......................................................  54
  Indemnification of Directors, Officers and Other Agents..................  55
  Removal of Directors.....................................................  55
  Call of Shareholders Meetings............................................  55
  Shareholder Action by Written Consent....................................  56
  Shareholder Proposals and Nominations for Directors......................  56
  Proxy Requirement........................................................  56
  Derivative Actions.......................................................  56
  Rights of Dissenting Shareholders........................................  56
  Provisions Affecting Business Combinations...............................  57
  Shareholder Rights Agreements............................................  58

ADDITIONAL INFORMATION.....................................................  59
  Dissenters' Appraisal Rights.............................................  59
  Legal Matters............................................................  62
  Experts..................................................................  62
  Independent Public Accountants...........................................  62
  Other Matters............................................................  62

WHERE YOU CAN FIND MORE INFORMATION........................................  63
  Documents Incorporated by Reference......................................  64

Appendix A Amended and Restated Agreement and Plan of Merger among Jefferson-
           Pilot Corporation, LG Merger Corporation and The Guarantee Life Companies Inc. dated as of September 19, 1999, as amended
Appendix B  Opinion of Goldman, Sachs & Co.
Appendix C Dissenters' Appraisal Rights under Delaware General Corporation Law Appendix D Information Statement from Jefferson-Pilot Corporation under the
           Nebraska Shareholders Protection Act
  This proxy statement-prospectus incorporates important business and financial information about Jefferson Pilot and Guarantee from other documents not included in or delivered with this proxy statement-prospectus. We will provide this information without charge to shareholders upon written or oral request. You can obtain those documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

         Investor Relations             The Guarantee Life Companies Inc.
    Jefferson-Pilot Corporation              8801 Indian Hills Drive
      100 North Greene Street                    Omaha, NE 68114
  Greensboro, North Carolina 27401          Telephone: (402) 361-7300
     Telephone: (336) 691-3379
        Fax: (336) 691-3283
              E-mail:
 investor.relations@jpfinancial.com

  If you would like to request documents, please do so by December 24, 1999 in order to receive them before the special meeting.

                                    SUMMARY

  This brief summary highlights selected information from this proxy statement-prospectus. It does not contain all of the information that may be important to you. You should read carefully the entire proxy statement-prospectus and the other documents to which this document refers to fully understand the merger. See "Where You Can Find More Information" on page 63. We refer to the matters you will vote on at the special meeting, which we described in the attached notice of special meeting, collectively in this proxy statement-prospectus as the merger proposal.
                             Questions and Answers

Q: What am I voting on?

A: We ask you to adopt the merger proposal. Under the merger proposal, Jefferson Pilot will acquire Guarantee.

Q: Why is Guarantee proposing to merge with Jefferson Pilot? How will I benefit?

A: We recommend that you adopt the merger proposal because:

  . the merger consideration of approximately $32.00 per share will give you a premium over the price at which shares of Guarantee common stock generally traded before we announced the merger;

  . we believe that the merger will maximize shareholder value better than other strategic alternatives, including remaining a stand-alone company which involves risks such as a possible rating downgrade and insufficient capital for future growth; and

  . we believe that Jefferson Pilot's financial strength and strong credit position will enable Guarantee's principal businesses to grow and become more profitable, which may benefit you if you receive Jefferson Pilot common stock in the merger.

  For further discussion of the background of and reasons for the merger, see "The Merger--Background of the Merger" beginning on page 19.

Q: How do I know whether I will receive Jefferson Pilot common stock or cash in the merger?

A: Three factors will determine whether you receive Jefferson Pilot common stock or cash or a combination of both in the merger:

  . whether the merger is an all cash merger or a stock election merger,

  . what you elect, and

  . what other Guarantee shareholders elect.

  If the merger is an all cash merger, you will receive $32.00 in cash for each share of Guarantee common stock you own. The average of the high and low sales prices of Jefferson Pilot common stock on each of the 10 consecutive trading days ending on November 23, 1999, the last practicable date before this document was printed, was $75.56 per share. If this was the 10-day average price used to calculate the merger consideration, Jefferson Pilot would pay the merger consideration entirely in cash and you would receive $32.00 in cash for each share of Guarantee common stock you own.

  If the merger is a stock election merger, you will receive either $32.00 in cash, Jefferson Pilot common stock worth approximately $32.00 or a combination of cash and stock worth approximately $32.00, depending on what you and the other Guarantee shareholders elect. See "The Merger Agreement-- Allocation of Stock Consideration and Cash Consideration; Proration" beginning on page 35 for a description of what will happen if there are too many or too few cash and/or stock elections.

  Because Jefferson Pilot will not issue fractional shares in the merger, you would need to own at least three Guarantee shares in order to receive at least one whole Jefferson Pilot share unless the 10-day average price used to calculate the merger consideration is $64.00 or less. You will receive cash for any fractional share in an amount equal to the fractional share multiplied by the 10-day average price used to calculate the merger consideration.

  The table below shows various Jefferson Pilot 10-day average prices, the exchange ratio at such prices and the corresponding merger consideration that you would receive if:

  . you own 100 shares of Guarantee common stock,

  . you elect to receive only Jefferson Pilot common stock for all 100 shares, and

  . we do not have to prorate and can deliver what you elect.

  See page 6 for additional discussion of proration. The total merger consideration in each case is worth approximately $32.00 per Guarantee share. If the 10-day average price used to calculate the merger consideration is greater than $75.00, Jefferson Pilot will pay the merger consideration entirely in cash. If the 10-day average price used to calculate the merger consideration is less than $65.00, Jefferson Pilot can elect to pay cash. The data in the table assumes that Jefferson Pilot does not make this election, but we cannot assure you that this will be the case.

                                              Jefferson
                                                Pilot
   Average                                      Shares                          Cash
   10-day                                   Delivered Per                  Delivered Per
   Closing          Exchange                     100                            100
    Price            Ratio                 Guarantee Shares               Guarantee Shares
   -------          --------               ----------------               ----------------
   $76.00                N/A                     N/A                         $3,200.00
    75.00           0.426667                      42                             50.00
    73.00           0.438356                      43                             61.00
    71.00           0.450704                      45                              5.00
    69.00           0.463768                      46                             26.00
    67.00           0.477612                      47                             51.00
    65.00           0.492308                      49                             15.00
    64.00           0.500000                      50                               --

Q: If I elect to receive Jefferson Pilot common stock in the merger, will I receive a different value for my Guarantee common stock than if I elect to receive cash?

A: Possibly. For each share of Guarantee common stock you own, if you receive cash, you will receive $32.00, and if you receive Jefferson Pilot common stock, you will receive Jefferson Pilot common stock worth approximately $32.00 under the exchange ratio in the merger agreement. However, we will calculate the exchange ratio four trading days before we complete the merger based on the average high and low sales prices over the 10-day period ending that day. Because we cannot predict how the market price of Jefferson Pilot common stock may fluctuate after we calculate the exchange ratio, the shares that you receive for your Guarantee shares may actually be worth more or less than $32.00.

Q: When will the merger be completed?

A: We hope to complete the merger before the end of December 1999. We expect the closing of the merger to occur on the day of the special meeting.

Q: What do I need to do now? How do I vote?

A: Indicate on your proxy card how you want to vote and sign and mail it in the enclosed return envelope as soon as possible, or direct your broker or banker to do so as discussed below, so that we may vote your shares at the special meeting. If you prefer, you can call the toll-free number set forth in your proxy to vote by telephone. You may also vote in person at the special meeting.

Q: If I hold my shares in "street name," will my broker or banker vote my shares or make an election for me?

A: No, unless you provide instructions to your broker or banker on how to vote and what election to make. You should follow the directions provided by your broker or banker. Without instructions, we will not vote your shares at the special meeting, which will have the effect of a vote against the merger proposal.

Q: Is there anything I need to do now besides vote?

A: Yes, you need to deliver your properly completed election form/letter of transmittal to the exchange agent as soon as possible to make an election regarding the form of merger consideration you prefer to receive. You must also deliver your stock certificates with the election form/letter of transmittal, unless your shares are uncertificated and held in book-entry form with Guarantee's transfer agent. The exchange agent must receive your properly completed election form/letter of transmittal before the election deadline for your election to be valid. See page 37 for a more complete explanation of the election procedures.

Q: When is the election deadline?

A: We expect that you must make your election by December 24, 1999. If the election deadline changes, we will issue a press release:

  . five business days before the new election deadline if we set an earlier date; or

  . two business days before the new election deadline if we set a later date.

Q: If I have stock certificates that represent my Guarantee shares, what do I do?

A: You should deliver your stock certificate(s) to the exchange agent with your election form/letter of transmittal. If the exchange agent does not receive your stock certificate(s) and election form/letter of transmittal before the election deadline, you may not receive the form of consideration you prefer. Also, you will not receive any merger consideration until you deliver your stock certificate(s) together with an appropriate election form/letter of transmittal to the exchange agent.

Q: If I receive Jefferson Pilot common stock in the merger, will I receive a certificate representing these shares?

A: Yes, but only if you indicate on the election form/letter of transmittal that you wish to receive a physical stock certificate. Otherwise, Jefferson Pilot will issue your shares in book-entry form with Jefferson Pilot's transfer agent. You will receive a notice from the transfer agent upon issuance of these shares. If you decide after completion of the merger that you would like a stock certificate for your shares, you may request a certificate from the transfer agent.

Q: If I hold my Guarantee common stock in book-entry form and fail to make a valid election before the election deadline, what will I receive in the merger?

A: If you fail to make an election, you will receive the merger consideration based on the allocation procedures in the merger agreement. If you receive any of the merger consideration in cash, we will mail the cash payment to you at your address reflected in the records of Guarantee's transfer agent. If you receive any of the merger consideration in Jefferson Pilot common stock, we will issue your Jefferson Pilot shares in book-entry form with Jefferson Pilot's transfer agent.

Q: Can I change or revoke my election once I have delivered my signed election form/letter of transmittal?

A: Yes. You can change or revoke your election at any time before the election deadline by submitting a new properly completed election form/letter of transmittal to the exchange agent. The exchange agent must receive this new form before the election deadline.

Q: What will happen if I do not, or my broker or banker does not, submit an election form/letter of transmittal?

A: If you do not submit a properly completed election form/letter of transmittal with your stock certificates, if any, before the election deadline you will have no choice regarding the form of merger consideration that you will receive. You could receive cash, Jefferson Pilot common stock or a combination of cash and stock, even if you preferred a different form of consideration. The exact allocation of the consideration will depend in part on what other Guarantee shareholders elect. See "The Merger Agreement--Allocation of Stock Consideration and Cash Consideration; Proration" beginning on page 35.

Q: Can I immediately sell Jefferson Pilot common stock received in the merger?

A: Yes, unless you are an affiliate, meaning that you control, are controlled by, or are under common control with, Guarantee or Jefferson Pilot. If you think you may fall within this restriction, you should consult with your legal advisor.

Q: What are the federal tax consequences of the merger to me?

A: It depends on whether you receive cash, stock or a combination of cash and stock.

  . If you receive all cash, you may have to pay taxes in connection with the merger. Generally, you will recognize capital gain or loss equal to the difference between the amount of cash you receive and your adjusted basis in your Guarantee common stock.

  . If you receive all Jefferson Pilot common stock and no cash, you will not have to pay taxes in connection with the merger.

  . If you receive a combination of cash, in addition to cash for any fractional share of Jefferson Pilot common stock, and Jefferson Pilot common stock, you will recognize gain in most cases, but not loss. You will recognize gain equal to the lesser of:

    (1) the amount of gain on your Guarantee common stock, and

    (2) the amount of cash received.

   You generally will recognize this gain as a capital gain, although in extraordinary cases you could recognize dividend income instead of capital gain.

  . If you receive cash for a fractional share of Jefferson Pilot common stock, you will generally recognize capital gain or loss as if you had received and then sold the fractional share.

  You should consult with your tax advisor about the tax consequences of the merger to you. See "Material United States Federal Income Tax Consequences" beginning on page 50.

Q: What is my tax basis in Guarantee common stock I received as a policyholder in the demutualization, which occurred when Guarantee converted from a company owned by its policy holders to a company owned by public shareholders?

A: Generally, the common stock you received in the demutualization has a basis of zero. Accordingly, the full amount of any cash you receive may be taxable.

Q: What other matters will we vote on at the special meeting?

A: Guarantee does not expect any other matter to arise for a vote at the special meeting.

Q: If I am a Guarantee policyholder, will the merger change my policy?

A: No. The merger will not affect your policy or policyholder rights in any way.

Q: Who can I call to find out the exchange ratio so that I may determine the amount of cash and the number of shares of Jefferson Pilot common stock I may receive for each share of Guarantee common stock I own?

A: We will calculate the exchange ratio based on a 10-day measurement period ending four trading days before we complete the merger. Beginning as soon as practicable after that day, which we hope will be three trading days before the special meeting, you can call 1-888-257-9919 to find out what form of merger consideration Jefferson Pilot will pay and the exchange ratio we will use to calculate the merger consideration. We expect the election deadline to fall on the sixth day before the day we expect to complete the merger. As a result, you will not receive this information before you must make an election regarding the form of merger consideration you prefer. You also may not receive this information prior to the time you must vote on the merger proposal unless you vote by telephone or in person.

Q: Who can help answer my questions?

A: If you have questions about the merger or would like additional copies of this document, contact:

  ChaseMellon Consulting Services, L.L.C.
  450 West 33rd Street, 14th Floor
  New York, NY 10001
  1-888-566-4472

The Companies--page 51

  Jefferson-Pilot Corporation
  100 North Greene Street
  Greensboro, NC 27401
  Telephone: (336) 691-3000

  Jefferson Pilot's businesses include life insurance, annuity and investment products, and communications. Jefferson Pilot conducts operations through its wholly owned subsidiaries. Jefferson Pilot's largest subsidiaries include Jefferson-Pilot Life Insurance Company, Jefferson Pilot Financial Insurance Company, Jefferson Pilot LifeAmerica Insurance Company, Alexander Hamilton Life Insurance Company of America, Jefferson Pilot Securities Corporation, a full service NASD registered broker/dealer, and Jefferson-Pilot Communications Company. Jefferson-Pilot Life began operations in 1903. Jefferson Pilot generates over 80% of its revenues from life insurance and annuity products.

  The Guarantee Life Companies Inc.
  8801 Indian Hills Drive
  Omaha, NE 68114
  Telephone: (402) 361-7300

  Guarantee markets group life and health insurance products to employers and other groups, and life insurance and annuities to individuals through its wholly owned subsidiary, Guarantee Life Insurance Company. Guarantee Life incorporated in Nebraska in 1901. On December 26, 1995, it converted from a mutual insurance company to a stock life insurance company. At that time it changed its name to Guarantee Life Insurance Company and became a wholly owned subsidiary of Guarantee.

The Guarantee Special Meeting--page 17

  Guarantee will hold the special meeting of its shareholders on December 30, 1999, 9:00 a.m., Central time at the Omaha Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska 68114. At the special meeting, we will ask you to vote to adopt the merger proposal.

  Record Date. You can vote at the special meeting if you owned Guarantee common stock of record at the close of business on November 15, 1999, the record date. On that date, 9,283,234 shares of Guarantee common stock were outstanding and held of record by 48,932 shareholders. At the special meeting, you can cast one vote for each share of Guarantee common stock you owned on the record date.

  Vote Required. The holders of a majority of the outstanding shares of Guarantee common stock entitled to vote must vote in favor of adopting the merger agreement and approving the merger in order to adopt the merger agreement and approve the merger. The holders of a majority of the shares of Guarantee common stock entitled to vote, excluding shares owned by Jefferson Pilot, must vote in favor of the acquisition of Guarantee's common stock by Jefferson Pilot in order to approve the acquisition. If you vote to adopt the merger proposal, you will be approving all of these matters.

  Share Ownership of Directors and Management. As of the record date, directors and executive officers of Guarantee beneficially owned 285,024 shares of Guarantee common stock. This represented 3.07% of the shares outstanding on the record date. We currently expect that the directors and executive officers will vote their Guarantee common stock for the merger proposal.

  Recommendation of the Guarantee Board--page 17

  The board of directors of Guarantee has approved, and unanimously recommends that you vote for, the merger proposal.

  The Merger--page 19

  General. We have attached the merger agreement to this document as Appendix
A. Please read the merger agreement. It is the legal document that governs the merger. We will complete the merger if Guarantee's shareholders vote for the merger proposal and we satisfy or waive each of the other conditions to the merger.

  All Cash Merger. If the merger is an all cash merger, you will receive $32.00 in cash for each share of Guarantee common stock you own. Jefferson Pilot will pay the merger consideration entirely in cash if the average of the high and low sales prices of Jefferson Pilot common stock for each of the 10 consecutive trading days ending on the fourth trading day before completion of the merger:

  . is greater than $75 per share;

  . is less than $65 per share and Jefferson Pilot decides to pay the merger consideration in cash; or

  . is higher than the NYSE closing price of Jefferson Pilot common stock on the trading day before we complete the merger and, as a result, counsel does not deliver any required tax opinion.

  Stock Election Merger. If none of the bullets above applies, Jefferson Pilot will pay some or all of the merger consideration in shares of its common stock. In this case, depending on what you and the other Guarantee shareholders elect, you will receive for each share of your Guarantee common stock:

  . $32.00 in cash;

  . Jefferson Pilot common stock worth approximately $32.00 based on the average high and low sales price per share of Jefferson Pilot common stock during a 10-day measurement period before we complete the merger; or

  . a combination of cash and stock worth approximately $32.00 determined on the basis described in the preceding bullet.

  If the merger is a stock election merger, Jefferson Pilot will pay approximately 50% of the total merger consideration in shares of Jefferson Pilot common stock. If you elect to receive some or all of the merger consideration in the form of Jefferson Pilot common stock, but Guarantee shareholders elect in the aggregate to receive more than 50% of the total merger consideration in shares of Jefferson Pilot common stock, then you will receive less stock and more cash than you elected. We will generally make this reduction pro rata among all Guarantee shareholders receiving Jefferson Pilot common stock.

  Similarly, if you elect to receive some or all of the merger consideration in cash, but the Guarantee shareholders elect in the aggregate to receive more than 50% of the total merger consideration in cash, then you will receive less cash and more Jefferson Pilot common stock than you elected. We will also generally make this reduction pro rata among all Guarantee shareholders receiving cash.

  Insufficient Cash and Stock Elections. Generally, if neither the stock elections nor the cash elections exceed 50% of the outstanding Guarantee common stock, then you will receive the form of merger consideration that you elected. If you do not make a valid election:

  . You will receive only cash if you hold a small number of shares of Guarantee common stock. The lowest number of Guarantee shares that you can hold without triggering this provision will generally depend on the amount of cash available after allocating cash to Guarantee shares covered by cash elections. This provision will not apply if you hold at least 100 Guarantee shares.

  . If the above bullet does not apply to you, you will receive Jefferson
    Pilot common stock and a relatively small amount of cash, pro rata with other non-electing Guarantee shareholders other than small shareholders.

  See "The Merger Agreement--Allocation of Stock Consideration and Cash Consideration; Proration" beginning on page 35.

  Elections and Election Procedures. We have sent an election form/letter of transmittal with this proxy statement-prospectus. Please use the election form/letter of transmittal to:

  . elect to receive Jefferson Pilot shares for all of your shares,

  . elect to receive $32.00 in cash per share for all of your shares,

  . elect to receive cash for a portion of your shares and Jefferson Pilot shares for a portion of your shares, or

  . indicate that you have no preference as to receiving cash or Jefferson
    Pilot shares for your shares.

  If you do not submit a valid election form/letter of transmittal before the election deadline, we will treat your shares of Guarantee common stock as shares subject to a non-election. Non-election shares will receive merger consideration in the form determined under the allocation provisions in the merger agreement.

Opinion of Financial Advisor--page 24

  Goldman, Sachs & Co., financial advisor to Guarantee, delivered to the Guarantee board of directors its opinion to the effect that, as of October 14, 1999, the merger consideration that holders of Guarantee common stock will receive pursuant to the merger agreement was fair from a financial point of view to the Guarantee shareholders. We have attached this opinion to this document as Appendix B. You should read it completely to understand the assumptions made, matters considered and limitations of the review made by Goldman Sachs in providing its opinion.

Management and Operations After the Merger

  The directors of LG Merger Corp. and the officers of Guarantee upon completion of the merger will serve as the directors and officers of the combined company after the merger. Mr. Robert D. Bates, the current chairman, president and chief executive officer of Guarantee, will serve as an executive vice president and president-group life operations of Jefferson Pilot after the merger, and will lead the group operations from Omaha.

Termination of the Agreement--page 46

  Guarantee and Jefferson Pilot may mutually agree at any time to terminate the merger agreement even if the shareholders of Guarantee have adopted the merger proposal. Either Guarantee or Jefferson Pilot may also terminate the merger agreement under some circumstances. If Guarantee and Jefferson Pilot terminate the merger agreement other than by mutual agreement, Guarantee may have to pay Jefferson Pilot a $9 million fee.

Amendment and Waiver--page 48

  We may amend or supplement the merger agreement before we complete the merger. However, after approval by Guarantee's shareholders, we may not, without further shareholder approval, amend the merger agreement to:

  . change the amount or form of the merger consideration;

  . amend the certificate of incorporation of the surviving corporation; or

  . make any change to the merger agreement that adversely affects the rights of Guarantee's shareholders.

Before we complete the merger, Guarantee and Jefferson Pilot may:

  . extend the time for performance under the merger agreement;

  . waive any inaccuracies in the representations and warranties; or

  . waive compliance with any of the agreements or conditions contained in the merger agreement.

Interests of Directors and Officers in the Merger That Are Different From Your Interests--page 30

  Some of Guarantee's directors and officers have interests in the merger that differ from yours as a shareholder of Guarantee. These interests exist because of agreements that these persons have with Guarantee, including employment agreements, severance plans and restoration of back pay, as well as the accelerated vesting and cash out of stock options and performance shares and the accelerated vesting of restricted Guarantee common stock and other arrangements. We have quantified these interests on page 31 in "The Merger-- Interests of Directors and Officers of Guarantee in the Merger." Some of these agreements will provide officers with severance benefits if the combined company terminates their employment after the merger. Jefferson Pilot will provide indemnification to present and former officers and directors of Guarantee and will maintain directors' and officers' liability insurance for the directors and officers covered by Guarantee's policy for six years. The Guarantee board of directors knew about these interests and considered them in approving the merger agreement and the transactions contemplated thereby.

Appraisal Rights--page 59

  You may dissent from the merger and have a court appraise the fair value of your Guarantee common stock and have the value paid to you in cash. If you dissent, you must follow the procedures required by Delaware law, including filing notices and not voting your shares in favor of the merger. You will not receive any Jefferson Pilot common stock or cash pursuant to the merger agreement if you dissent and follow all of the required procedures. Instead, you will receive in cash the fair value of your Guarantee common stock as determined under applicable law. If you dissent and submit an election form/letter of transmittal, we will reject your form. We have attached the provisions of Delaware law governing your right to dissent to this document as Appendix C and have described these provisions in "Additional Information-- Dissenters' Appraisal Rights" beginning on page 59.

Certain Differences in the Rights of Shareholders--page 53

  Delaware law and Guarantee's certificate of incorporation and bylaws currently govern the rights of Guarantee's shareholders. North Carolina law and Jefferson Pilot's articles of incorporation and bylaws govern the rights of Jefferson Pilot shareholders. If Jefferson Pilot delivers its shares in the merger, North Carolina law and Jefferson Pilot's articles of incorporation and bylaws will govern the rights of Guarantee shareholders who become Jefferson Pilot shareholders.

Accounting Treatment

  Jefferson Pilot will account for the merger under the "purchase" method of accounting. Jefferson Pilot will allocate the aggregate consideration paid by Jefferson Pilot in the merger to Guarantee's assets and liabilities based on their fair market values. Jefferson Pilot will treat any excess consideration as goodwill.

                                  RISK FACTORS

  You should consider the following risks in determining whether to adopt the merger proposal and what election to make, along with the other information contained in this proxy statement-prospectus.

  You may not receive the merger consideration you elect, and you may receive all cash.

  Under the merger agreement, Jefferson Pilot may only deliver a limited number of its shares in the merger. If you elect to receive some or all of the merger consideration in shares of Jefferson Pilot common stock, but Guarantee shareholders elect in the aggregate to receive more than 50% of the total merger consideration in shares of Jefferson Pilot common stock, then you will receive less stock and more cash than you elected. Similarly, if you elect to receive some or all of the merger consideration in cash, you may have to accept more Jefferson Pilot common stock and less cash than you elected. In addition, if Jefferson Pilot pays the merger consideration entirely in cash, then you will not receive any of the merger consideration in Jefferson Pilot common stock, regardless of your election.

  The average of the high and low sales prices of Jefferson Pilot common stock on each of the 10 consecutive trading days ending on November 23, 1999, the latest practicable date before this document was printed, was $75.56 per share. If the average price used to determine the merger consideration is more than $75, Jefferson Pilot will pay the merger consideration entirely in cash. Also, if the 10-day average price used to determine the merger consideration is less than $65, Jefferson Pilot may elect to pay the merger consideration in cash. Because the market price of Jefferson Pilot's common stock fluctuates, we cannot predict what the stock price will be when we determine the form of merger consideration.

  Because of market fluctuations, you may receive shares of Jefferson Pilot common stock that are worth more or less than $32.00 per share.

  The value of the Jefferson Pilot common stock that you receive in a stock election merger may be more or less than $32.00 per Guarantee share when you receive it. This is because you will receive Jefferson Pilot common stock with a value based on an exchange ratio that we will calculate four trading days before completion of the merger, based on the average high and low sales prices of Jefferson Pilot common stock for each of the 10 consecutive trading days ending on that day. Because we cannot predict how the market price of Jefferson Pilot common stock may change after we calculate the exchange ratio, the Jefferson Pilot common stock that you receive in the merger for each of your Guarantee shares may have a value of more or less than $32.00. Also, we cannot predict the market price of Jefferson Pilot common stock after the merger.

  Guarantee's shareholders will have no control over Jefferson Pilot's future operations.

  Guarantee's shareholders own 100% of the Guarantee common stock and, in the aggregate, have the power to elect the board of directors and approve or reject any other matter requiring the approval of shareholders under Delaware law and Guarantee's certificate of incorporation. If Jefferson Pilot delivers its shares in the merger, Guarantee's shareholders, in the aggregate, likely will hold less than 3% of the outstanding shares of Jefferson Pilot common stock. If all of the former Guarantee shareholders voted together on all matters presented to Jefferson Pilot's shareholders from time to time, this number of Jefferson Pilot shares, without a substantial number of other holders voting the same way, will not affect whether Jefferson Pilot shareholders approve or reject proposals.

  If Guarantee's shareholders do not adopt the merger proposal, Guarantee may have inadequate capital to finance its operations and could face a ratings downgrade, which would make it harder to obtain necessary capital.

  If Guarantee's shareholders do not adopt the merger proposal, Guarantee will face risks as a stand-alone company. These risks include a possible rating agency downgrade and the possibility that Guarantee will not have adequate access to the capital it needs for long-term operations. Guarantee competes in a rapidly consolidating industry against companies that have greater financial resources and higher ratings. Guarantee will not compete effectively with these companies if it can not expand its business operations and increase its profitability. If Guarantee does not achieve this growth, it could face a rating downgrade. Such a downgrade could have a material adverse effect on Guarantee's ability to distribute insurance products and to access and raise additional capital to fund its operations and expand its business. Guarantee believes that, without further action, the current amortization of its term loan, which is $3.75 million per quarter, and a lack of sustained earnings growth could increase its need for capital beyond 1999.

  You will not know whether you will have taxable gain in connection with the merger until after you vote and make your election. If you have taxable gain, you may not have offsetting losses and will have to pay taxes in connection with the merger.

  We do not know whether the merger will be a stock election merger or an all cash merger. If the merger is an all cash merger, then all Guarantee shareholders will receive cash and will immediately recognize taxable gain or loss for federal income tax purposes. Even if the merger is a stock election merger, because Guarantee shareholders may receive a different amount of cash and Jefferson Pilot common stock than they elect to receive in the merger, we cannot predict the specific consequences for each shareholder at the time of the special meeting. See "Material United States Federal Income Tax Consequences" beginning on page 50.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  We have provided the following historical financial data to aid you in your analysis of the financial aspects of the proposed merger. Guarantee derived its data from its financial statements for its fiscal years ended December 31, 1994 through 1998, which were audited by KPMG LLP, independent auditors of Guarantee, and Guarantee's financial statements for the nine months ended September 30, 1998 and 1999, which were unaudited. Jefferson Pilot derived its data from its financial statements for its fiscal year ended December 31, 1995, 1994 and 1993, which were audited by McGladrey & Pullen, and for its fiscal years ended December 31, 1996 through 1998, which were audited by Ernst & Young LLP, independent auditors of Jefferson Pilot, and Jefferson Pilot's financial statements for the nine months ended September 30, 1998 and 1999, which were unaudited.

  This data is only a summary and you should read it in conjunction with the historical financial statements and related notes that have been filed with the SEC. See "Where You Can Find More Information" on page 63.

Jefferson Pilot

                                                                   Nine Months
                                                                      Ended
                                 Year Ended December 31,          September 30,
                          -------------------------------------- ---------------
                           1994   1995    1996    1997    1998    1998    1999
                          ------ ------- ------- ------- ------- ------- -------
                               (Dollars in millions, except per share data)
Revenues:
Life insurance..........  $  854 $ 1,051 $ 1,370 $ 1,698 $ 1,737 $ 1,323 $ 1,236
Annuities and investment
 products...............     102     217     442     499     506     382     379
Communications..........     173     164     189     190     195     137     143
Corporate and other.....      79      87      77      80      79      62      88
                          ------ ------- ------- ------- ------- ------- -------
Revenues before
 investment gains.......   1,208   1,519   2,078   2,467   2,517   1,904   1,846
Realized investment
 gains..................      61      49      47     111      93      93      98
                          ------ ------- ------- ------- ------- ------- -------
 Total Revenues.........  $1,269 $ 1,568 $ 2,125 $ 2,578 $ 2,610 $ 1,997 $ 1,944
                          ====== ======= ======= ======= ======= ======= =======

Net Income:
Life insurance..........  $   98 $   127 $   150 $   194 $   245 $   180 $   195
Annuities and investment
 products...............      19      29      55      63      71      53      52
Communications..........      22      23      28      28      32      21      25
Corporate and other.....      52      42      27      12      12      11      25
                          ------ ------- ------- ------- ------- ------- -------
Net income before
 investment gains.......     191     221     260     297     360     265     297
Realized investment
 gains, net of taxes....      39      34      31      73      58      57      64
                          ------ ------- ------- ------- ------- ------- -------
Net income, continuing
 operations.............     230     255     291     370     418     322     361
Discontinued
 operations.............       9      18
                          ------ ------- ------- ------- ------- ------- -------
 Net Income Available to
  Common Stockholders...  $  239 $   273 $   291 $   370 $   418 $   322 $   361
                          ====== ======= ======= ======= ======= ======= =======

Per Share Information:
Net income, continuing
 operations available to
 common stockholders....  $ 2.10 $  2.37 $  2.73 $  3.49 $  3.94 $  3.03 $  3.42
Net income, continuing
 operations available to
 common stockholders
 assuming full
 dilution...............    2.10    2.36    2.72    3.47    3.91    3.01    3.38
Cash dividend paid......    0.75    0.83    0.93    1.04    1.16    0.86    0.96
Balance Sheet Data (at
 period end):
Total assets............  $6,140 $16,478 $17,562 $23,131 $24,338 $23,682 $24,159
Debt, capital securities
 and mandatorily
 redeemable preferred
 stock..................      29     417     423     969     919     784     894
Stockholder's equity....   1,733   2,156   2,297   2,732   3,052   3,026   2,886

Guarantee

                                                                           Nine Months Ended
                                    Year Ended December 31,                  September 30,
                          -----------------------------------------------  ------------------
                           1994      1995      1996      1997      1998      1998      1999
                          -------  --------  --------  --------  --------  --------  --------
                                  (Dollars in millions, except per share data)
Consolidated Income
 Statement Data:
Premiums and
 policyholder
 assessments, net.......  $ 158.6  $  208.6  $  181.7  $  230.9  $  322.0  $  237.6  $  291.5
Investment income, net..     70.4      74.6      54.4      58.4      74.7      54.4      63.4
Realized investment
 gains (losses).........     (1.2)      2.4       0.1       1.3       2.0       1.5      (0.6)
Other income............      --        --       (0.1)     (0.1)      --        --        1.8
Contribution from Closed
 Block(1)...............                          3.1       4.1       4.7       3.4       3.0
                          -------  --------  --------  --------  --------  --------  --------
 Total revenues.........    227.8     285.6     239.2     294.6     403.4     296.9     359.1
Total policyholder
 benefits, expenses and
 dividends..............    200.4     265.7     216.6     268.9     389.0     288.0     339.4
                          -------  --------  --------  --------  --------  --------  --------
Income from continuing
 operations before
 income taxes...........     27.4      19.9      22.6      25.7      14.4       8.9      19.7
Income tax expense......     11.7       9.1       7.9       9.1       5.1       3.1       6.9
                          -------  --------  --------  --------  --------  --------  --------
Net income from
 continuing operations..     15.7      10.8      14.7      16.6       9.3       5.8      12.8
Net income (loss) from
 discontinued
 operations(2)..........     (1.9)     (1.7)      0.3      (0.2)     (0.3)     (0.1)      0.1
                          -------  --------  --------  --------  --------  --------  --------
Extraordinary charge for
 demutualization
 expense, net...........      8.1       7.7
                          -------  --------  --------  --------  --------  --------  --------
 Net income.............  $   5.7  $    1.4  $   15.0  $   16.4  $    9.0  $    5.7  $   12.9
                          =======  ========  ========  ========  ========  ========  ========
Per Share Information:
Basic earnings per
 share(4)...............  $    --  $     --  $   1.51  $   1.74  $   1.00  $   0.64  $   1.40
                          -------  --------  --------  --------  --------  --------  --------
Diluted earnings per
 share(4)...............  $    --  $     --  $   1.49  $   1.70  $   0.98  $   0.62  $   1.37
                          =======  ========  ========  ========  ========  ========  ========
Dividends per share.....  $    --  $     --  $   0.16  $   0.26  $   0.28  $   0.21  $   0.21
                          =======  ========  ========  ========  ========  ========  ========
Consolidated Balance
 Sheet Data (at period
 end):
Total invested
 assets(5)..............  $ 985.6  $1,056.1  $1,094.3  $1,211.5  $1,567.2  $1,578.5  $1,517.9
                          =======  ========  ========  ========  ========  ========  ========
Total assets(1)(5)......  1,188.0   1,280.8   1,305.2   1,519.0   1,992.2   1,977.8   1,987.7
Notes payable(5)........      --        --        --       40.0     112.5     130.0     116.3
Total
 liabilities(1)(5)......  1,055.1   1,074.5   1,096.5   1,309.8   1,762.2   1,739.9   1,780.0
Total shareholders'
 equity(3)(4)...........    132.9     206.3     208.7     209.2     230.0     237.9     207.7

--------
(1) The results of the Closed Block subsequent to December 31, 1995 are reported on one line in Guarantee's Consolidated Statements of Earnings. Accordingly, the line-by-line income statements are not comparable for all periods presented. Total assets and total liabilities include the assets and liabilities of the Closed Block, respectively, and therefore amounts are comparable for all periods presented. See Note 7 of Notes to Consolidated Financial Statements of Guarantee incorporated in this document by reference. See "Where You Can Find More Information" on page 63.
(2) Guarantee decided to withdraw from its Special Risk segment in 1994. The operations of this segment have been reflected on a net basis and classified as discontinued operations. See Note 15 of Notes to Consolidated Financial Statements of Guarantee incorporated in this document by reference. See "Where You Can Find More Information" on page 63.
(3) Excluding the unrealized appreciation or depreciation of invested assets within accumulated other comprehensive income, total shareholders' equity would have been $221.7 million and $207.5 million at September 30, 1999 and 1998, and $210.3 million, $196.2 million, and $204.8 million as of December 31, 1998, 1997, and 1996, respectively.
(4) During 1997, Guarantee initiated three voluntary stock buyback programs. Guarantee repurchased approximately 1.1 million shares at a cost of $23.6 million in 1997, and completed the last programs in 1998 with the purchase of an additional 0.1 million shares at a cost of $3.2 million.
(5) Guarantee acquired a block of universal life policies in August 1996, PFG, Inc. and subsidiaries in December 1997, and a block of excess loss policies in December 1997. Effective May 1998, Guarantee Life acquired Westfield Life Insurance Company. See Note 1 of Notes to Consolidated Financial Statements of Guarantee incorporated in this document by reference. See "Where You Can Find More Information" on page 63.

                  COMPARATIVE UNAUDITED PER COMMON SHARE DATA

  The table below shows selected per share data for Jefferson Pilot and Guarantee on a historical basis, and on an unaudited pro forma basis giving effect to the merger. Jefferson Pilot will account for the merger under the purchase method of accounting. Under the SEC's rules, Guarantee does not qualify as a significant subsidiary of Jefferson Pilot. As a result, we have not presented pro forma combined financial statements giving effect to the merger because the SEC's rules do not require these statements.

  This table does not forecast the results of future operations of the combined companies, or the results that the combined company would have achieved if we had completed the merger before the periods covered in the table. Jefferson Pilot expects to realize $30 million pretax in annual system wide expense savings by 2002 through the integration of the operations of Guarantee and Jefferson Pilot. The table does not reflect these anticipated expense savings. This statement regarding expense savings constitutes a forward-looking statement under the federal securities laws, and is subject to risks and uncertainties that could cause actual expense savings to differ materially from the amount Jefferson Pilot expects. The assumptions and risks that apply to expense savings include, among others, assumptions regarding the timing and amount of expense savings and the integration of the businesses, and the risks that Jefferson Pilot might fail to successfully complete strategies for expense reductions and for anticipated operating efficiencies.

  The pro forma data in the table under Scenario 1, stock election merger, assumes that Jefferson Pilot delivers its common stock for 50% of the merger consideration. Under Scenario 2, an all cash merger, Jefferson Pilot will not deliver any of its common stock and thus there is no Guarantee pro forma equivalents per share because Guarantee shareholders will receive all cash.

  If Jefferson Pilot delivers common stock in the merger, many Guarantee shareholders will receive these shares in exchange for their Guarantee shares. The data in the table under Guarantee pro forma equivalents show the fractional interest they would receive for each Guarantee share that they exchange for Jefferson Pilot common stock. We calculated this data by multiplying the pro forma combined data by an exchange ratio. We determined this ratio in accordance with the merger agreement by dividing $32.00 by the average high and low sales prices of Jefferson Pilot common stock for the 10 consecutive trading days ending on November 23, 1999, the last practicable date before this document was printed. This 10-day average price was $75.56. If this was the 10-day average price used to calculate the merger consideration, Jefferson Pilot would pay the merger consideration entirely in cash. For purposes of the data in the table, under Scenario 1, stock election merger, we have assumed that this 10-day price was $74.00. To determine the actual exchange ratio, we will use the average high and low sales prices for the 10 consecutive trading days ending four trading days before we complete the merger. Thus the exchange ratio in the merger is likely to differ from the ratio used in the table. Note 1 below the table shows this data at other average prices.

  We calculated the pro forma data in the table below as follows:

  Number of Jefferson Pilot Shares. For purposes of calculating the pro forma number of Jefferson Pilot shares outstanding after giving effect to the merger, we assumed that Jefferson Pilot had repurchased all the Jefferson Pilot common stock delivered in the merger. Jefferson Pilot has previously announced that it plans to repurchase in the open market a number of shares of its common stock equal to the number of shares that it might deliver in connection with the merger. Through November 23, 1999, Jefferson Pilot had repurchased 1,899,400 of its shares. The exchange ratio used in the table would require delivery of 1,998,000 shares.

  Book Value. The Jefferson Pilot pro forma combined book value per share represents Jefferson Pilot's actual per share stockholders' equity

  .minus the cost of the Jefferson Pilot common stock repurchased as described above,

  . plus, in the stock election merger scenario, the new equity recorded in the merger for the Jefferson Pilot shares delivered,

  .divided by the total number of Jefferson Pilot shares that would be outstanding after the merger.

  The pro forma equivalent book value per Guarantee share equals this Jefferson Pilot pro forma combined book value multiplied by the exchange ratio.

  Dividends. The Jefferson Pilot pro forma combined dividends per share represent the actual historical dividends. The pro forma equivalent dividends per Guarantee share equal these actual Jefferson Pilot dividends multiplied by the exchange ratio.

  Earnings. The Jefferson Pilot pro forma combined earnings per share assume the merger and the repurchase of Jefferson Pilot common stock described above had occurred at the beginning of 1998. They include Jefferson Pilot's and Guarantee's actual income, minus:

  . interest expense on debt,

  . the assumed opportunity cost on securities sold to provide a portion of the cash required, and

  . amortization of goodwill related to the merger.

Interest expense would be higher in the all cash merger because Jefferson Pilot would borrow more than it would if it paid a portion of the merger consideration in its common stock.

   Jefferson Pilot intends to perform a valuation of certain Guarantee tangible and intangible assets, to establish their fair value. Jefferson Pilot will classify the excess of the merger consideration over the values assigned to Guarantee's assets and liabilities as goodwill. Because we do not yet have this valuation, we estimated goodwill as the aggregate merger consideration minus Jefferson Pilot's estimate of Guarantee's book value as of December 31, 1999. In preparing the table, we assumed this goodwill would be amortized over 35 years.

   The pro forma combined earnings per share represent the average number of Jefferson Pilot shares outstanding and the dilutive effect of Jefferson Pilot stock options, minus the shares repurchased plus in Scenario 1 the shares delivered in the merger. The pro forma equivalent earnings per Guarantee share in Scenario 1 equals this pro forma combined earnings per share multiplied by the exchange ratio.

                               Jefferson Pilot               Guarantee
                          -------------------------- --------------------------
                           Nine Months                Nine Months
                              Ended      Year Ended      Ended      Year Ended
                            or as of      or as of     or as of      or as of
                          September 30, December 31, September 30, December 31,
                              1999          1998         1999          1998
                          ------------- ------------ ------------- ------------
Historical Basis:
  Book value per share...    $27.56        $28.82       $22.42        $24.93
  Cash dividends per
   share.................      0.96          1.18         0.21          0.28
  Earnings per share from
   continuing
   operations--diluted...      3.38          3.91         1.37          1.01


                                 Scenario 1--               Scenario 2--
                             Stock Election Merger        All Cash Merger
                          -------------------------- --------------------------
                           Nine Months                Nine Months
                              Ended      Year Ended      Ended      Year Ended
                            or as of      or as of     or as of      or as of
                          September 30, December 31, September 30, December 31,
                              1999          1998         1999          1998
                          ------------- ------------ ------------- ------------
Pro Forma Combined:
  Book value per share...    $27.98        $28.98       $27.14        $28.16
  Cash dividends per
   share.................      0.98          1.18         0.96          1.18
  Earnings per share from
   continuing
   operations--diluted...      3.40          3.86         3.39          3.87
Guarantee Pro Forma
 Equivalents(1):
  Book value per share...    $12.10        $12.53          N/A           N/A
  Cash dividends per
   share.................      0.42          0.51          N/A           N/A
  Earnings per share from
   continuing
   operations--diluted...      1.47          1.67          N/A           N/A

--------
(1) The following table shows Guarantee pro forma equivalent data for scenario 1, stock election merger, prepared as described above, at a variety of average prices for Jefferson Pilot common stock. If the average high and low sales prices range from $65 to $75, Jefferson Pilot will likely deliver its shares in the merger. Note also that, below $65, Jefferson Pilot might deliver its shares. Otherwise, Jefferson Pilot will pay all cash in the merger. You should compare this information with the last three lines in the table above to see what happens when the price of Jefferson Pilot common stock changes.

Jefferson Pilot Average
 Share Price............  $  64.00 $  65.00 $  67.00 $  69.00 $  71.00 $  73.00 $  75.00 $76.00
Fractional Jefferson
 Pilot Share Received
 for Each Guarantee
 Share..................  0.500000 0.492308 0.477612 0.463768 0.450704 0.438356 0.426667    N/A
Guarantee Pro Forma
 Equivalent:
 Book value per share:
 September 30, 1999.....  $  13.90 $  13.70 $  13.30 $  12.93 $  12.59 $  12.26 $  11.95    N/A
 December 31, 1998......     14.40    14.19    13.78    13.40    13.04    12.69    12.37    N/A
 Cash dividends per
  share:
 Nine months ended
  September 30, 1999....  $   0.48 $   0.47 $   0.46 $   0.45 $   0.43 $   0.42 $   0.41    N/A
 Year ended December 31,
  1998..................      0.59     0.58     0.56     0.55     0.53     0.52     0.50    N/A
 Earnings per share from
  continuing
  operations--diluted:
 Nine months ended
  September 30, 1999....  $   1.70 $   1.67 $   1.62 $   1.57 $   1.53 $   1.49 $   1.45    N/A
 Year ended December 31,
  1998..................      1.93     1.90     1.84     1.79     1.74     1.69     1.65    N/A

  The information in this section is based upon the consolidated historical financial statements of Jefferson Pilot and Guarantee, including the related notes, which are incorporated by reference. You should read the table in conjunction with those historical financial statements and notes. See "Where You Can Find More Information" on page 63.

                       COMPARATIVE PER SHARE MARKET PRICE

  Jefferson Pilot common stock is listed on the NYSE and certain other U.S. exchanges and trades under the symbol "JP." Guarantee common stock trades on the Nasdaq National Market under the symbol "GUAR." On September 17, 1999, the business day immediately preceding the public announcement of the execution of the merger agreement, and on November 23, 1999, the latest practicable date before the printing of this document, the closing market prices of Jefferson Pilot common stock and Guarantee common stock were as follows:

                                                       Jefferson Pilot Guarantee
                                                       --------------- ---------
   September 17, 1999.................................     $67.50       $29.75
   November 23, 1999..................................     $71.63       $31.38

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  The following table shows, for the periods indicated, the high and low bid prices per share of Guarantee common stock on the Nasdaq National Market and the high and low sales prices per share of Jefferson Pilot common stock as reported in the consolidated transaction reporting system, and the cash dividends declared per share of Guarantee common stock and Jefferson Pilot common stock. On November 15, 1999, the record date for the special meeting, there were approximately 48,932 record holders of Guarantee common stock and approximately 10,330 record holders of Jefferson Pilot common stock.

                                   Jefferson Pilot            Guarantee
                                ---------------------- ------------------------
                                 High   Low   Dividend  High     Low   Dividend
                                ------ ------ -------- ------- ------- --------
Calendar 1997
  First Quarter................ $41.00 $36.25  $0.24   $21.500 $18.250  $0.06
  Second Quarter...............  47.44  34.31   0.27    25.125  18.375   0.06
  Third Quarter................  53.50  44.88   0.27    29.250  23.500   0.07
  Fourth Quarter...............  57.81  48.25   0.27    30.750  24.750   0.07
Calendar 1998
  First Quarter................  60.06  48.69   0.27    31.250  24.750   0.07
  Second Quarter...............  62.13  54.88   0.30    33.000  19.750   0.07
  Third Quarter................  64.06  55.06   0.30    22.875  17.750   0.07
  Fourth Quarter...............  78.38  55.38   0.30    20.250  13.625   0.07
Calendar 1999
  First Quarter................  77.38  66.06   0.30    20.750  15.875   0.07
  Second Quarter...............  71.25  68.63   0.33    25.625  16.000   0.07
  Third Quarter................  75.63  61.50   0.33    35.000  22.750   0.07
  Fourth Quarter (through
   November 23, 1999)..........  79.63  62.69   0.33     31.75   30.50   0.07

  The timing and amount of any future Jefferson Pilot dividends will depend upon earnings, cash requirements, the financial condition of Jefferson Pilot and its subsidiaries and other factors considered relevant by the board of directors of Jefferson Pilot. The timing and amount of any future Guarantee dividends, if we do not complete the merger, will depend upon earnings, cash requirements, the financial condition of Guarantee and its subsidiaries, applicable government regulations and other factors considered relevant by the board of directors of Guarantee. Pending the consummation of the merger, the merger agreement restricts the ability of Guarantee to pay dividends on its common stock, except as consistent with past practice and in per share amounts not greater than $0.07 per share per quarter.

                              THE SPECIAL MEETING

General

  We furnish this proxy statement-prospectus to the Guarantee shareholders as part of the solicitation of proxies by Guarantee's board of directors for use at (1) the special meeting of shareholders of Guarantee on December 30, 1999 at the Omaha Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska, 68114, 9:00 a.m., Central time, and (2) any adjournment of the meeting.

  At the special meeting, you will consider and vote upon a merger proposal to:

  . adopt the Amended and Restated Agreement and Plan of Merger, dated as of September 19, 1999, as amended and restated as of October 14, 1999 among Jefferson-Pilot Corporation, a North Carolina corporation, LG Merger Corp., a Delaware corporation and a wholly owned subsidiary of Jefferson Pilot, and The Guarantee Life Companies Inc., a Delaware corporation,

  . approve the merger, and

  . authorize the acquisition of Guarantee's common stock by Jefferson Pilot under the Nebraska Shareholders Protection Act.

Record Date

  Guarantee has fixed the close of business on November 15, 1999 as the record date for determining shareholders entitled to notice of and to vote at the special meeting. On that date, 9,283,234 shares of Guarantee common stock were outstanding and held of record by 48,932 shareholders. At the special meeting, you can cast one vote, either in person or by proxy, for each share of Guarantee common stock you owned on the record date.

Vote Required

  Delaware law requires the affirmative vote of the holders of a majority of the outstanding shares of Guarantee common stock entitled to vote to adopt the merger agreement and approve the merger. The Nebraska Shareholders Protection Act also requires the affirmative vote of the holders of a majority of the shares of Guarantee common stock entitled to vote, excluding shares owned by Jefferson Pilot, to authorize the acquisition of Guarantee's common stock by Jefferson Pilot. Currently, Jefferson Pilot does not own any Guarantee common stock. If you adopt the merger proposal, you will be approving all of these matters.

  A majority of the issued and outstanding shares of Guarantee common stock entitled to vote at the special meeting must be present to constitute a quorum. Shares held by Guarantee shareholders who abstain from voting will count as shares present and entitled to vote at the meeting. Brokers who hold Guarantee common stock in nominee or "street name" for beneficial owners may not give a proxy to vote those shares at the special meeting unless they receive specific instructions from those customers. Shares represented by proxies returned by a broker holding those shares in "street name" will count for purposes of determining whether a quorum exists, even if the beneficial owner does not vote those shares. These shares are known as broker nonvotes.

  Under applicable law, abstentions and broker nonvotes will have the same effect as votes against the merger proposal. Thus, the Guarantee board of directors urges you to complete, date and sign the enclosed proxy card and return it promptly in the enclosed, prepaid envelope or vote by telephone.

Share Ownership of Directors and Executive Officers

  As of November 15, 1999, directors and executive officers of Guarantee beneficially owned 285,024 shares of Guarantee common stock. This represented 3.07% of the shares outstanding on the record date. We currently expect that directors and executive officers will vote the Guarantee common stock beneficially owned by them for the merger proposal.

Recommendation of the Guarantee Board

  The board of directors of Guarantee has approved, and unanimously recommends that you vote for, the merger proposal.

Voting and Revocation of Proxies

  If you execute and return the enclosed proxy card or vote by telephone, the persons named in the proxy card will vote the Guarantee common stock represented by that proxy at the special meeting. If you specify a choice in the proxy card, the persons named in the proxy will vote your Guarantee shares as you requested. If you do not specify a choice in your proxy, other than in the case of broker nonvotes, then the persons named in the proxy will vote your shares for the merger proposal.

  You may change your vote at any time before we vote your proxy at the special meeting. You can do so by following the voting instructions on your proxy card or you can attend the special meeting and vote in person.

  You should know that simply attending the special meeting will not revoke your proxy.

  You should send any written notice revoking your proxy, or any request for a new proxy card, to the following address:

                     ChaseMellon Consulting Services L.L.C.
                        450 West 33rd Street, 14th Floor
                               New York, NY 10001

Solicitation of Proxies

  Guarantee is soliciting proxies by and on behalf of its board of directors. Guarantee will pay all expenses of soliciting proxies, except that Guarantee and Jefferson Pilot will pay equally the cost of printing and mailing this proxy statement-prospectus. In addition to solicitation of proxies by mail, Guarantee will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of Guarantee common stock and secure their voting instructions, if necessary. In addition, directors, officers and employees of Guarantee or its affiliates may solicit proxies from Guarantee shareholders in person or by telephone, facsimile, telegram, or other means of communication. Those directors, officers and employees of Guarantee or its affiliates will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with any solicitation. Guarantee has also made arrangements with ChaseMellon Consulting Services, L.L.C. to assist it in soliciting proxies from banks, brokers, nominees and individuals. Guarantee has agreed to pay ChaseMellon $7,500 plus expenses for those services.

Compliance With the Nebraska Shareholders Protection Act

  Under the Nebraska Shareholders Protection Act, the shares of Guarantee common stock acquired by Jefferson Pilot in the merger will not have full voting rights unless the holders of a majority of the shares of Guarantee common stock entitled to vote, excluding shares owned by Jefferson Pilot, vote to approve the acquisition. On the record date for the special meeting, Jefferson Pilot did not own any Guarantee common stock. This proxy statement-prospectus and the accompanying notice of special meeting constitutes the notice to Guarantee's shareholders for the special meeting required under the Nebraska Shareholders Protection Act. We have attached the information statement submitted by Jefferson Pilot under the Nebraska Shareholders Protection Act as Appendix D to this document.

  The Nebraska Shareholders Protection Act also prohibits business combinations by Guarantee with an interested shareholder for a period of five years after the shareholder becomes an interested shareholder, unless the board of directors of the corporation approves the transaction before the date the interested shareholder first becomes an interested shareholder. The board of directors of Guarantee voted on September 19, 1999 to make this prohibition inapplicable to the merger agreement and the transactions contemplated by the merger agreement.

  The board of directors of Guarantee has approved, and unanimously recommends that you vote for, the merger proposal. A vote for the merger proposal will constitute an affirmative vote to approve Jefferson Pilot's acquisition of all of Guarantee's outstanding common stock with the same voting rights as other shares of Guarantee's common stock.

                                   THE MERGER

Background of the Merger

  Beginning in May 1998, Guarantee's board of directors, with the assistance of Guarantee's management and legal counsel, began evaluating strategies to enhance shareholder value and monitoring Guarantee's position in the consolidating insurance industry. Guarantee retained Goldman Sachs on June 18, 1998 as financial advisor to assist the Guarantee board in this evaluation. During this period, the Guarantee board of directors considered various strategic alternatives to maximize shareholder value through both internal operating initiatives and restructuring strategies, including strategic alliances. In the course of its deliberations, the Guarantee board took into account, among other factors, the price of Guarantee's common stock, current and projected earnings, prevailing market conditions and industry consolidation activities. The Guarantee board carefully considered the risks of remaining a stand-alone company, including a possible rating agency downgrade and the possibility that Guarantee would have inadequate access to capital required for long-term operating initiatives.

  On March 25, 1999, the Guarantee board of directors met with members of Guarantee's management and advisors, including Goldman Sachs, and discussed presentations made by Guarantee's management regarding strategic alternatives. Following the portion of the meeting at which advisors were present, the Guarantee board authorized Mr. Robert D. Bates, chairman, president and chief executive officer of Guarantee, to explore possible strategic initiatives, including the evaluation and selection of potentially suitable strategic partners. On May 13, 1999, Mr. Bates reported to the Guarantee board on strategic planning activities since the March 1999 board meeting. These activities included an informal analysis of four potential strategic partners, including Jefferson Pilot, selected based on the extent to which a transaction with those companies might enhance shareholder value and whether the companies would be interested in a strategic transaction with Guarantee, as well as other factors. The Guarantee board then authorized Mr. Bates to engage in discussions with those companies in an effort to determine whether any of them might be a potential transaction partner.

  In June 1999, Mr. Bates met with the chief executive officers of each of the four potential acquisition partners and scheduled and participated in further senior management discussions with these possible partners. One company indicated that it did not wish to participate in further discussions.

  On June 18, 1999, Guarantee retained Goldman Sachs as financial advisor to assist and advise it in soliciting and evaluating potential strategic partners in an effort to enhance shareholder value. Shortly thereafter, Guarantee authorized Goldman Sachs to contact the three companies, including Jefferson Pilot, with which Guarantee's management was already involved in discussions, as well as five additional companies to solicit their interest in a possible transaction with Guarantee. These additional five companies were identified by Goldman Sachs and Guarantee based upon, among other things, the possible value to Guarantee shareholders of a strategic transaction and a determination as to whether they were companies which might consider Guarantee an attractive acquisition candidate given their mix of business, strategies and potential synergies.

  Of the eight potential partners, seven, including Jefferson Pilot, expressed interest in receiving confidential information. Following execution of confidentiality and standstill agreements, these potential acquirors were sent financial and other information relating to Guarantee and its insurance subsidiaries. Guarantee participated in management meetings and discussions with the potential partners throughout June and July 1999.

  In July 1999, Goldman Sachs, on behalf of Guarantee, invited the companies to submit preliminary written, non-binding indications of interest to acquire Guarantee. Five companies, including Jefferson Pilot, submitted formal indications of interest. The Guarantee board of directors met on July 29, 1999 to review the indications of interest with the assistance of its financial and legal advisors. Goldman Sachs and Guarantee's legal counsel discussed with the Guarantee board the differences among the proposals. Guarantee's counsel also outlined the legal considerations for the Guarantee board in discharging its fiduciary responsibilities in connection with its deliberations. The Guarantee board selected three companies, including Jefferson Pilot, to continue in the process based upon the value of the merger consideration in such companies' initial indications of interest. Thereafter, the three continuing bidders conducted detailed due diligence with respect to Guarantee's business, including meeting with Guarantee's management and reviewing documentation relating to Guarantee's business and operations.

  On September 7, 1999, Jefferson Pilot submitted a definitive bid to acquire Guarantee. The bid included a markup of Guarantee's proposed merger agreement showing Jefferson Pilot's requested changes to the agreement. One other company, a major industrial company listed on the NYSE, also submitted a definitive bid for Guarantee's insurance operations, including a markup of Guarantee's proposed merger agreement. The final remaining bidder did not submit a definitive bid.

  On September 10, 1999, the Guarantee board of directors met with members of Guarantee's management, Goldman Sachs and legal counsel, to discuss the results of the solicitation process and the two definitive bids received. At this meeting, the Guarantee board reviewed with Goldman Sachs and legal counsel the proposed terms and conditions of the two definitive proposals. The Jefferson Pilot proposal was an all cash transaction valued at $31.00 per share of Guarantee common stock. Jefferson Pilot's proposal included a statement that the executive committee of the Jefferson Pilot board of directors had already approved the transaction and that Jefferson Pilot could finalize and execute the merger agreement and the related agreements and consummate the merger with no further corporate action. The other bidder's proposal was an all stock transaction valued at $30.88 per share of Guarantee common stock and included conditions that would have to be met prior to entering into a definitive agreement and completing a transaction, including the completion of a full actuarial appraisal and additional due diligence prior to signing, that Jefferson Pilot's bid did not include.

  The material factors the Guarantee board considered in determining how to proceed were the form and amount of consideration proposed, the conditions to the execution of a definitive merger agreement and closing of the transaction contained in the proposals, and such companies' respective financial strengths and prospects. The Guarantee board also considered Jefferson Pilot's intent to combine its group life and disability operations with Guarantee's group life and disability operations and Jefferson Pilot's plan that the combined operations remain in Omaha, Nebraska for the indefinite future. Additionally, the Guarantee board considered strategic alternatives that might be available to Guarantee if it did not pursue either of the definitive bids received, including continuing on a stand-alone basis and the associated risks. Guarantee's counsel outlined the legal considerations for the Guarantee board in discharging its fiduciary responsibilities in connection with its deliberations. Based upon all such considerations, the Guarantee board determined that, given the execution risks and closing schedule contained in the other bidder's proposal, Mr. Bates should encourage Jefferson Pilot to raise the value of the consideration in its bid and add stock as consideration. It further determined that, if Jefferson Pilot revised its bid to meet these criteria and the other bidder did not remove the conditions contained in its proposal and offer a value higher than that contained in Jefferson Pilot's bid, Guarantee's management should proceed to negotiate a definitive merger agreement with Jefferson Pilot.

  Over the following weekend, Mr. Bates and Goldman Sachs held telephone conferences with Jefferson Pilot. Mr. Bates also met personally with Mr. David
A. Stonecipher, chairman, president and chief executive officer of Jefferson Pilot. Goldman Sachs held telephone conferences with the other remaining bidder during which Goldman Sachs communicated that, because Guarantee had received another bid, the bidder should consider increasing the value of the consideration and removing some of the conditions in its proposal. Each bidder communicated its final bid. Under Jefferson Pilot's revised proposal, each share of Guarantee common stock would convert into the right to receive $32.00 in cash and/or Jefferson Pilot common stock, at the election of the shareholder, prorated to ensure that an equal portion of cash and stock consideration was paid in the aggregate as merger consideration. The Jefferson Pilot proposal also included a mechanism whereby all consideration to be paid in the merger could be cash. Additionally, because the revised Jefferson Pilot proposal involved the issuance of Jefferson Pilot common stock, it would require the approval of the Jefferson Pilot board of directors. The other bidder increased the value of the merger consideration it would pay to $31.00 in stock and removed the condition relating to the completion of a full actuarial appraisal and modified the diligence required prior to signing, although its bid remained subject to conditions not included in the Jefferson Pilot bid.

  Based on these revised final bids, Guarantee pursued further negotiations with Jefferson Pilot. On September 14 and 15, 1999, representatives of Guarantee's management, including Mr. William L. Bauhard, senior vice president and chief financial officer of Guarantee and Mr. Richard A. Spellman, senior vice president and general counsel of Guarantee; representatives of Jefferson Pilot's management, including Mr. Dennis R. Glass, executive vice president, chief financial officer and treasurer and president--financial operations of Jefferson Pilot and Mr. John D. Hopkins, executive vice president and general counsel of Jefferson Pilot; their respective legal advisors and Goldman Sachs met in person in New York and by telephone to negotiate the terms and conditions of the definitive merger agreement and related agreements.

  On September 15, 1999, the finance committee of Guarantee's board of directors held a special meeting during which Guarantee's management, Goldman Sachs and Guarantee's legal counsel discussed with the committee members developments in the negotiations with Jefferson Pilot. On September 16, 1999 the Jefferson Pilot board of directors held a special meeting during which it approved the proposed merger agreement and related matters, including the merger and the issuance of Jefferson Pilot common stock as a portion of the merger consideration. From September 16 through September 19, 1999, the parties continued discussing the details of the merger agreement.

  On September 19, 1999, the Guarantee board of directors held a special meeting to review, with the advice and assistance of Guarantee's management and financial and legal advisors, the merger and the proposed merger agreement and related agreements, including agreements relating to the compensation and continued employment of Mr. Bates, and to compare the terms communicated by the other company that had submitted a revised final bid to those contained in the proposed merger agreement. Goldman Sachs and legal counsel summarized the terms of the proposed transaction and discussed the provisions of the merger agreement and related agreements in detail. Mr. Spellman reported on the results of Guarantee's due diligence review of Jefferson Pilot. Guarantee's counsel reviewed the legal considerations for the Guarantee board in discharging its fiduciary responsibilities in connection with the proposed transaction. Goldman Sachs summarized the differences between the terms communicated by the other company that had submitted a revised final bid and those in Jefferson Pilot's bid, presented an analysis of the merger consideration proposed to be paid by Jefferson Pilot, provided data on comparable companies, and presented a profile of Jefferson Pilot and its stock ownership. Additionally, Goldman Sachs rendered to the Board its oral opinion, which it later confirmed in writing, to the effect that, as of such date, the merger consideration to be received by the holders of Guarantee common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

  Following the Guarantee board's review of the proposed merger agreement, the related agreements and related matters, including the merger, the Guarantee board approved the proposed merger agreement and related matters, including the merger, determined that the merger agreement and the merger were in the best interests of the Guarantee shareholders, declared the advisability of the merger agreement and the merger, and recommended that the Guarantee shareholders vote for the merger agreement and the merger. At the meeting, the Guarantee board also approved a noncompetition, nonsolicitation and cancellation agreement with Mr. Bates pursuant to which Mr. Bates would receive the lump sum payments described on page 30 in "The Merger--Interests of Directors and Officers of Guarantee in the Merger" in settlement of all of his rights under his existing employment agreement and as payment for his agreement to certain restrictive covenants for the benefit of Guarantee and Jefferson Pilot. The Guarantee board did not appoint a special committee to consider the merger agreement or the related agreements, including the noncompetition, nonsolicitation and cancellation agreement, because such agreements were negotiated on an arms-length basis and there were no directors that had conflicting interests in the transaction that would make a special committee of the board necessary under applicable laws and regulations.

  On the evening of Sunday, September 19, 1999, the parties executed and delivered the merger agreement and related agreements. On September 20, 1999, Guarantee and Jefferson Pilot issued a joint press release announcing the merger agreement.

  On October 14, 1999, the Guarantee board of directors held a special meeting to review, with the advice and assistance of Guarantee's legal and financial advisors, an amendment to the merger agreement. The amendment provides that, in the event that neither the stock consideration nor the cash consideration is oversubscribed, Guarantee's small shareholders who do not make an election will receive only cash consideration and the other Guarantee shareholders who do not make an election will receive principally Jefferson Pilot common stock under the proration formula in the merger agreement.

  At the meeting, Goldman Sachs advised the Guarantee board that, based on the information available at that time, it had no reason to believe that it would not be able to update its opinion that the merger consideration to be received by the holders of outstanding shares of Guarantee common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Thereafter, the Guarantee board renewed its resolutions of September 19, 1999 with respect to the merger agreement as amended. The approval of Jefferson Pilot's board was not required. On October 14, 1999, the parties executed and delivered the amendment and the merger agreement which was amended and restated to reflect the amendment. Goldman Sachs delivered an updated written fairness opinion dated October 14, 1999.

Recommendation of Guarantee Board of Directors and Guarantee's Reasons for the Merger

  In reaching its determination to recommend adoption of the merger agreement, the Guarantee board of directors consulted with Guarantee's management as well as its legal and financial advisors, including Goldman Sachs, and considered the following material factors and concluded that each of such factors weighed in favor of the merger:

    (1) The Guarantee board of directors' review of Guarantee's business, operations, financial condition, earnings and prospects, which the Guarantee board analyzed in its consideration of Guarantee's strategic alternative of continuing on a stand-alone basis.

    (2) The fact that the merger consideration provides Guarantee shareholders a premium over the prices at which Guarantee common stock generally traded before the announcement of the merger.

    (3) The Guarantee board of directors' consensus that the merger was preferable to other strategic alternatives to maximize shareholder value, including remaining as a stand-alone company, and the related risks, such as a rating downgrade and insufficient capital for future growth.

    (4) The belief that Jefferson Pilot's financial strength and strong credit position will provide enhanced opportunities to market Guarantee's financial products and less costly access to the capital markets relative to Guarantee on a stand-alone basis.

    (5) The belief that Jefferson Pilot's financial strength and market presence will enable Guarantee's employee benefit group life and disability insurance business to continue its growth and to achieve the critical mass necessary to constitute a stable, profitable business.

    (6) The business, operations, financial condition, earnings and prospects of Jefferson Pilot, which the Guarantee board believed would provide a solid foundation for Guarantee's continuing operations going forward. In making its determination, the Guarantee board of directors took into account the fact that senior management of Guarantee had performed a due diligence review of Jefferson Pilot's business.

    (7) Jefferson Pilot's intent to combine its group life and disability operations with Guarantee's group life and disability operations and plans that the combined operations will remain in Omaha, Nebraska for the indefinite future.

    (8) The presentation by Goldman Sachs with respect to the merger and the opinion of Goldman Sachs that the merger consideration, as of the date that the merger agreement was signed, was fair to Guarantee's shareholders from a financial point of view.

    (9) The opportunity for Guarantee shareholders who receive shares of Jefferson Pilot common stock in the merger to continue their investment in Guarantee's business and to participate in a larger, more diversified financial services company.

    (10) The history of Guarantee's discussions with other parties, including Guarantee's efforts in exploring strategic initiatives to enhance shareholder value, the fair and ample opportunity provided to other parties to submit proposals to Guarantee and the arm's-length negotiations between Guarantee and Jefferson Pilot.

    (11) The structure of the merger and the terms of the merger agreement, including the fact that Guarantee shareholders will not recognize any gain or loss for federal income tax purposes to the extent that they receive Jefferson Pilot common stock in the merger. See "Material United States Federal Income Tax Consequences" beginning on page 50.

    (12) The likelihood of the merger being approved by the appropriate state insurance department and state regulatory authorities with Jefferson Pilot as the acquiring company. See "Regulatory Approvals" beginning on page 49.

    (13) The Guarantee board of directors' review of the "no-shop" and termination fee provisions of the merger agreement, and the Guarantee board of directors' belief that these provisions did not preclude a superior offer from another party.

  The material negative factors relating to the merger, which Guarantee's board of directors determined did not outweigh the positive factors, were as follows:

    (1) The fact that following the merger, some or all of Guarantee shareholders will no longer participate in the future earnings growth, if any, of the combined company or benefit from the increase, if any, in the value of the combined company.

    (2) The fact that Guarantee will have no control over whether the merger is a stock election merger or an all cash merger, and the fact that an all cash merger would be fully taxable to Guarantee shareholders.

    (3) The fact that, because of the cap on the amount of merger consideration that can be paid in shares of Jefferson Pilot common stock, some Guarantee shareholders may receive some cash in the merger even though they elected to receive stock or may receive some stock even though they elected to receive cash.

    (4) The interests of officers and directors of Guarantee in connection with the merger in addition to their interests as Guarantee shareholders generally. See "The Merger--Interests of Directors and Officers of Guarantee in the Merger" on page 30.

    (5) The fact that Guarantee shareholders who receive any cash in the merger will recognize a taxable gain upon completion of the merger in an amount not in excess of the cash received.

    (6) The risk that shares of Jefferson Pilot common stock will not perform well in the future.

  The Guarantee board of directors also took into account that Mr. Bates, who is the chairman, president and chief executive officer of Guarantee, as well as other officers, had interests in the merger in addition to yours as a shareholder of Guarantee. These interests arise from payments to be made and options to be granted to Mr. Bates under and in connection with his new employment agreement and the noncompetition, nonsolicitation and cancellation agreement, the vesting of stock options previously granted to Mr. Bates and other members of management, benefits under Guarantee's executive severance plan, and provisions of the merger agreement providing for the continuation of certain indemnification rights and benefit plans. The Guarantee board believed that such payments and inducements:

  . acted to align the interests of management with those of Guarantee in negotiating and effectuating the merger,

  . provided the necessary incentives for the key members of Guarantee's management team to continue with Guarantee through the closing date and for a period of time after the merger is consummated, and

  . after consultation with its advisors, were reasonable and consistent with industry standards.

See "The Merger--Interests of Directors and Officers of Guarantee in the Merger" beginning on page 30, for a discussion of these interests.

  This discussion has addressed the material factors considered by the Guarantee board of directors in its consideration of the merger. Because of the variety of factors and the complex considerations involved in determining whether a transaction like the merger is in the best interests of Guarantee and its shareholders, the Guarantee board of directors did not quantify or otherwise assign relative weights to the factors considered in making its decision. Individual members of Guarantee's board of directors may have assigned different weights to different factors.

Opinion of Goldman Sachs, Financial Advisor to Guarantee

  On September 19, 1999, Goldman Sachs delivered its oral opinion to the board of directors of Guarantee to the effect that as of such date, the merger consideration to be received by the holders of Guarantee common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Goldman Sachs confirmed its oral opinion by delivery of its written opinion dated the same date. On October 14, 1999, the parties executed and delivered an amendment to the merger agreement. Goldman Sachs delivered an updated fairness opinion dated October 14, 1999.

  The full text of the written opinion of Goldman Sachs, dated October 14, 1999, which lays out assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached as Appendix B and is incorporated by reference in this proxy statement-prospectus. You should read the opinion in its entirety.

  In connection with its opinion, Goldman Sachs reviewed, among other things:

  . the merger agreement;

  . annual reports to shareholders and annual reports on Form 10-K of Guarantee and Jefferson Pilot for the five years ended December 31, 1998;

  . quarterly statutory financials as of June 30, 1999 and March 31, 1999 as well as the annual statutory information as of December 31, 1998, December 31, 1997 and December 31, 1996 for

   (1) First Alexander Hamilton Life Insurance Company,
   (2) Jefferson-Pilot Life Insurance Company,
   (3) Jefferson Pilot Financial Insurance Company,
   (4) Alexander Hamilton Life Insurance Company of America, and
   (5) Jefferson Pilot LifeAmerica Insurance Company;

  . quarterly reports on Form 10-Q as of June 30, 1999, March 31, 1999 and annual reports on Form 10-K as of December 31, 1998, December 31, 1997 and December 31, 1996 for Jefferson Pilot;

  . proxy statement dated May 3, 1999 for Jefferson Pilot;

  . other communications from Guarantee and Jefferson Pilot to their respective shareholders;

  . annual and quarterly statements for each of Guarantee's insurance subsidiaries as filed with the applicable insurance regulatory authorities for the three years ended December 31, 1998 and the quarterly periods ended March 31, 1999 and June 30, 1999;

  . annual and quarterly statements for each of Jefferson Pilot's principal insurance subsidiaries as filed with the applicable insurance regulatory authorities for the three years ended December 31, 1998 and the quarterly periods ended March 31, 1999 and June 30, 1999;

  . internal financial analyses and forecasts for Guarantee prepared by its management; and

  . a preliminary actuarial appraisal prepared by an independent actuarial firm.

  Goldman Sachs also held discussions with members of the senior management of Guarantee and Jefferson Pilot regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs:

  . reviewed the reported price and trading activity of Guarantee common stock and Jefferson Pilot common stock;

  . compared financial and stock market information for Guarantee and Jefferson Pilot with similar information for other selected companies whose securities are publicly traded;

  . reviewed the financial terms of recent business combinations in the life insurance industry specifically and in other industries generally; and

  . performed other studies and analyses as Goldman Sachs considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information it reviewed and assumed the accuracy and completeness of such for purposes of rendering its opinion. Jefferson Pilot did not make available to Goldman Sachs its projections of expected future performance. As a consequence, Goldman Sachs' review of such expected performance was limited to discussions with members of the senior management of Jefferson Pilot of the estimates published by research analysts regarding Jefferson Pilot. Additionally, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities, including the reserves for their respective insurance businesses, of Guarantee or Jefferson Pilot or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal, other than a preliminary actuarial appraisal of Guarantee supplied by an independent actuarial firm. Goldman Sachs is not an actuary and therefore its services did not include actuarial determinations or evaluations or an attempt to evaluate actuarial assumptions with respect to all matters related to the reserve adequacy for Guarantee or Jefferson Pilot. In that regard Goldman Sachs expressed no opinion as to the adequacy of reserves for Guarantee or Jefferson Pilot. Goldman Sachs assumed, for purposes of its opinion, that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement would be obtained without any adverse effect on Guarantee or Jefferson Pilot or on the potential benefits of the transaction contemplated by the merger agreement. Goldman Sachs was requested to contact only a limited number of third parties regarding a potential merger with Guarantee. The advisory services and opinion of Goldman Sachs referred to in this proxy statement-prospectus were provided for the information and assistance of the board of directors of Guarantee in connection with its consideration of the transaction contemplated by the merger agreement, and the opinion does not constitute a recommendation as to how any shareholders should vote with respect to the merger or whether they should elect to receive stock consideration or cash consideration.

  The following summary discloses the material elements of the financial analyses performed by Goldman Sachs in connection with its opinion to the Guarantee board of directors dated October 14, 1999. The following summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Goldman Sachs, you should read these tables together with the text of each summary.

  Implied Transaction Premiums and Multiples. Goldman Sachs reviewed the closing stock price of Guarantee common stock from December 19, 1995 through September 16, 1999. Goldman Sachs also calculated the premium on various dates over the closing Guarantee common stock price implied by the $32.00 price per share to be received by Guarantee shareholders in the merger, as described in the following table:

   Date                                 Closing Market Price Transaction Premium
   ----                                 -------------------- -------------------
   April 30, 1999......................        $20.00               60.0%
   July 20, 1999.......................        $23.75               34.7%
   August 20, 1999.....................        $25.13               27.4%
   September 16, 1999..................        $28.63               11.8%
   October 13, 1999....................        $30.81                3.9%

  Using a price per share of $32.00, Goldman Sachs calculated the proposed transaction consideration as multiples of Guarantee's:

  . diluted earnings per share based on net income from continuing operations, excluding realized investment gains and losses ("EPS");

  . book value per share; and

  . statutory surplus, which represents net worth as determined under statutory accounting principles.

  The analysis indicated that the proposed transaction consideration represented a multiple of:

  . 22.4x latest twelve months ("LTM") EPS;

  . 17.3x estimated 1999 EPS, based on the median EPS estimate taken from the Institutional Brokers Estimate System, or "IBES";

  . 15.6x IBES estimated 2000 EPS;

  . 16.6x estimated 1999 EPS based on projections supplied by Guarantee's management as of May 1999 (the "Management Projections");

  . 13.2x estimated 2000 EPS based on the Management Projections;

  . 18.5x estimated 1999 EPS based on analyses supplied by Guarantee's management in September 1999 following its analysis of the sensitivity of the Management Projections to various assumptions (the "Sensitivity Analyses");

  . 16.2x estimated 2000 EPS based on the Sensitivity Analyses;

  . 1.4x stated book value per share, excluding unrealized gains, as computed using generally accepted accounting principles;

  . 1.4x tangible book value per share, excluding unrealized gains, as computed using generally accepted accounting principles; and

  . 1.9x statutory surplus as of December 31, 1998.

  Selected Companies Analysis. To examine the valuations of Guarantee and Jefferson Pilot in the public market as compared to the valuation in the public market of other selected publicly traded companies, Goldman Sachs reviewed and compared selected financial information, based on the commonly used valuation measurements described below, for each of Guarantee and Jefferson Pilot to corresponding financial information for selected life insurance companies. Goldman Sachs selected the following companies for comparison because they are publicly traded companies in the life insurance industry with operations that for the purposes of this analysis may be considered similar, in varying degrees, to operations of Guarantee and Jefferson Pilot:

  . seven small-capitalization life insurance companies: The Liberty
    Corporation, American Annuity Group, Inc., StanCorp Financial Group, Inc., AmerUs Life Holdings, Inc., Delphi Financial Group, Inc., Presidential Life Corporation, and Kansas City Life Insurance Company;

  . six mid-capitalization life insurance companies: Nationwide Financial
    Services, Inc., Torchmark Corporation, ReliaStar Financial Corp., Protective Life Corporation, The MONY Group, Inc. and Liberty Financial Companies, Inc.; and

  . eight large-capitalization life insurance companies: American General
    Corporation, The Equitable Companies Incorporated, AFLAC Incorporated, Lincoln National Corporation, UNUMProvident Corporation, Conseco, Inc., Jefferson Pilot and Hartford Life, Inc.

  Goldman Sachs calculated and compared various financial information for the companies listed above, including:

  . closing share price on October 13, 1999 as a percentage of 52-week high closing share price;

  . 1999 and 2000 price-to-earnings ratios, based on median EPS estimates from IBES;

  . projected EPS growth rates, from estimated 1999 to estimated 2000, based on median IBES estimates;

  . five year earnings per share growth rate, based on median IBES estimates; . ratio of 1999 estimated price-to-earnings ratio to the IBES five year growth estimate;

  . closing share price to book value per share, excluding unrealized gains;

  . LTM return on average common equity, excluding unrealized gains;

  . debt to total capital ratio, with preferred stock and capital securities given 50% debt credit; and

  . dividend yield.

  The results of this analysis are summarized as follows:

                           Selected Small-       Selected            Selected
                                 Cap              Mid-Cap         Large-Cap Life
                           Life Insurance     Life Insurance        Insurance
                              Companies          Companies          Companies
                          ------------------ ------------------ ------------------- Guarantee Guarantee  Jefferson
Ratio/Multiple              Range     Median   Range     Median    Range     Median (9/16/99) (10/13/99)   Pilot
--------------            ----------  ------ ----------  ------ -----------  ------ --------- ---------- ---------
Stock Price as a
 Percentage of
 52-Week High...........     52%- 84%    74%     58%-76%    68%      55%-80%    69%     82%        88%       80%
Estimated 1999
 Price/Earnings Ratio...   7.4x-18.7x  10.2x  8.2x-12.8x  10.7x   6.8x-22.9x  12.6x   15.5x      16.7x     16.8x
Estimated 2000
 Price/Earnings Ratio...   6.6x-16.7x   9.2x  7.2x-11.3x   9.8x   7.2x-19.8x  11.3x   13.1x      15.0x     15.0x
Estimated 1999 to 2000
 Growth Rate............   4.6%-12.8%  11.3%  4.3%-13.3%  12.6% (6.3%)-21.5%  12.7%   17.8%      10.8%     12.0%
Estimated Five Year
 Growth Rate............   5.0%-17.0%  11.5% 10.0%-15.0%  12.5%  11.5%-15.0%  13.9%   12.8%      12.8%     11.5%
Estimated 1999
 Price/Earnings Ratio to
 Estimated Five Year
 Growth Rate............    0.4x-3.7x   0.9x   0.8x-1.1x   0.8x    0.5x-1.5x   0.9x    1.2x       1.3x      1.5x
Share Price/ Book Value
 Ratio..................  0.84x-1.78x  1.04x 0.71x-2.06x  1.62x  1.00x-5.12x  1.90x   1.23x      1.33x     2.69x
LTM Return on Average
 Common Equity..........   5.5%-16.9%   8.4%  7.0%-16.6%  13.6%   6.5%-23.3%  15.6%    6.8%       6.8%     16.4%
Debt/Capital Ratio......   0.0%-36.1%  21.0% 15.3%-29.1%  26.6%  22.1%-36.2%  28.0%   34.6%      34.6%     24.7%
Dividend Yield..........    0.0%-2.6%   1.9%   1.1%-2.5%   1.6%    0.4%-3.0%   2.0%    1.0%       0.9%      2.1%l

  As a result of the foregoing procedures, Goldman Sachs noted that the multiples for Guarantee fell generally within the range of multiples for the small-capitalization life insurance companies, and that the multiples for Jefferson Pilot fell generally within the range of multiples for the large-capitalization companies.

  Selected Transactions Analysis. Goldman Sachs reviewed the financial terms, to the extent publicly available, of 45 pending or completed acquisitions in the life insurance industry which were announced since January 1, 1996, and had a transaction value of at least $100 million. Goldman Sachs calculated various financial multiples for each of the transactions, including:

  . the multiple of aggregate equity consideration to LTM net income;

  . the multiple of aggregate equity consideration to tangible book value, as computed using generally accepted accounting principles;

  . the multiple of aggregate equity consideration to statutory surplus; and

  . the premium over market price, based on the target's closing stock price one month prior to announcement.

  Goldman Sachs compared these multiples to corresponding financial information for the merger. The results of this analysis are summarized as follows:

                                                                 Multiple of Previous Premium to Price
                            Multiple of LTM Multiple of Tangible    Year Statutory    One Month Prior
                              Net Income         Book Value            Surplus        to Announcement
                            --------------- -------------------- -------------------- ----------------
   Range...................    7.6x-37.4x         0.5x-5.2x           1.1x-13.2x         0.1%-101.2%
   Mean....................         19.2x              2.0x                 4.3x               32.1%
   Median..................         16.8x              1.6x                 3.7x               31.2%
   The Merger..............         22.4x              1.4x                 1.9x               27.4%

  As a result of the foregoing procedures, Goldman Sachs noted that the multiples for the merger fell within the range of multiples for the selected transactions.

  Present Value Analysis. Goldman Sachs performed a present value analysis by calculating a range of assumed values for Guarantee common stock based on estimates of Guarantee's future dividend stream over a four-year period and estimates of terminal values per share of Guarantee common stock at the end of this period. Goldman Sachs assumed a range of 2002 EPS multiples, as of June 30, 2002, from 9.0 to 13.0 times and performed its calculations using both the Management Projections and the Sensitivity Analyses. Future values, including the terminal values and projected dividends, were discounted to present value at assumed rates of 10.0%, 12.5% and 15.0%.

  Based on the above assumptions, the range of present values per Guarantee share calculated by Goldman Sachs using the Management Projections was $25.38 to $41.20, and the range of present values per Guarantee share using the Sensitivity Analyses was $21.11 to $34.22.

  Goldman Sachs noted that the merger consideration of $32.00 per Guarantee share was within these valuation ranges.

  Pro Forma Merger Analysis. Goldman Sachs calculated the pro forma financial impact of the merger on the projected EPS of Jefferson Pilot. Based on median EPS estimates from IBES and the closing price of Jefferson Pilot common stock on October 13, 1999 of $62.94, this analysis indicated that, on a pro forma basis:

  . if the merger consideration is 100% cash consideration, the merger would increase Jefferson Pilot's estimated EPS by 2.3% and 2.5% in 2000 and 2001, respectively; and

  . if the merger consideration is 50% cash consideration and 50% stock consideration, the merger would increase Jefferson Pilot's estimated EPS by 1.6% and 1.7% in 2000 and 2001, respectively.

  Other Analyses. Goldman Sachs also prepared a summary of the historical quarterly and annual EPS of Guarantee and reviewed, among other things, certain historical financial data for Guarantee and Jefferson Pilot, selected investment research reports on, and earnings estimates for, Guarantee and Jefferson Pilot and the closing price of Jefferson Pilot common stock in the one year period prior to the announcement of the merger.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses and did not attribute any particular weight to any analysis or factor considered by Goldman Sachs, nor, except as described above, did it draw any conclusions with respect to fairness based on any particular analysis. No company or transaction used in the above analyses as a comparison is directly comparable to Guarantee or Jefferson Pilot or the contemplated transaction.

  The analyses were prepared for purposes of providing an opinion to the Guarantee board as to the fairness from a financial point of view to the holders of Guarantee common stock of the merger consideration to be received by the holders of Guarantee common stock pursuant to the merger agreement. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Guarantee, Jefferson Pilot, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

  As described above, Goldman Sachs' opinion to the Guarantee board of directors was one of many factors the Guarantee board of directors took into consideration in making its determination to approve the merger agreement and the merger and to recommend that Guarantee shareholders approve and adopt the merger agreement and the merger. The foregoing summary describes the material elements of the analyses performed by Goldman Sachs.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Guarantee, having provided certain investment banking services to Guarantee from time to time, including having acted as financial advisor to Guarantee Mutual Life Company in connection with its conversion from a mutual life insurance company to a stock life insurance company in December 1995 (the "Demutualization") and as lead managing underwriter of a public offering of 2,500,000 shares issued by Guarantee in connection with the Demutualization, and having acted as financial advisor in connection with, and having participated in certain negotiations leading to, the merger agreement. Goldman Sachs has also provided certain investment banking services to Jefferson Pilot from time to time, including having acted as financial advisor to Jefferson Pilot in its acquisition of Alexander Hamilton Life Insurance Company of America in October 1995 and lead managing underwriter in the public offering of Automatic Common Exchange Securities by Jefferson Pilot in November 1995. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Guarantee or Jefferson Pilot for its own account and for the accounts of customers. Goldman Sachs may provide investment banking services to Jefferson Pilot and its subsidiaries in the future.

  Pursuant to an engagement letter dated June 18, 1999, Goldman Sachs was retained by Guarantee in connection with the possible sale of Guarantee. Pursuant to the terms of this engagement letter, Guarantee has agreed to pay Goldman Sachs for its services, including the fairness opinion, a fee of 0.80% of the total consideration paid for Guarantee common stock, including amounts paid to holders of options for Guarantee common stock. The amount of this fee is approximately $2.5 million and payment is contingent upon consummation of the merger. The Guarantee board of directors was aware of the contingent nature of Goldman Sachs' fee in determining to approve the merger agreement and the merger, and understood that this arrangement could be viewed as giving the financial advisor a financial interest in the successful completion of the merger. Guarantee has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify Goldman Sachs against certain liabilities arising under federal securities laws. Prior to its engagement in connection with the merger, Goldman Sachs had received an aggregate amount of $20,000 from Guarantee for financial advisory services performed in the previous year.

Interests of Directors and Officers of Guarantee in the Merger

  The directors and officers of Guarantee have interests in the merger that differ from yours as a shareholder of Guarantee. The Guarantee board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement.

  Employment Agreements. The current employment agreement between Guarantee and Mr. Robert D. Bates, chairman of the board, president and chief executive officer of Guarantee, established the terms and conditions of Mr. Bates' employment with Guarantee, including establishing his minimum base salary and his title, duties and responsibilities for Guarantee. The agreement also established the termination payments that would have been made to Mr. Bates for an involuntary termination of his employment with Guarantee and a voluntary or constructive termination of Mr. Bates' employment following a "change of control."

  As a condition to its entering into the merger agreement, Jefferson Pilot requested that Mr. Bates agree to enter into a new employment agreement with Jefferson Pilot and reach a settlement with Guarantee of his rights under the existing employment agreement with Guarantee. Mr. Bates agreed to these conditions in order to induce Jefferson Pilot to enter into the merger agreement. Under his new employment agreement with Jefferson Pilot, which has been entered into and will take effect only if and when the merger has been completed, Mr. Bates will serve as an executive vice president of Jefferson Pilot.

  The table below compares Mr. Bates' maximum and projected, based on Guarantee's performance to date, cash compensation under his current employment agreement with his new employment agreement with Jefferson Pilot. Because Mr. Bates' bonus opportunity under this existing employment depends on Guarantee's performance, the occurrence of any event that negatively impacted Guarantee's performance would cause Mr. Bates' bonus to be less than it would otherwise have been if such event had not occurred. Such an event could include a rating agency downgrade.

                              Maximum            Projected          Maximum
                          under existing      under existing    under Jefferson
                        Guarantee Agreement Guarantee Agreement Pilot Agreement
                        ------------------- ------------------- ---------------
Base salary............     $  578,333           $578,333          $400,000
Cash bonus.............        578,333            404,833           400,000
                            ----------           --------          --------
  Total................     $1,156,666           $983,166          $800,000
                            ==========           ========          ========

  Mr. Bates' projected 1999 base salary in the table assumes that Mr. Bates' salary is retroactively increased as described in "Restoration of Back Pay" on page 32. Mr. Bates' projected 1999 cash bonus assumes that Mr. Bates' salary is retroactively increased as described in "Restoration of Back Pay" on page 32 and that Mr. Bates is entitled to receive 70% of his bonus opportunity based upon Guarantee's 1999 performance.

  In addition, under the employment agreement with Jefferson Pilot, Mr. Bates will receive the following compensation:

  . $3.5 million, payable in stock and cash, to induce Mr. Bates to enter into the employment agreement and commit to work for at least three years following the merger; if Mr. Bates voluntarily terminates his employment with Jefferson Pilot prior to the third anniversary of the merger, he must repay a pro-rata portion of this payment;

  . options to purchase shares of Jefferson Pilot common stock worth approximately $2.1 million based on the closing price per share of Jefferson Pilot common stock on the closing date of the merger, to provide Mr. Bates with incentives to perform; these options will only become exercisable upon achievement of earnings targets over a three-year period by the combined group life business of Guarantee and Jefferson Pilot; and

  . additional options for Jefferson Pilot common stock upon achievement of earnings targets over a one and two year period following the merger.

  Noncompetition, Nonsolicitation and Cancellation Agreement. To accommodate Jefferson Pilot's request that Mr. Bates and Guarantee cancel his existing employment agreement, and that he enter into agreements limiting his ability to compete with Guarantee and Jefferson Pilot following the merger, Guarantee, Mr. Bates and Jefferson Pilot entered into a noncompetition, nonsolicitation and cancellation agreement, which will become effective when we complete the merger. This agreement would extinguish the rights and obligations of both Mr. Bates and Guarantee under existing employment agreement and create new obligations under which Mr. Bates could not compete with the combined business and could not solicit the business of customers of the combined business for a two year period following the termination of his employment. In consideration of canceling his existing employment agreement and entering into these additional covenants, Mr. Bates would receive the following payments from
Guarantee:

  . $1,362,000, in full satisfaction of his rights and entitlements, including his accrued benefits through the closing date of the merger, under Guarantee's non-qualified retirement plans;

  .  $300,000 bonus for services rendered to Guarantee during 1999; and

  . $1,450,000 in consideration of the additional noncompetition and nonsolicitation covenants.

  This agreement does not affect Guarantee's obligations to Mr. Bates under any elective deferred compensation plan, any equity based compensation program or any qualified plan maintained by Guarantee.

  Mr. Bates will also receive a payment of $1,085,490 of vested amounts under the terms of Guarantee's Deferred Compensation Plan at or about the time we complete the merger.

  Stock Options, Performance Shares and Restricted Shares. In the merger, each option to purchase shares of Guarantee's common stock granted under Guarantee's option plans and outstanding when we complete the merger will be cashed out for a cash payment in an amount equal to the excess of $32.00 over the exercise price of the option. This will occur regardless of whether the option was exercisable absent a change of control. In addition, each performance share or restricted share granted under Guarantee's 1994 Long-Term Incentive Plan which has not otherwise become vested at the time we complete the merger will become vested at the time we complete the merger. Each of Guarantee's executive officers, including Mr. Bates, holds unvested options, and Mr. Bates holds 20,192 shares of unvested restricted stock and 20,000 unvested performance shares. In addition, under the terms of Guarantee's early option exercise incentive program, the cash settlement of the outstanding options in the merger will be treated as the exercise of such options, allowing the holder to receive a cash payment from Guarantee in an amount equal to the number of shares of restricted stock that would have been issued under such program upon exercise of such options times $32.00. See "Estimates of Amounts Payable" on page 32 for aggregate amounts payable to Guarantee's executive officers for these stock options, performance shares and restricted shares, together with amounts payable with respect to any contingent salary increase payable by reason of the merger, amounts accrued under Guarantee's phantom stock plan and for the portion of voluntarily deferred compensation account balances deemed invested in common stock.

  Executive Severance Plan. Guarantee maintains an Executive Severance Plan under which 20 officers are eligible to participate, not including Mr. Bates. In general, under this plan, each covered officer will receive payments within two years after the merger if the officer is terminated for any reason other than death, disability, voluntary normal retirement or for "cause" or resigns without "good reason." An officer would have "good reason" to resign if Guarantee or its successor:

    (1) assigns him duties materially and adversely inconsistent with his duties prior to the change in control or if there is an adverse change in his title or responsibilities;

    (2) reduces his base compensation;

    (3) fails to maintain its officers' incentive compensation plan or a comparable plan;

    (4) fails after the change in control to provide employee benefits that were provided at the time of the change in control; or

    (5) fails to obtain the assumption of the obligations under the plan by any successor to Guarantee.

  Upon a qualifying termination, each officer will receive a payment equal to either one or two times the officer's base salary depending on the officer's position in Guarantee's management team. In addition, any other item of deferred or incentive compensation shall fully vest and become fully earned by the officer. Guarantee will also pay for the cost of all reasonable outplacement services rendered to the officer for one year after the termination or resignation. See "Estimates of Amounts Payable" below for the aggregate amounts payable to Guarantee's executive officers in the event those officers were terminated in a manner giving rise to severance benefits.

  Restoration of Back Pay. Eight of Guarantee's senior officers, including Mr. Bates, received no payments with respect to merit salary increases in 1999; however, they were granted such increases, ranging from 3.9% to 15.5%, under a program whereby such salary increases would be paid retroactive to April 1, 1999 upon the achievement of performance objectives for 1999. Seven of these senior officers, including Mr. Bates, expected to meet their performance objectives in 1999. The program also specifically provided that, regardless of performance, such amounts would also be reinstated upon the occurrence of a change of control of Guarantee. One executive officer received a contingent additional bonus commitment of $15,000, instead of a contingent salary increase, which is also payable in the event of a change of control. See "Estimates of Amounts Payable" below for the aggregate amounts payable to Guarantee's executive officers with respect to any contingent salary increase payable by reason of the merger, together with amounts payable with respect to stock options, performance shares, restricted shares, amounts accrued under Guarantee's phantom stock plan and for the portion of voluntarily deferred compensation account balances deemed invested in common stock.

  Estimates of Amounts Payable. Each of the non-employee directors holds vested and unvested stock options which, in the aggregate, will provide each such director with a gain of less than $100,000. The gain related to the unvested options is less than $41,000 in all cases. Two of the directors also have elected to have their vested deferred compensation deemed invested in Guarantee's common stock. As of October 31, 1999, the value of the portion of the deferral accounts of these two directors was less than $120,000 in the aggregate.

  The following table shows, as to each of the five highest paid executive officers of Guarantee, including Mr. Bates, and as to all of the other executive officers as a group, the aggregate amounts payable in connection with the merger for (1) outstanding benefits and (2) severance benefits that would be payable if the employment of the officers were terminated for the reasons stated under "Executive Severance Plan" on page 31. For purposes of the table, outstanding benefits include

  . vested and unvested stock options,

  . any contingent salary increase payable by reason of the merger,

  . any performance shares or restricted shares deemed vested by reason of the merger, including the cash out of restricted shares that are deemed issuable under the early option exercise program,

  . accrued account balances under Guarantee's phantom stock plan, and

  . the portion of voluntarily deferred compensation account balances deemed invested in common stock.

  The amounts shown in the table for Mr. Bates are in addition to (1) amounts payable with respect to the new employment agreement Mr. Bates has entered into with Jefferson Pilot described under "Employment Agreements" on page 30 and (2) amounts payable under the noncompetition, nonsolicitation and cancellation agreement described under "Noncompetition, Nonsolicitation and Cancellation Agreement" on page 31. The amounts shown in the table as severance benefits do not include the pro-rated bonus for the year of termination that would be payable based on the executive officer's target bonus opportunity. The amount of such bonus cannot be quantified until the date, if any, of the officer's termination.

                                       Outstanding Benefits Severance Benefits
                                       -------------------- ------------------
   Robert Bates.......................      $4,900,000             N/A
   Theodore Cooley....................        $987,000            $526,000
   William Bauhard....................        $924,000            $438,000
   Gary Rittenhouse...................        $971,000            $436,000
   Richard Spellman...................      $1,071,000            $422,000
   Other Executive Officers as a
    Group--6 people...................      $3,166,000          $1,756,000

  Indemnification of Officers and Directors. In the merger agreement, Jefferson Pilot has agreed to provide indemnification to the present and former officers and directors of Guarantee and to maintain directors' and officers' liability insurance for the directors and officers covered by Guarantee's directors' and officers' liability insurance for six years after the merger.

                              THE MERGER AGREEMENT

  This is a brief summary of the material terms of the merger agreement and the merger. This summary is not a complete description and is qualified by reference to the merger agreement, which is attached as Appendix A.

The Stock Election Merger and the All Cash Merger

  The merger agreement provides for the acquisition of Guarantee by Jefferson Pilot through a merger of Guarantee with LG Merger Corp. Jefferson Pilot formed LG Merger Corp., a wholly owned subsidiary of Jefferson Pilot, in connection with the merger.

  We will complete the merger if Guarantee's shareholders adopt the merger proposal.

  The merger agreement provides that Guarantee shareholders may elect to receive, in exchange for their shares of Guarantee common stock, cash of $32.00, shares of Jefferson Pilot common stock worth approximately $32.00 based on a formula related to its trading price or a combination of cash and stock worth approximately $32.00. Jefferson Pilot can pay up to 50% of the total merger consideration in shares of its common stock.

  However, the merger will be an all cash merger if any of the following three events occurs:

  . the average high and low sales prices of Jefferson Pilot common stock on each of the 10 consecutive trading days ending on the fourth trading day before completion of the merger is less than $65.00 per share, and Jefferson Pilot timely elects to pay cash consideration for all outstanding shares of Guarantee common stock; or

  . the average price of Jefferson Pilot common stock as calculated in the preceding bullet is more than $75.00 per share; or

  . the NYSE closing price of Jefferson Pilot common stock on the trading day before the anticipated closing date is less than the average price of Jefferson Pilot common stock as calculated above and, as a result, counsel for either Jefferson Pilot or Guarantee does not deliver its opinion that the merger would qualify as a reorganization pursuant to
    Section 368(a) of the Internal Revenue Code.

  The closing will take place no later than the second business day after the satisfaction or waiver of all of those conditions. However, if the merger is an all cash merger under the third bullet above, we may delay the closing by two business days. In any case, the closing will not occur earlier than December 15, 1999 unless Jefferson Pilot and Guarantee otherwise agree.

  Unless Jefferson Pilot pays the merger consideration entirely in cash, Guarantee will merge with and into LG Merger Corp. Then, LG Merger Corp. will continue as the combined company, operating under the certificate of incorporation and bylaws of LG Merger Corp. in effect at the time of the merger.

  If Jefferson Pilot pays the merger consideration entirely in cash, LG Merger Corp. will merge with and into Guarantee, and Guarantee will continue as the combined company, operating under the certificate of incorporation and bylaws of Guarantee in effect at the time of the merger.

  Whether or not Jefferson Pilot pays the merger consideration entirely in cash, the directors of LG Merger Corp. and the officers of Guarantee upon completion of the merger will serve as the directors and officers of the combined company, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

  Jefferson Pilot plans to finance the cash portion of the merger consideration with cash from operations and proceeds from the issuance of commercial paper and/or debt.

Conversion of Guarantee Shares

  If Jefferson Pilot delivers its shares in the merger, each share of Guarantee common stock will convert, based on the election of that shareholder into the right to receive merger consideration as cash. The allocation provisions described under the heading "The Merger Agreement--Allocation of Stock Consideration and Cash Consideration; Proration" below, will apply to such a conversion.

  . $32.00 in cash; or

  . stock consideration consisting of a number of shares of Jefferson Pilot common stock equal to:

    (1) $32.00 divided by

    (2) the average of the high and low sales price, regular way, of Jefferson Pilot common stock as reported in The Wall Street Journal on each of the 10 consecutive NYSE trading days ending on and including the fourth trading day prior to completion of the merger; or

  . a combination of stock consideration and cash consideration worth approximately $32.00 based on the average price calculated as described in the preceding bullet.

  If Jefferson Pilot pays the merger consideration entirely in cash, each share of Guarantee common stock will convert into the right to receive $32.00 in cash consideration, and Jefferson Pilot will not issue any shares of its common stock.

  We will cancel for no consideration all shares of Guarantee common stock held in treasury by Guarantee or any of its subsidiaries.

Elections

  We are sending an election form/letter of transmittal with this proxy statement-prospectus. Please use the election form/letter of transmittal to:

  .elect to receive Jefferson Pilot shares for all of your shares;

  .elect to receive $32.00 in cash per share for all of your shares;

  .elect to receive cash for a portion of your shares and Jefferson Pilot shares for a portion of your shares;

  . indicate that you have no preference as to receiving cash or Jefferson
    Pilot common stock for your shares.

If you fail to make an election, or fail to submit a valid election form/letter of transmittal before the election deadline, we will treat your shares of Guarantee common stock as shares subject to a non-election. Shares subject to a non-election will receive merger consideration based on the proration formulas described in the next section below. See "The Merger Agreement--Election Procedure" beginning on page 37.

  If you properly submit a mixed election, we will treat your election as a separate cash election and stock election for the shares that you specify as such in applying the allocation and proration procedures described below.

You should carefully consider the tax consequences of making an election. We urge you to consult with your tax advisor to determine your specific tax consequences. See "Material United States Federal Income Tax Consequences" beginning on page 50.

Allocation of Stock Consideration and Cash Consideration; Proration

  Jefferson-Pilot will deliver at least 50% of the total merger consideration in cash, including the cash used to pay holders of the dissenting shares, which we will treat as non-election shares, and cash paid in lieu of fractional Jefferson Pilot shares. Jefferson-Pilot will deliver 50% of the total merger consideration in Jefferson Pilot shares, unless the merger is an all cash merger.

  Stock Oversubscription. If holders of more than 50% of all Guarantee shares elect to receive Jefferson Pilot common stock, then all Guarantee shares covered by a cash election and all Guarantee shares covered by non-elections will convert into the right to receive cash. In this case, each Guarantee share covered by a stock election will convert into the right to receive:

  . a number of shares of Jefferson Pilot common stock equal to the product of

    (1) the stock consideration multiplied by

    (2) a fraction,

      . the numerator of which is 50% of all outstanding shares of Guarantee common stock, and

      . the denominator of which is the total number of Guarantee shares covered by a stock election; and

  . an amount in cash, without interest, equal to the product of

    (1) the cash consideration multiplied by

    (2) a fraction equal to one minus the fraction described in clause (2) under the preceding bullet above.

  Cash Oversubscription. If holders of more than 50% of all Guarantee shares elect to receive cash, then all Guarantee shares covered by stock elections and non-elections will convert into the right to receive Jefferson Pilot common stock. In this case, each Guarantee share covered by a cash election will convert into the right to receive:

  . an amount in cash equal to

    (1) $32.00 multiplied by

    (2) a fraction

      . the numerator of which is the maximum number of shares of Guarantee shares that can convert into the right to receive cash, and

      . the denominator of which is the aggregated number of Guarantee shares under a cash election; and

  . a number of shares of Jefferson Pilot common stock equal to the product of

    (1) the stock consideration multiplied by

    (2) a fraction equal to one minus the fraction described in clause (2) under the preceding bullet above.

  Insufficient Cash and Stock Subscriptions. If neither the Guarantee shares covered by stock elections nor the Guarantee shares covered by cash elections exceeds 50% of the outstanding Guarantee shares, then all Guarantee shares covered by cash elections will convert into the right to receive cash and all Guarantee shares covered by stock elections will convert into the right to receive Jefferson Pilot stock. All non-election Guarantee shares will convert into the right to receive cash, Jefferson Pilot stock or a combination of cash and stock according to the following criteria.

  Guarantee shares held by small shareholders will convert into the right to receive cash. This will avoid the inconvenience and costs to small shareholders and Jefferson Pilot of creating a potentially large number of holders of small numbers of Jefferson Pilot shares. A small shareholder is a holder of not more than the largest whole number of Guarantee shares that would result in the sum of:

  . all Guarantee shares held by small shareholders, and

  . all cash election Guarantee shares, fractional shares and certain dissenting shares,

not exceeding the maximum number of Guarantee shares that can convert into the right to receive cash. However, a Guarantee shareholder holding 100 or more Guarantee shares is not a small shareholder.

  Each non-election share held by a holder other than a small shareholder will convert into the right to receive

  . a number of shares of Jefferson Pilot common stock equal to the product of

    (1) the stock consideration multiplied by

    (2) a fraction,

      . the numerator of which is (A) the maximum number of Guarantee shares that can be converted into the right to receive cash minus
        (B) the total number of stock election Guarantee shares, and

      . the denominator of which is the total number of non-election
        Guarantee shares held by holders other than small shareholders;
        and

  . an amount in cash, without interest, equal to the product of

    (1) the cash consideration multiplied by

    (2) a fraction equal to one minus the fraction described in clause (2) of the preceding bullet above.

Tax Treatment

  Jefferson Pilot and Guarantee have agreed to use their reasonable efforts to cause the merger, if Jefferson Pilot delivers any of its common stock, to qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code.

Election Procedure

  We are sending an election form/letter of transmittal, which includes instructions, with this proxy statement-prospectus. To make a valid election, you must deliver your election form/letter of transmittal to the exchange agent by 5:00 p.m., New York City time, on the election deadline. We expect the election deadline to be December 24, 1999. If the election deadline changes, we will issue a press release

  .five business days before the new election deadline if we set an earlier deadline or

  .two business days before the new election deadline if we set a later deadline.

Any Guarantee shareholder may revoke or change his or her election by written notice received by the exchange agent before the election deadline.

  You should complete the election form/letter of transmittal and return it to the exchange agent so it is received before the election deadline. You should include your share certificates or an appropriate guarantee of delivery of your share certificates unless your shares of Guarantee common stock are uncertificated book-entry shares. If you do not properly complete and return the enclosed election form/letter of transmittal and your Guarantee stock certificate, if any, before the election deadline, we will treat your Guarantee common stock as non-election shares. This means that we will determine the form of merger consideration you will receive under the non-election allocation provisions of the merger agreement described above.

Exchange of Stock Certificates; Book-Entry Shares

  As soon as practicable after the merger, Jefferson Pilot will deposit into the exchange fund held by the exchange agent the merger consideration plus additional cash for any dividends declared but not paid before completion of the merger. Within 15 days after the election deadline, or if the time when we complete the merger is later, as soon as practicable after we complete the merger, Jefferson Pilot will cause the exchange agent to allocate the Jefferson Pilot shares and/or the cash that you are entitled to receive as consideration.

  To receive the merger consideration, however, you must first deliver your stock certificates with the election form/letter of transmittal, unless your shares are uncertificated and held in book-entry form with

Guarantee's transfer agent. If your Guarantee shares are uncertificated and held in book-entry form with Guarantee's transfer agent, you must still deliver the election form/letter of transmittal to make an election regarding the form of merger consideration you prefer to receive. If the exchange agent does not receive your stock certificates and election form/letter of transmittal before the election deadline, you may not receive the form of consideration you prefer.

  If you had a stock certificate but it has been lost, stolen or destroyed, you may submit an affidavit of that fact in lieu of surrendering the certificate itself. Jefferson Pilot may condition your receipt of merger consideration in the case of a lost certificate on the posting of bond as indemnity against any claim made with respect to that share certificate. For further details, call ChaseMellon, the information agent, at the number listed on your Election Form/Letter of Transmittal.

  If Jefferson Pilot pays any portion of the merger consideration in Jefferson Pilot common stock, you will receive a stock certificate representing the shares only if you indicate on the election form/letter of transmittal that you wish to receive a physical stock certificate. Otherwise, Jefferson Pilot will issue you shares of Jefferson Pilot common stock in book-entry form with Jefferson Pilot's transfer agent. You will receive a notice from the transfer agent upon issuance of these shares in book-entry form. If you decide after we complete the merger that you would like a stock certificate for your shares, you may request a certificate from the transfer agent.

  No Fractional Shares. If you are to receive a number of Jefferson Pilot shares that includes a fractional share, you will receive the value of the fractional share in cash instead of a fraction of a Jefferson Pilot share. You will also receive any dividends declared but not paid out before we complete the merger. Once you have surrendered your Guarantee shares, you will have no further ownership rights in the Guarantee shares.

  Transfer Taxes. If you are the registered holder of Guarantee shares but would like your merger consideration paid or issued to someone else, you must complete the section titled "Special Payment Instruction" in the election form/letter of transmittal and properly endorse any stock certificates owned by you and ensure that you have paid all taxes arising from issuance of Jefferson Pilot shares.

  Withholding Tax. Jefferson Pilot or the exchange agent may deduct and withhold from the merger consideration that they pay to you the amount necessary to cover any required federal, state, local or foreign withholding taxes with respect to issuing the merger consideration. Jefferson Pilot will treat these amounts as having been paid to you.

  Investment and Termination of the Exchange Fund. The exchange agent will invest all cash held in the exchange fund as Jefferson Pilot directs. Jefferson Pilot will receive any interest or other income accruing from investments.

  The exchange agent will deliver any portion of the exchange fund that it has not distributed six months after the merger to Jefferson Pilot upon demand. At this point, any Guarantee shareholder who has not received the appropriate merger consideration must look to Jefferson Pilot for payment.

  Adjustments. If at any time before we complete the merger there is any change in the outstanding shares of Guarantee or Jefferson Pilot as the result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or any dividend, we will equitably adjust the merger consideration.

Representations and Warranties

  The merger agreement contains representations and warranties of each of the parties to the other. Guarantee represents and warrants as to, among other things:

  . the corporate organization, standing and power of Guarantee and its subsidiaries;

  . Guarantee's capitalization;

  . the authorization, execution, delivery, performance and enforceability of the merger agreement, except for shareholder approval and approval by insurance regulatory authorities;

  . the accuracy of Guarantee's financial statements and other matters in connection with Guarantee's filings with the SEC;

  . the absence of any undisclosed liabilities;

  . compliance with applicable laws by Guarantee and its subsidiaries, including environmental laws and regulations and insurance laws;

  . matters relating to the Employee Retirement Income Security Act of 1974 as amended (ERISA), and other employment and labor relations matters;

  . since June 30, 1999, the conduct of the businesses of Guarantee and its subsidiaries in the ordinary course and the absence of any event or occurrence that would have a material adverse effect on the business, results of operations, prospects or financial condition of Guarantee and its subsidiaries;

  . since June 30, 1999, the absence of any action by Guarantee or its subsidiaries that would, if taken after the date of the merger agreement, violate Guarantee's covenants in the merger agreement relating to the conduct of its business. See "Covenants of Guarantee" on page 40.

  . pending or threatened litigation, investigations or governmental reviews;

  . the accuracy of information that Guarantee supplies for inclusion in this proxy statement-prospectus and in other filings with the SEC;

  . no ownership of Jefferson Pilot common stock;

  . the accuracy and timely filing of tax returns;

  . required vote of Guarantee shareholders;

  . material contracts;

  . ownership and use of computer software and intellectual property;

  . year 2000 matters;

  . no violation of any state takeover statute;

  . employment of finders or brokers;

  . the amendment of the Guarantee shareholder rights agreement to allow for the merger;

  . operation of the insurance business;

  . activities of agents of Guarantee;

  . separate accounts maintained by the insurance subsidiaries of Guarantee;

  . derivative financial instruments;

  . investments of Guarantee;

  . due authorization and delivery of the cancellation agreement with Mr.
    Bates;

  . compliance with obligations under the service agreement with Ohio Farmers
    Insurance Company; and

  . matters relating to the real estate owned by Guarantee and its subsidiaries.

  Guarantee also made representations and warranties related to the fairness opinion from Goldman Sachs.

  Jefferson Pilot and LG Merger Corp. represent and warrant as to, among other things:

  . the corporate organization, standing and power of Jefferson Pilot and its subsidiaries;

  . Jefferson Pilot's capitalization;

  . the authorization, execution, delivery, performance and enforceability of the merger agreement, except for approval by insurance regulatory authorities;

  . the accuracy of Jefferson Pilot's financial statements and other matters in connection with Jefferson Pilot's filings with the SEC;

  . the absence of any undisclosed liabilities;

  . noncontravention of laws, agreements and regulatory authorities;

  . since June 30, 1999, the absence of any event, occurrence, development or state of circumstances or facts that has or would have a material adverse effect on the business, results of operations, prospects or financial condition of Jefferson Pilot and its subsidiaries;

  . pending or threatened litigation, investigations or governmental reviews;

  . the accuracy of information to be supplied by Jefferson Pilot for inclusion in this proxy statement- prospectus and in other filings with the SEC;

  . no ownership of Guarantee common stock;

  . no shareholder vote required;

  . employment of finders or brokers;

  . sufficient resources available to pay the merger consideration; and

  . due authorization and delivery of employment agreement with Mr. Bates.

  None of the representations and warranties survive consummation of the merger.

Covenants of Guarantee

  Conduct of Business. The merger agreement requires that Guarantee and its subsidiaries generally carry on their business in the ordinary course as currently conducted and use reasonable best efforts to preserve intact their current business organization and goodwill. Guarantee and its subsidiaries must also comply in all material respects with all applicable governmental and regulatory laws and orders, keep available the services of their current officers and other key employees and preserve their relationships with those having business dealings with it, including brokers, agents, insureds and customers. At Jefferson Pilot's reasonable request, Guarantee must confer with Jefferson Pilot regarding material operational matters and report on the general status of ongoing operations and transition plans.

  Guarantee generally must not, and must not permit any of its subsidiaries to, do any of the following without the prior written consent of Jefferson Pilot:

  . declare or pay any dividend, other than regular quarterly dividends of $.07 per share, on or make any distribution with respect to outstanding shares of common stock;

  . split, combine or reclassify any of its capital stock, or authorize or propose the issuance of any other securities in respect of or in substitution for shares of its capital stock, except for any transaction with a wholly owned subsidiary;

  . enter into or amend any employment, severance or similar agreement with directors or executive officers;

  . sell or otherwise encumber or dispose of any of its assets, other than in the ordinary course of business consistent with past practice, transactions effected by Guarantor's insurance subsidiaries under their respective investment policies and those transactions where the fair market value of the consideration paid or received does not exceed $1,000,000 for any one transaction and $5,000,000 in the aggregate, other than those sales previously disclosed to Jefferson Pilot;

  . amend its corporate organizational documents;

  . issue or sell any shares of capital stock other than under option plans or grant, confer or award any options, warrants, commitments, conversion rights, subscriptions or other rights not already existing to acquire any shares of capital stock;

  . purchase or redeem any shares of its stock or any rights, warrants or options to acquire any shares;

  . amend the terms of employee benefit plans, programs or other similar arrangements or agreements or adopt any new employee benefit plans, increase any salaries except in the ordinary course of business consistent with past practice or pay any bonus to Mr. Bates, chairman, president and chief executive officer of Guarantee, except as contemplated under the cancellation agreement;

  . incur, assume or prepay any indebtedness or any other material liabilities other than in the ordinary course of business consistent with past practice;

  . make any loans, advances or capital contributions to or investments in any person other than investments by Guarantee's insurance subsidiaries under their respective investment policies, pay, discharge or satisfy any claims, liabilities or obligations other than those claims incurred or committed to in the ordinary course of business consistent with past practice;

  . sell, lease, license, mortgage or otherwise encumber any of its properties, other than investments by Guarantee's insurance subsidiaries under their respective investment policies or in the ordinary course of business consistent with past practice;

  . make any tax election or settle or compromise any tax liability or change its fiscal year;

  . change methods of accounting except as required by generally accepted accounting principles or a governmental body or authority;

  . enter into any new quota share or other reinsurance transaction which does not contain standard cancellation and termination provisions or which, except in the ordinary course of business, materially increases or reduces the Guarantee insurance subsidiaries' consolidated ratio of new written premiums to gross written premiums;

  . alter or amend existing underwriting, claims management, reserving or investment guidelines or policies;

  . take any action that would have a material adverse effect on the business, results of operation, prospects or financial condition of Guarantee and its subsidiaries;

  . directly or indirectly through an outside money manager, make or commit to any mortgage loan, private placement, real estate acquisition, common or preferred stock acquisition, partnership interest acquisition, derivative investment, except in connection with hedging for the equity index annuity product, or below investment grade investment, except for commitments existing on the date of the merger agreement, unless Jefferson Pilot consents to such investment in advance, or enter into any new agreements to outsource any investment or investment accounting functions; or

  . take any action or knowingly fail to take any action that would cause any of representations or warranties contained in the merger agreement to be untrue in any material respect or result in any of the conditions to the merger not being satisfied.

  The merger agreement also requires that Guarantee furnish to Jefferson Pilot upon receipt:

  (1) copies of monthly management reports prepared for senior management,

  (2) copies of all monthly financial statements and reports,

  (3) copies of any reports filed with any insurance regulatory authority and

  (4) copies of any reports or statements filed with the SEC.

  No Solicitation. Guarantee has agreed not to solicit or encourage any inquiries or proposals or, except as described below, engage in discussions with any person related to any takeover proposal. A takeover proposal is:

    (1) any inquiry, proposal or offer from any person relating to any direct or indirect acquisition of 15% or more of any class of equity securities of Guarantee or any of its subsidiaries, other than PFG, Inc., Guarantee's wholly owned subsidiary that is in the process of selling its subsidiaries; or

    (2) any tender or exchange offer that, if consummated, would result in a person beneficially owning 15% or more of any class of equity securities of Guarantee or any of its subsidiaries, other than PFG, Inc.; or

    (3) any merger or other business combination or reorganization involving Guarantee or any of its subsidiaries.

  Guarantee has also represented in the merger agreement that it had ended any discussions or negotiations with persons other than Jefferson Pilot that were begun prior to the date of the merger agreement. Guarantee agreed to promptly notify Jefferson Pilot of any takeover proposals and to update Jefferson Pilot with respect to any takeover proposal.

  Guarantee may provide information to, or enter into negotiations with, a person presenting a takeover proposal only if the proposal was not solicited and the Guarantee board of directors provides prior written notice to Jefferson Pilot of its decision to take the action. To act on a takeover proposal, the Guarantee board of directors must also have determined it is reasonably likely to constitute a superior proposal. A superior proposal is any proposal:

    (1) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, or other similar transaction, for consideration consisting of cash and/or securities more than 50% of the combined voting power of the shares of Guarantee common stock then outstanding or at least 50% of the assets of Guarantee and its subsidiaries;

    (2) that is on terms that the board of directors of Guarantee determines in its good faith judgment, based on the advice of a nationally recognized outside financial advisor, to be more favorable to Guarantee's shareholders than the merger with Jefferson Pilot and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Guarantee board of directors, is reasonably capable of being obtained; and

    (3) with respect to which the Guarantee board of directors determines, in good faith and after consultation with its outside counsel, that the failure to

    . furnish information to the proposing party,

    . participate in discussions or negotiations with respect to the proposal,

    . withdraw or modify its recommendation with respect to the merger agreement,

    . recommend the proposal, or

    . terminate the merger agreement, as applicable

would constitute a breach of the Guarantee board of directors' fiduciary duty under applicable law.

  After the Guarantee board has made its determinations and notified Jefferson Pilot, Guarantee may furnish information about Guarantee to the third party pursuant to a customary confidentiality agreement with terms substantially similar to those of the agreement to which Guarantee is a party with Jefferson Pilot.

  Guarantee must advise Jefferson Pilot orally, within one business day, and in writing, as promptly as practicable, of the receipt of any takeover proposal or inquiry relating to the takeover proposal, disclosing the material terms and conditions of such proposal and the identity of the party making the proposal. Guarantee must inform Jefferson Pilot as promptly as practicable and within 36 hours of any determination that a superior proposal has been made. If Guarantee receives a superior proposal, it may terminate the merger agreement if and only if four business days have elapsed following delivery of written notice to Jefferson Pilot that the Guarantee board has determined to terminate the merger agreement, during which time Guarantee has disclosed the terms and conditions of the superior proposal and the identity of the person making it to Jefferson Pilot and has cooperated with Jefferson Pilot to modify the terms of the merger agreement so that the merger may be consummated, and the superior proposal continues to qualify as such.

Covenants of Jefferson Pilot

  Conduct of Business. Generally, Jefferson Pilot, must not, and must not permit any of its subsidiaries to, do any of the following without the prior written consent of Guarantee:

  . take any action or knowingly fail to take any action that would cause any of its representations or warranties contained in the merger agreement to be untrue in any material respect or result in any of the conditions to the merger not being satisfied; and

  . change its methods of accounting, including, make any material write-off or reduction in the carrying value of any assets, in effect at June 30, 1999, except as required by generally accepted accounting principles.

  Indemnification and Insurance. Jefferson Pilot will indemnify each current or prior officer or director of Guarantee against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, in which that officer or director may be involved, or be threatened to be involved, as a party or otherwise by reason of or in connection with his status as a director or officer of Guarantee before completion of the merger, including, in connection with the merger and the other transactions contemplated by the merger agreement. For a period of six years after we complete the merger, Jefferson Pilot will maintain Side A of the current policies of the directors' and officers' liability insurance maintained by Guarantee, or its equivalent, with respect to claims arising from facts or events which occurred before completion of the merger. Under the merger agreement, Jefferson Pilot need not incur any annual premium in excess of 250% of the last annual estimated aggregate premium paid prior to the date of the merger agreement for Side A of all current policies maintained by Guarantee.

Other Covenants

  The merger agreement also contains other agreements of Guarantee and Jefferson Pilot, including:

  . the parties' agreement to cooperate in promptly making their respective filings and any other required submissions under the Securities Act and any other applicable regulatory authorities and in determining whether any filings with respect to consents, permits, authorizations or approvals are required from any third party or governmental or regulatory bodies and doing everything necessary, proper or advisable to consummate the merger;

  . Guarantee's and Jefferson Pilot's cooperation and use of their reasonable best efforts to contest and resist any administrative or judicial action or proceeding challenging any transaction contemplated by the merger agreement;

  . Guarantee's agreement not to modify, amend or supplement the Rights
    Agreement dated as of November 18, 1996 by and between Guarantee and ChaseMellon Shareholder Services, L.L.C. without prior written consent of Jefferson Pilot other than Amendment No. 1 to the Rights Agreement which was entered into between Guarantee and ChaseMellon as of September 19, 1999 to permit the merger;

  . Jefferson Pilot's intent to combine its group life and disability operations with Guarantee's group life and disability operations and its plan that the combined operation will remain in Omaha for the indefinite future; and

  . Jefferson Pilot's contemplation that Guarantee Life Insurance Company will maintain its Nebraska domicile, with no plan to change that domicile.

Conditions to the Merger

  The parties to the merger agreement must meet or waive a number of conditions for the merger to be completed.

  Conditions to the Obligations of the Parties. The conditions to all of the parties' obligations to complete the merger are:

  . the obtaining of all required approvals of Guarantee's shareholders;

  . the expiration or termination of the waiting period and any extension applicable to the merger under the Hart-Scott-Rodino Act;

  . the obtaining of all governmental and private third party consents or filings required to complete the merger, other than consents and filings the failure of which to be obtained or made would not have a material adverse effect on Jefferson Pilot and its subsidiaries or the company surviving the merger and its subsidiaries or on the ability of the parties to complete the merger and related transactions;

  . the absence of any statute, rule, regulation, executive order, decree, ruling or injunction that would prohibit the closing of the merger substantially on the terms contemplated by the merger agreement; and

  . if Jefferson Pilot delivers its common stock in the merger, the stock having been listed or authorized for listing on the NYSE.

  Conditions to Guarantee's Obligations. Guarantee's obligations in the merger depend upon the satisfaction of the following conditions:

  . each of the representations and warranties of Jefferson Pilot in the merger agreement must be true and correct in all respects other than failures to be true and correct that would not in the aggregate have a material adverse effect on the business, results of operations, prospects or financial condition of Jefferson Pilot and its subsidiaries;

  . Jefferson Pilot must have performed in all material respects all obligations and complied with all covenants required by the merger agreement to be performed or complied with by it and Jefferson Pilot having delivered a certificate of certain officers to that effect; and

  . unless the merger is an all cash merger, Guarantee must have received an opinion from its counsel, Kutak Rock, dated the date we complete the merger, to the effect that for federal income tax purposes the merger will qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code.

  Conditions to Jefferson Pilot's and LG Merger Corp.'s Obligations. Jefferson Pilot's and LG Merger Corp.'s obligations in the merger depend upon the satisfaction of the following conditions:

  . each of the representations and warranties of Guarantee in the merger agreement must be true and correct in all respects other than failures to be true and correct that would not in the aggregate have a material adverse effect on the business, results of operations, prospects or financial condition of Guarantee and its subsidiaries;

  . Guarantee must have performed in all material respects all obligations and complied with all covenants required by the merger agreement to be performed or complied with by it and Jefferson Pilot having delivered a certificate of certain officers to that effect;

  . unless the merger is an all cash merger, Jefferson Pilot must have received an opinion from its counsel, King & Spalding, dated the date we complete the merger, to the effect that for federal income tax purposes the merger will qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code; and

  . the receipt by Guarantee of all governmental and third party consents required to complete the merger and related transactions, other than consents which, if not obtained, would not individually or in the aggregate have a material adverse effect on the business, results of operations, prospects or financial condition of Guarantee and its subsidiaries.

Employee Incentive and Benefit Plans

  Jefferson Pilot has agreed to take the following actions with respect to Guarantee's employee benefit plans:

  . honor each existing Guarantee employee or executive benefit plan, program or agreement, with the right to amend any such plans provided that the amendment does not reduce any benefits accrued as of the time we complete the merger, or reduce severance benefits for any Guarantee employees terminated within one year after completion of the merger;

  . for twelve months following completion of the merger, make available to all persons employed by Guarantee when we complete the merger, employee benefit plans which in the aggregate are as favorable as the plans such employees participated in immediately before completion of the merger, with the exception of health and welfare plans which may be changed to make them comparable to Jefferson Pilot's home office plans;

  . recognize and honor service under plans in effect immediately prior to completion of the merger in determining each employee's eligibility for and vesting under Jefferson Pilot plans; and

  . waive any preexisting condition limitation under welfare benefit plans offered by Jefferson Pilot with respect to employees of Guarantee and credit against any deductible or copayment that is with a maximum out-of-pocket limitation for any costs incurred by Guarantee employees during the comparable period under the terms of their corresponding benefit arrangement.

Termination and Termination Fee

The merger agreement may be terminated under any of the circumstances summarized in the following table:

                                 Agreement              Damages Available/
         Event                 Terminable By          Termination Fee Payable
         -----                 -------------          -----------------------
Mutual written consent    Mutual agreement of      None
of Jefferson Pilot and    Jefferson Pilot and
Guarantee                 Guarantee

The merger is not         Jefferson Pilot or       $9 million payable to
completed by March 31,    Guarantee                Jefferson Pilot if the
2000 and the party                                 merger has not occurred due
seeking termination has                            to the failure of the
not materially breached                            Guarantee shareholders to
an obligation in a                                 approve the merger,
manner that contributed                            Guarantee terminates the
to the failure of the                              merger agreement, and before
merger to occur                                    the termination a takeover
                                                   proposal has been made or
                                                   publicly announced and at
                                                   the time of, or within 12
                                                   months of, termination
                                                   either (1) the takeover
                                                   proposal is completed or (2)
                                                   an agreement with respect to
                                                   a takeover proposal has been
                                                   entered into; otherwise none

Any statute, rule,        Jefferson Pilot or       None
regulation or executive   Guarantee
order prohibits
consummation of the
merger, or a final
nonappealable injunction
or order is entered by a
court or governmental
authority prohibiting
consummation of the
merger and party seeking
termination has used its
reasonable best efforts
to remove such
restriction

Guarantee's shareholders  Guarantee                $9 million payable to
fail to adopt the merger                           Jefferson Pilot if before
agreement at a duly held                           the termination a takeover
meeting of shareholders                            proposal has been made or
                                                   publicly announced and at
                                                   the time of or within 12
                                                   months of termination either
                                                   (1) the takeover proposal is
                                                   consummated or (2) an
                                                   agreement with respect to a
                                                   takeover proposal has been
                                                   entered into; otherwise none

Guarantee's board of             Guarantee         $9 million payable to
directors properly                                 Jefferson Pilot
exercises its right to
accept a superior
proposal from a third
party, including the
delivery of notice to
Jefferson Pilot at least
four business days prior
to termination that the
Guarantee board has
determined to terminate
the merger agreement and
cooperate with Jefferson
Pilot to modify the
merger agreement so that
the merger could be
effected


                                 Agreement              Damages Available/
         Event                 Terminable By          Termination Fee Payable
         -----                 -------------          -----------------------
Guarantee's board of          Jefferson Pilot      $9 million payable to
directors withdraws or                             Jefferson Pilot if prior to
adversely changes its                              termination a takeover
recommendation in favor                            proposal has been commenced
of the transactions                                or publicly announced and at
contemplated by the                                the time of or within 12
merger agreement or                                months of termination either
approves or recommends                             (1) the takeover proposal is
any takeover proposal                              consummated or (2) an
                                                   agreement with respect to a
                                                   takeover proposal has been
                                                   entered into; otherwise none

Guarantee's board of          Jefferson Pilot      $9 million payable to
directors fails to                                 Jefferson Pilot if prior to
recommend against                                  termination a takeover
acceptance of a tender                             proposal has been commenced
or exchange offer for                              or publicly announced and at
more than 50% of                                   the time of or within 12
Guarantee Common Stock                             months of termination either
that is commenced before                           (1) the takeover proposal is
the special meeting to                             consummated or (2) an
vote on the merger                                 agreement with respect to a
agreement                                          takeover proposal has been
                                                   entered into; otherwise none

A material breach of a        Jefferson Pilot      Any damages available under
representation,                 or Guarantee       applicable law
warranty, covenant or
agreement occurs that is
either not capable of
being cured or is not
cured within 30 days
after notice is received
by the party alleged to
be in breach and which
would, by closing of the
merger, if it is a
breach of a
representation or
warranty, cause a
material adverse effect
on the business, results
of operations, prospects
or financial condition
of the breaching party
and its subsidiaries or,
if it is a breach of a
covenant or agreement,
cause the breaching
party not to have
materially complied with
its covenants and
agreements under the
merger agreement

Amendment and Waiver Provisions

  Jefferson Pilot and Guarantee may amend or supplement the merger agreement before we complete the merger. However, after approval by Guarantee's shareholders, Jefferson Pilot and Guarantee may not, without further shareholder approval, amend the merger agreement to:

  . change the amount or form of the merger consideration, . amend the certificate of incorporation of the surviving corporation, or . make any change to the merger agreement that adversely affects the rights of Guarantee's shareholders.

At any time before completion of the merger, Guarantee and Jefferson Pilot may

  . extend the time for performance under the merger agreement, . waive any inaccuracies in the representations and warranties, or . waive compliance with any of the agreements or conditions contained in the merger agreement.

Agreements relating to extensions or waivers must be in writing and signed on behalf of the party seeking such extension or waiver.

                              REGULATORY APPROVALS

  Insurance. The insurance statutes of the jurisdictions in which Guarantee's insurance subsidiaries are domiciled and the jurisdictions in which they are licensed, and the insurance holding company laws in those jurisdictions govern Guarantee's insurance subsidiaries. These laws and statutes require prior approval for persons acquiring control of insurance companies domiciled or commercially domiciled in the state, whether directly or indirectly, through merger or acquisition or otherwise. Accordingly, in connection with the merger, on September 20, 1999 Jefferson Pilot filed a joint application and Form A statement to acquire control of Guarantee under the Nebraska Insurance Holding Company Act and the Nebraska Demutualization Act (a "Form A") in Nebraska.

  The insurance laws and regulations of Nebraska require a public hearing before closing of the acquisition of control described in the Form A filing. The hearing occurred on October 19, 1999 and the Nebraska Director of Insurance entered an order approving the joint application on October 29, 1999.

  Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated by the U.S. Federal Trade Commission, we may not complete the merger until both of Jefferson Pilot and Guarantee have made certain filings with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and certain waiting periods have expired. On October 1, 1999 we submitted the required filings to the Antitrust Division and the Federal Trade Commission. We received notice of early termination of the waiting period under the Hart-Scott-Rodino Act on October 14, 1999. At any time before or after consummation of the merger, the U.S. government, any state governmental authority or others could take action under the antitrust laws to seek to prevent the merger. Based on information available to us, we believe that the merger will not violate federal or state antitrust laws. However, we cannot assure you that the merger will remain unchallenged on antitrust grounds. Also, if the merger is challenged on antitrust grounds, we cannot assure you that we would prevail or would not be required to accept conditions before the merger could be completed, possibly including certain divestitures or agreements to separately hold portions of Jefferson Pilot's or Guarantee's business for future sale. These conditions could result in the termination of the merger agreement.

                     RESTRICTIONS ON RESALES BY AFFILIATES

  If Jefferson Pilot delivers its shares in the merger, we will have registered such shares under the Securities Act. Shareholders not deemed to be affiliates, as that term is defined under the Securities Act, of Guarantee or Jefferson Pilot may trade their shares of Jefferson Pilot common stock freely and without restriction. Generally, an affiliate of Guarantee or Jefferson Pilot is a person or entity that controls, is controlled by or is under common control with Guarantee or Jefferson Pilot. Any subsequent transfer of shares by any person who is an affiliate of Guarantee at the time the merger is submitted for vote of the shareholders of Guarantee will, under existing law, require:

    (1) the further registration under the Securities Act of the shares of Jefferson Pilot common stock to be transferred;

    (2) compliance with Rule 145 or Rule 144 under the Securities Act, which permits limited sales under certain circumstances; or

    (3) the availability of another exemption from registration.

  We expect that these restrictions apply to the directors and executive officers of Guarantee. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. Jefferson Pilot will give stop transfer instructions to the transfer agent covering any shares of Jefferson Pilot common stock these persons receive, and transfer agent will appropriately legend the share certificates. Guarantee has agreed in the merger agreement to use its reasonable best efforts to obtain from each person who may be an affiliate of Guarantee for purposes of Rule 145 under the Securities Act a written agreement intended to ensure compliance with the Securities Act.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of King & Spalding, counsel to Jefferson Pilot, the material United States federal income tax consequences of the merger to holders of Guarantee common stock who hold their shares as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code are as follows.

  This summary is for general information only and is based upon the Internal Revenue Code, its legislative history, existing and proposed regulations and published rulings and decisions, all as currently in effect. The tax consequences described in this summary may change, possibly with retroactive effect. This summary does not attempt to describe the tax consequences under state, local or foreign laws. In addition, this summary does not describe special tax consequences that may apply to particular classes of taxpayers, such as financial institutions, insurance companies, tax-exempt organizations, qualified retirement plans, broker-dealers, traders in securities that elect to mark to market, persons that hold common stock as part of a straddle or conversion transaction, persons who are not citizens or residents of the United States, shareholders who acquired their common stock through the exercise of incentive stock options, and persons who own (actually or constructively under Section 318 of the Internal Revenue Code) significant amounts of Jefferson Pilot common stock or who exercise control over the affairs of Jefferson Pilot.

  All shareholders should consult with their own tax advisors as to the particular tax consequences of the merger, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws.

  If you receive cash for all of your Guarantee shares, including cash received because of the exercise of dissenter's rights, in either a stock election merger or an all cash merger, you will recognize capital gain or loss in an amount equal to the difference between the cash received and your tax basis in your Guarantee shares. This gain or loss will generally be long-term or short-term capital gain or loss, depending upon whether you held your Guarantee shares for more than one year upon completion of the merger.

  If you receive solely Jefferson Pilot shares in exchange for all of your Guarantee shares in a stock election merger, you will not recognize gain or loss, and will hold the Jefferson Pilot shares you receive with a tax basis equal to your tax basis in the Guarantee shares exchanged in the merger. Your holding period, for tax purposes, of your Jefferson Pilot shares will include the time period you held your Guarantee shares.

  If you receive a combination of Jefferson Pilot shares and cash, other than cash in lieu of a fractional Jefferson Pilot share, which is discussed in a separate paragraph below, in exchange for your Guarantee shares in a stock election merger, your tax consequences will be more complicated. If you realize a loss in the exchange, you may not recognize the loss for federal income tax purposes and your tax basis in the Jefferson Pilot shares you receive will be the same as the tax basis in your Guarantee shares exchanged, less the amount of cash you receive. If you realize a gain in the transaction, which will occur if the fair market value of the Jefferson Pilot shares and amount of cash you receive exceeds your tax basis in your Guarantee shares, you will recognize gain equal to the lesser of (1) the amount of cash received and (2) the total amount of gain realized on your Guarantee shares. Your tax basis in the Jefferson Pilot shares you receive will be equal to your tax basis in your Guarantee shares exchanged plus the gain recognized, less the cash received. For example, assume that your tax basis in your Guarantee shares is $4,000 and you receive $5,000 in Jefferson Pilot shares and $5,000 in cash in the merger. In that case you would realize a gain of $6,000 in the exchange, but would be required to recognize only $5,000 of that gain, and your tax basis in the Jefferson Pilot shares you receive would be $4,000. In contrast, if the facts are the same except that the tax basis in your Guarantee shares is $6,000, you would realize a gain of $4,000, all of which would be recognized, and you would have a tax basis in the Jefferson Pilot shares of $5,000. Any gain you recognize generally would be long-term or short-term capital gain, depending upon whether you held your Guarantee shares for more than one year as of the time we complete the merger.

  In certain extraordinary circumstances, some or all of the cash you receive in the merger could be taxed as a dividend. This treatment could only apply if you, or a person related to you, acquire stock, or options to acquire stock, of Jefferson Pilot prior to or in connection with the merger, in addition to the shares which will be received in exchange for shares of Guarantee stock. If you are in this situation, it will be particularly important that you consult your tax advisor.

  Cash you receive in lieu of a fractional Jefferson Pilot share in a stock election merger will be treated as received in a sale of the fractional share interest. You will recognize capital gain or loss equal to the difference between the cash you receive and the tax basis allocable to the fractional share interest. This capital gain or loss generally will be long-term or short-term, depending upon your holding period for your Guarantee shares.

  In order for Jefferson Pilot to issue shares in the merger, Jefferson Pilot must receive an opinion of its counsel, King & Spalding, and Guarantee must receive an opinion of its counsel, Kutak Rock, expressing the view that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code. Those opinions, if delivered, will be based upon representation letters from Jefferson Pilot and Guarantee and will assume that the merger will be completed as a stock election merger in the manner described in this proxy statement-prospectus and in the merger agreement. In addition, Kutak Rock has indicated that it will deliver its opinion only if the fair market value of all the Jefferson Pilot shares to be delivered in the merger, based on the closing price of the New York Stock Exchange on the last trading day before completion of the merger, is at least 45 percent of the fair market value of the total consideration received by the Guarantee shareholders in the merger. If this requirement is not met, the merger will be completed as an all cash merger.

  We have not sought and will not seek a ruling from the Internal Revenue Service on the United States federal income tax consequences of the stock election merger or the all cash merger.

Information Reporting and Backup Withholding

  Payments of cash to a shareholder surrendering Guarantee common stock will be subject to information reporting and "backup" withholding, whether or not the shareholder also receives Jefferson Pilot common stock, at a rate of 31% of the cash payable to the shareholder, unless the shareholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's United States federal income tax liability, provided that you furnish the required information to the Internal Revenue Service.

  The preceding discussion is not a complete analysis or discussion of all potential tax effects relevant to the stock election merger and the all cash merger. Thus, you are urged to consult your own tax advisor as to the specific tax consequences to you of the stock election merger and the all cash merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

                                 THE COMPANIES

Jefferson Pilot's Business

  Jefferson Pilot's businesses are life insurance, annuity and investment products, and communications. Jefferson Pilot conducts operations through its wholly owned subsidiaries. Jefferson Pilot's largest subsidiaries include Jefferson-Pilot Life Insurance Company, Jefferson Pilot Financial Insurance Company, Jefferson-Pilot LifeAmerica Insurance Company, Alexander Hamilton Life Insurance Company of America, Jefferson Pilot Securities Corporation, a full service NASD registered broker/dealer, and Jefferson-Pilot Communications Company. Jefferson-Pilot Life began operations in 1903. Jefferson Pilot generates over 80% of its revenues from life insurance and annuity products.

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

  Jefferson Pilot has grown substantially in the past five years both internally and through acquisitions. In May 1995, Jefferson-Pilot Life acquired certain life insurance and annuity business of Kentucky Central Life Insurance Company in an assumption reinsurance transaction. In October 1995, Jefferson Pilot acquired Alexander Hamilton Life from a subsidiary of Household International, Inc. In connection with the acquisition, certain blocks of Alexander Hamilton Life's existing business were 100% coinsured with affiliates of Household. In May 1997, Jefferson Pilot acquired Jefferson Pilot Financial, Jefferson Pilot LifeAmerica and a full service broker/dealer from The Chubb Corporation.

  Life Insurance Products. Jefferson Pilot subsidiaries have authorization to write insurance in 50 states, the District of Columbia and four U.S. possessions/territories. They offer a wide variety of individual and group insurance policies through a career agency force, independent agents recruited through independent marketing organizations and a regional marketing network, home service agents, financial institutions and workplace marketing representatives.

  Individual life insurance products include traditional life products, as well as universal life and variable universal life.

  Group insurance products include life and disability products sold through employers, primarily in the southeastern United States. Jefferson Pilot is exiting the group health business. The existing block of medical policies are selectively underwritten by a national managed care company as policy renewal dates arise during 1999.

  Annuity and Investment Products. Jefferson Pilot's annuity and investment products segment offers its fixed and variable annuity products through financial institutions, independent agents, career agents, investment professionals, annuity marketing organizations and broker/dealers. This segment also includes the securities brokerage operations.

  Communications. Jefferson Pilot operates television and radio broadcast facilities and produces and syndicates sports programming. Jefferson Pilot's communications facilities are located in growth markets in the southeastern and western United States. Jefferson Pilot owns and operates three television stations:

  . WBTV, Channel 3, Charlotte, North Carolina, a CBS affiliate;

  . WWBT, Channel 12, Richmond, Virginia, an NBC affiliate; and

  . WCSC, Channel 5, Charleston, South Carolina, a CBS affiliate.

  Jefferson Pilot also owns and operates AM and FM radio stations in Atlanta, Georgia, Charlotte, North Carolina, Denver, Colorado, Miami, Florida and San Diego, California.

  Jefferson Pilot is incorporated in North Carolina and its executive offices are located at 100 North Greene Street, Greensboro, North Carolina 27401. Its telephone number is (336) 691-3000. Jefferson Pilot documents filed with the SEC contain additional information concerning Jefferson Pilot. These documents are incorporated by reference. See "Where You Can Find More Information" on page 63.

Guarantee's Business

  Guarantee markets group life and health insurance products to employers and other groups, and life insurance and annuities to individuals through its wholly owned subsidiary, Guarantee Life Insurance Company. Guarantee Life incorporated in Nebraska in 1901. On December 26, 1995, it converted from a mutual life insurance company to a stock life insurance company. At that time it changed its name to Guarantee Life Insurance Company and became a wholly owned subsidiary of Guarantee. Guarantee, a Delaware corporation, incorporated on November 28, 1994, in anticipation of and for the purpose of facilitating the demutualization of Guarantee Life.

  Guarantee Life Insurance Company, which is authorized to transact life and health insurance in 48 states and the District of Columbia, conducts Guarantee's principal business operations. Guarantee Life operates in three business segments:

  . the Employee Benefits Division,

  . the Group Special Markets Division, and

  . the Individual Insurance Division.

  The Employee Benefits Division markets group non-medical coverages, including term life, long-term and short-term disability, dental and vision, primarily through regional group sales offices. The Group Special Markets Division markets specialty medical products, such as excess loss, medical reimbursement insurance for business executives, and related group non-medical products through additional distribution systems such as third party administrators, managing general underwriters and Blue Cross/Blue Shield organizations. Guarantee Life's Individual Insurance Division markets traditional life and annuity products primarily through regional marketing organizations and independent insurance agents.

  Guarantee acquired Westfield Life Insurance Company from Ohio Farmers Insurance Company effective May 31, 1998. Westfield Life, originally incorporated as Colonial Heritage Life Insurance Company in 1963, offered a portfolio of individual life products and fixed annuities in 47 states and the District of Columbia before its acquisition by Guarantee. Agents from Westfield's previous distribution system currently offer the Guarantee Life portfolio of individual products.

  Guarantee acquired PFG, Inc. and its subsidiaries on December 23, 1997. PFG, Inc.'s wholly owned subsidiaries included AGL Life Assurance Company, Philadelphia Financial Group, Inc., PFG Distribution Company, Philadelphia Financial Group Agency of Ohio, Inc., and Philadelphia Financial Insurance Agency of Massachusetts, Inc. On October 29, 1999, Guarantee Life assumed the term life insurance and fixed annuity business of AGL Life and sold Philadelphia Financial Group, Inc., PFG Distribution Company, Philadelphia Financial Group Agency of Ohio, Inc., Philadelphia Financial Insurance Agency of Massachusetts, Inc. and AGL Life Assurance Company with its remaining variable life and variable annuity business. The sale included the assets and liabilities of AGL Life Assurance Company's separate account business.

  Guarantee is incorporated in Delaware, and its executive offices are located at 8801 Indian Hills Drive, Omaha, Nebraska 68114. Its telephone number is
(402) 361-7300. Guarantee documents filed with the SEC contain additional information concerning Guarantee. These documents are incorporated by reference. See "Where You Can Find More Information" beginning on page 63.

                        COMPARISON OF SHAREHOLDER RIGHTS

  This is a summary of the material differences between the rights of Guarantee shareholders and Jefferson Pilot shareholders which arise from variations among Delaware and North Carolina law, Guarantee's certificate of incorporation and Jefferson Pilot's articles of incorporation, Guarantee's bylaws and Jefferson Pilot's bylaws, and other documents. Delaware law and Guarantee's certificate of incorporation and bylaws currently govern the rights of Guarantee's shareholders. North Carolina law and Jefferson Pilot's articles of incorporation and bylaws govern the rights of Jefferson Pilot shareholders. If Jefferson Pilot delivers its shares in the merger, North Carolina law and Jefferson Pilot's articles of incorporation and bylaws will govern the rights of Guarantee shareholders who become Jefferson Pilot shareholders. Guarantee shareholders should read the full text of Jefferson Pilot's articles of incorporation and bylaws as the following summary of their provisions is qualified by reference to those documents. See "Where You Can Find More Information" on page 63.

Amendments to Charter and Bylaws

  Charter Amendments. Under Delaware law, amendments to a corporation's certificate of incorporation require a resolution of the board of directors, followed by a majority vote of the holders of the outstanding stock entitled to vote on such amendment and, in certain circumstances, of the holders of a majority of the outstanding stock of each class entitled to vote on such amendment as a class, unless a greater number or proportion is specified in the certificate of incorporation or by other provisions of Delaware law.

  Under North Carolina law, amendments to a corporation's certificate of incorporation require board approval and that the votes cast in favor of the amendment within each voting group entitled to vote exceed the votes cast against the amendment, unless the articles of incorporation or other provisions of North Carolina law specify a greater number or proportion. Further, if the amendment gives rise to dissenters' rights for any voting group, in addition to the vote specified above, a majority of the votes entitled to be cast on the amendment by the voting group entitled to dissenters' rights must approve the amendment.

  Guarantee's certificate of incorporation requires the affirmative vote of the holders of at least 75% of the outstanding shares to amend articles V, VI, VII, VIII, IX, XI, XII, XIII, which relate to:

  . the issuance of rights by the board;

  . supermajority voting requirements for certain bylaw amendments;

  . the board of directors, including the number and classes of directors, vacancies on the board and nomination of directors;

  . the elimination of personal liability of directors;

  . factors for directors to consider in determining the best interests of shareholders;

  . the prohibition against cumulative voting for directors;

  . the elimination of the ability of shareholders to take action by written consent; and

  . supermajority voting requirements to amend certain provisions of the certificate of incorporation.

  Jefferson Pilot's articles of incorporation require the affirmative vote of the holders of 80% of the outstanding shares to amend Article IX, which relates to the number, classification, nomination, including advance notice, vacancies and removal of directors, or Article X, which relates to business combinations.

  Bylaw Amendments. Under Delaware law and Guarantee's certificate of incorporation, the board of directors of Guarantee has the right to adopt, repeal, alter or amend the bylaws by majority vote of the entire board. Under Guarantee's certificate of incorporation, Guarantee's shareholders may adopt, repeal alter or amend the bylaws only upon the affirmative vote of the holders of 75% or more of the outstanding shares entitled to vote generally in the election of directors.

  Under North Carolina law, Jefferson Pilot's board of directors may amend or repeal the bylaws upon the affirmative vote of a majority of directors present at the meeting, and its shareholders may amend or repeal the bylaws provided that the votes cast in favor of such action exceed the votes cast against such action. Notwithstanding the foregoing, under Jefferson-Pilot's bylaws, in addition to any other vote required, Sections 1, 2, 7, 8, 9, 10 and 11 of
Article II, which relate to matters regarding the board of directors, the board of directors may not amend without the affirmative vote of the holders of 80% or more of the outstanding Jefferson Pilot shares. In addition, under North Carolina law, the board of directors may not readopt, amend or repeal a bylaw adopted, amended or repealed by the shareholders unless the corporation's articles of incorporation or a bylaw adopted by the shareholders authorizes such action by the board.

Director Liability

  Under both North Carolina and Delaware law, corporations may adopt provisions in their charter documents reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Under Guarantee's certificate of incorporation, directors cannot be held personally liable to Guarantee or its shareholders unless the liability arises from:

  . a breach of the director's duty of loyalty;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . liability for payment of an improper dividend or repurchase of Guarantee common stock under Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derives an improper personal benefit.

  Jefferson Pilot's articles of incorporation contain a provision eliminating the personal liability of each director for monetary damages to the maximum extent permitted by law. As a result, directors of Jefferson Pilot may not be held personally liable for breach of any duty as a director except with respect to:

  . acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the corporation;

  . any liability for an unlawful distribution under Section 55-8-33 of the North Carolina Business Corporation Act; or

  . any transaction from which the director derived an improper personal benefit.

Indemnification of Directors, Officers and Other Agents

  North Carolina law and Delaware law have substantially similar provisions and limitations regarding indemnification by a corporation of its officers, directors, employees and other agents. For example, North Carolina law and Delaware law both

  . permit the corporation to advance expenses to a person seeking indemnification upon receipt of an undertaking to repay the expenses if indemnity is not ultimately granted, and

  . provide that statutory indemnifications are not exclusive of other rights a person seeking indemnification may be entitled to under any bylaw or contract or resolution adopted by a corporation subject to the limits imposed by North Carolina law and Delaware law.

  Guarantee's bylaws implement the statutory framework for indemnification, requiring that Guarantee provide indemnity to officers, directors, employees and agents where permitted by statute and providing procedural mechanisms for directors and officers to enforce this right. Jefferson Pilot's bylaws contain no specific provisions relating to indemnification. However, by board and shareholder resolution, Jefferson Pilot has provided indemnification to directors and officers against certain liabilities to the extent permitted by North Carolina law.

Removal of Directors

  Guarantee's certificate of incorporation allows removal of directors only for cause by the affirmative vote of a majority of the Guarantee shares then entitled to vote for directors generally. Jefferson Pilot's articles of incorporation and bylaws allow removal of directors, with or without cause, by the affirmative vote of the holders of 80% of the outstanding Jefferson Pilot shares.

Call of Shareholders Meetings

  Guarantee's bylaws provide that only the chairman of the board of directors, the board of directors pursuant to a resolution adopted by a majority of the entire board, the president or the holders of not less than 25% of the outstanding Guarantee shares may call a special meeting of shareholders. Jefferson Pilot's bylaws provide that only the board of directors may call a special meeting of shareholders. Under North Carolina law, shareholders of a public company, such as Jefferson Pilot, may not call a special meeting of shareholders.

Shareholder Action by Written Consent

  Guarantee's certificate of incorporation specifically denies shareholders the ability to take any action by written consent. Under North Carolina law, the shareholders of Jefferson Pilot can take action by unanimous written consent.

Shareholder Proposals and Nominations for Directors

  Under Guarantee's bylaws, shareholders may nominate directors and make other proposals at an annual shareholders meeting if they give written notice of the proposal at least 35 days before the meeting, but if less than 35 days notice of the meeting is given to shareholders, then within seven days following mailing of the notice. For a special meeting, Guarantee shareholders must give written notice of their proposal no later than 10 days following the date on which Guarantee mailed the notice of the meeting. Similarly, Jefferson Pilot's articles of incorporation allow shareholders to nominate directors and make other proposals if they give written notice of the proposal, in the case of an annual meeting, 90 days in advance of the meeting. In the case of a special meeting, shareholders must give notice by the close of business on the seventh day following the date on which Jefferson Pilot gave notice of the meeting.

Proxy Requirement

  Under Delaware law, proxies are valid for up to three years unless otherwise specified in the proxy itself. Under North Carolina law, proxies are valid for an eleven-month period unless a different period is expressly provided for in the appointment form.

Derivative Actions

  Both Delaware law and North Carolina law permit shareholders to bring derivative actions on behalf of the corporation. Unlike Delaware law, however, under North Carolina law:

  . a demand on directors is a prerequisite in every action, even if futile,

  . a shareholder must obtain court approval if he or she wishes to settle, compromise or discontinue a derivative action, and

  . if the court finds that shareholders bought the derivative action without reasonable cause, the court may require the plaintiff to pay the defendant's reasonable expenses.

Rights of Dissenting Shareholders

  Delaware law grants appraisal rights only in the case of certain mergers and consolidations. In general, Delaware law does not allow appraisal rights in a merger for the holders of shares of any class or series of stock which is:

  . listed on a national securities exchange or designated as a national market system security, or

  . held of record by more than 2,000 shareholders unless the terms of an agreement of merger or consolidation require shareholders to accept for their shares anything except shares of stock of the surviving or another corporation that are so listed, designated or widely held.

  North Carolina law grants shareholders the right to dissent from certain fundamental corporate changes and demand payment for the appraised fair market value of their shares. These fundamental corporate changes include certain mergers, consolidations and other business combinations, and certain charter amendments. North Carolina law does not allow dissenters' rights in a merger for the holders of shares of any class of stock listed on a national securities exchange, designated for trading in the NASDAQ National Market System or held by more than 2,000 shareholders unless, in case of a merger or share exchange, the merger agreement or share exchange requires any shareholders to accept for their shares consideration other than cash or shares that are so listed, designated or widely held.

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

Provisions Affecting Business Combinations

  Section 203 of the Delaware General Corporation Law provides generally that any person who acquires 15% or more of a corporation's voting stock, thus becoming an "interested shareholder", may not engage in a wide range of "business combinations" with the corporation for a period of three years following the date the person became an interested shareholder, unless:

  . the board of directors of the corporation has approved, before that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested shareholder;

  . upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting shares outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer; or

  . the business combination is approved by the corporation's board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting shares not owned by the interested shareholder.

  Before the merger, the Nebraska Shareholders Protection Act applies to Guarantee because Guarantee fits the definition of "issuing public corporation." Following the merger, however, the Nebraska Shareholder Protection Act will not apply to former Guarantee shareholders who will then hold Jefferson Pilot stock because Jefferson Pilot is not an issuing public corporation under Nebraska law. An issuing public corporation can be a foreign corporation having:

  . 100 or more shareholders;

  . principal executive offices within Nebraska;

  . assets in Nebraska with a market value of at least $10 million;

  . 10% or more of its shareholders resident in Nebraska or 10% or more of its shares owned by Nebraska residents; and

  . at least 500 employees in Nebraska.

  An issuing public corporation under Nebraska law may not engage in a business combination with any person who owns 10% or more of the corporation's outstanding common stock absent prior board of director approval unless one of six scenarios, which do not apply to Guarantee, exist.

  Nebraska law also causes the shares of an issuing public corporation acquired in a control-share acquisition to lose certain voting rights as stock held by the acquiring corporation unless a majority of the shares, or in the case of shares entitled to vote as a class, a majority of the shares of such class, approves the transaction. A control-share acquisition is a direct or indirect acquisition of ownership of the voting stock of an issuing public corporation that would, when added to all other shares owned by the acquiring person, give the acquiring person at least 20% to 33%, 33% to 50%, or greater than 50% of the voting power of the issuing public corporation.

  Article 9 of the North Carolina Business Corporation Act provides that the affirmative vote of the holders of 95% of the voting shares of a corporation is required for the authorization of a business combination with any entity which is the beneficial owner of more than 20% of the voting shares of the corporation, unless:

  . the cash or value to be received per share by the holders in the business combination bears the same or a greater ratio to the market price of the corporation's common stock as the highest per share price that such other entity paid for the shares that it already owns bears to the market price of the stock;

  . the cash or value paid to shareholders per share is not less than the highest per share price paid by the interested party in acquiring any of the shares of the corporation's shares and is not less than the earnings per share of the corporation's common stock for the four full consecutive fiscal quarters immediately preceding the record date for the solicitation of votes, multiplied by the then price/earnings multiple;

  . if, after acquiring a 20% interest in the corporation, the owner of such interest has:

   (1) ensured that the corporation's board of directors included representation proportionate to the outstanding shares,

   (2) not reduced the rate of dividends, except by unanimous vote of the board of directors,

   (3) not acquired any newly issued shares of the corporation's capital stock, and

   (4) not acquired any shares of the corporation's outstanding common stock except as part of the initial transaction which resulted in the beneficial ownership;

  . the beneficial owner did not get the benefit, except proportionately, of any loans, advances, etc. or did not make any major change in the corporation's business or equity capital structure, except by unanimous vote of the board of directors; and

  . a proxy statement is mailed to all public shareholders to solicit their approval.

  Article X of Jefferson Pilot's articles of incorporation identifies certain additional scenarios, defined as business combinations, that require a supermajority vote, similar to the vote required under the North Carolina Shareholder Protection Act. Holders of at least 80% of the voting power of the outstanding shares of common stock entitled to vote generally in the election of directors must vote in favor of the following transactions:

  . any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any interested shareholder or affiliate having an aggregate fair market value of $50,000,000 or more; or

  . issuance or transfer of any securities to any interested shareholder in exchange for cash, securities or other property having an aggregate fair market value of $50,000,000 or more; or

  . the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an interested shareholder or affiliate; or

  . any transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any subsidiary which is directly or indirectly owned by an interested shareholder.

  The articles further provide that this 80% vote is not required in the case of any of the above transactions if, along with those exceptions contained in North Carolina law,

  . a majority of the disinterested directors approved the business combination and

  . the consideration paid was fair.

Shareholder Rights Agreements

  Guarantee's shareholder rights agreement grants registered holders of Guarantee common stock the right to purchase from Guarantee one one-thousandth of a share of preferred stock at a price of $80.00 per share. This right triggers upon the earlier to occur of:

  . 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of Guarantee common stock, or

  . 10 business days after the announcement or commencement of a tender offer or exchange offer, which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Guarantee common stock.

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

The rights granted under the agreement expire on November 18, 2006. In the event Guarantee is acquired in a merger or other business combination transaction or Guarantee sells 50% or more of its consolidated assets or earnings power, each holder of a right can purchase for the rights exercise price, shares of common stock of the acquiring company having a market value of twice the exercise price. In the event that a person or group acquires 15% or more of the outstanding shares of Guarantee stock, each holder of a right can purchase for the exercise price, shares of Guarantee common stock having a value of twice the market value. Guarantee amended its rights agreement in connection with the merger to provide that the merger with Jefferson Pilot would not trigger any of the rights of Guarantee shareholders under the rights agreement.

  Jefferson Pilot's shareholder rights agreement is similar in operation to Guarantee's. Each right granted to holders of Jefferson Pilot common stock entitles the holder to purchase from Jefferson Pilot one common share at a price of $235.00 per share. Shareholders may exercise this right upon the occurrence of the same events as those triggering the exercise of Guarantee's rights. The rights expire on February 8, 2009. Jefferson Pilot's rights agreement grants the same rights with respect to mergers or other business combination transactions, or acquisitions of 15% or more of Jefferson Pilot's outstanding shares, as does Guarantee's rights agreement.

                             ADDITIONAL INFORMATION

Dissenters' Appraisal Rights

  Guarantee Shareholders. Guarantee is a Delaware corporation. Section 262 of the Delaware General Corporation Law provides appraisal rights, sometimes referred to as "dissenters' rights", under certain circumstances to shareholders of a Delaware corporation that is involved in a merger. Record holders of Guarantee common stock that follow the appropriate procedures are entitled to appraisal rights under Section 262 in connection with the merger.

  The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware general corporation law and is qualified in its entirety by the full text of Section 262, which is reprinted in its entirety as Appendix C to this proxy statement-prospectus. All references in
Section 262 to a "stockholder" and in this discussion to a "record holder" or a "holder of Guarantee common stock" are to the record holder of the shares of Guarantee common stock immediately before completion of the merger as to which appraisal rights are asserted. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

  Under the Delaware General Corporation Law, record holders of Guarantee common stock that follow the procedures set forth in Section 262 and that have not voted in favor of the approval and adoption of the merger agreement and the merger are entitled to have the Delaware Court of Chancery appraise their shares of Guarantee common stock and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

  Under Section 262, when a board of directors submits a merger agreement and merger for approval and adoption at a meeting of shareholders, as in the case of the Guarantee special meeting, not less than 20 days before the meeting, Guarantee must notify each of its shareholders entitled to appraisal rights that they have such appraisal rights and include in each such notice a copy of
Section 262. This proxy statement-prospectus constitutes such notice to the holders of Guarantee common stock. Any holder of Guarantee common stock who wishes to exercise appraisal rights or wishes to preserve such holder's right to do so should review the following discussion and Appendix C carefully because the failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the Delaware General Corporation Law.

  A holder of Guarantee common stock wishing to exercise such holder's appraisal rights must deliver to Guarantee, before the vote on the approval and adoption of the merger agreement and the merger at the Guarantee special meeting, a written demand for appraisal of such holder's Guarantee common stock and must reasonably inform Guarantee of the identity of the holder of record as well as the intention of the holder to demand an appraisal of the fair value of the shares held. In addition, a holder of Guarantee common stock wishing to exercise appraisal rights or wishing to preserve such holder's right to do so must hold of record such shares on the date the written demand for appraisal is made, must continue to hold such shares through the completion of the merger and must either vote against or abstain from voting on the approval and adoption of the merger agreement and the merger.

  Only a holder of record of Guarantee common stock may assert appraisal rights for Guarantee common stock, registered in such holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates, and must state that such holder intends thereby to demand appraisal of such holder's shares of Guarantee common stock. A proxy or vote against the approval and adoption of the merger agreement and the merger will not constitute a demand for appraisal.

  If the shares of Guarantee common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and, if the shares of Guarantee common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds Guarantee common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of Guarantee common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Guarantee common stock held for other beneficial owners. In such case, however, the written demand should set forth the number of shares of Guarantee common stock as to which a shareholder seeks appraisal. If a shareholder does not specify a number of shares of Guarantee common stock, the Delaware Court of Chancery will presume that the demand covers all Guarantee common stock held in the name of the record owner. We urge holders of Guarantee common stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights to consult with their brokers to determine the appropriate procedures for making of a demand for appraisal by such nominee.

  Shareholders should mail or deliver all written demands for appraisal of Guarantee common stock to Guarantee at 8801 Indian Hills Drive, Omaha, Nebraska 68114, Attention: Secretary, so Guarantee may receive the demand before the vote on the approval and adoption of the merger proposal at the Guarantee special meeting.

  Within 10 days after we complete the merger, Guarantee, or LG Merger Corp. if the merger is an all cash merger, as the surviving corporation in the merger, must send a notice as to completion of the merger to each person that satisfied the appropriate provisions of Section 262. Within 120 days after we complete the merger, but not thereafter, the surviving corporation, or any holder of Guarantee common stock entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Guarantee common stock held by all such shareholders. Neither Guarantee nor LG Merger Corp. is under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the Guarantee common stock. Accordingly, it is the obligation of the holders of the shares of Guarantee common stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

  Within 120 days of completion of the merger, any record holder of Guarantee common stock that has complied with the requirements for exercise of appraisal rights can request in writing a statement from the surviving corporation setting forth the aggregate number of shares of Guarantee common stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail such statement within 10 days after it has received the written request or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

  If a holder of Guarantee common stock timely files a petition for appraisal and serves a copy of such petition upon the surviving corporation, the surviving corporation is then obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their shares and with whom the surviving corporation has not reached agreements as to the value of their shares. After notice to such shareholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery may conduct a hearing on such petition to determine those shareholders that have complied with Section 262 and that have become entitled to appraisal rights. The Delaware Court of Chancery may require the holders of shares of Guarantee common stock that demanded payment for their shares to submit their share certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceeding. If any shareholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such shareholder.

  After determining the holders of Guarantee common stock who are entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of their shares of Guarantee common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their Guarantee common stock as determined under Section 262 could be more than, the same as or less than the value of the consideration that they would otherwise receive in the merger if they did not seek appraisal of their Guarantee common stock, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that the Delaware Court of Chancery should consider "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" in the appraisal proceedings. More specifically, the Delaware Supreme Court has stated that: "Fair value, in an appraisal context, measures "that which has been taken from the shareholder, viz., his proportionate interest in a going concern.' " In the appraisal process, the Delaware Court of Chancery values the corporation "as an entity,' not merely as a collection of assets or by the sum of the market price of each share of its stock. Moreover, the Delaware Court of Chancery must view a corporation as an on-going enterprise, occupying a particular market position in the light of future prospects." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a shareholder's exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Guarantee common stock have been appraised. The Delaware Court of Chancery may determine the costs of the action and tax these costs upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any holder of Guarantee common stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Guarantee common stock entitled to appraisal.

  Any holder of Guarantee common stock that has duly demanded an appraisal in compliance with Section 262 will not, after completion of the merger, be entitled to vote such shareholder's shares of Guarantee common stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Guarantee common stock as of a date before we consummate the merger.

  If any holder of Guarantee common stock that demands appraisal of such holder's shares of Guarantee common stock under Section 262 fails to perfect, or effectively withdraws or loses such holder's right to appraisal, as provided in the Delaware General Corporation Law, the holder will be treated as if he or she made a non-election and the holder's Guarantee common stock will convert either into Jefferson Pilot common stock or cash in accordance with the merger agreement (without interest). See "The Merger Agreement--Allocation of Stock Consideration and Cash Consideration; Proration" beginning on page 35. A holder of Guarantee common stock will fail to perfect, or will effectively lose, the right to appraisal if the holder does not file a petition for appraisal within 120 days after we complete the merger. A holder may withdraw a demand for appraisal by delivering to the surviving corporation a written withdrawal of the demand for appraisal and an acceptance of the merger. Any such attempt to withdraw made more than 60 days after we complete the merger will, however, require the written approval of Jefferson Pilot. Further, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

  Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights, in which event a holder of guarantee common stock will be entitled to receive only the consideration set forth in the Merger Agreement for each share of guarantee common stock issued and outstanding immediately before the effective time of the merger owned by such holder.

  The foregoing is a summary of certain of the provisions of Section 262 and is qualified in its entirety by reference to the full text of such Section 262, a copy of which is attached as Appendix C to this proxy statement-prospectus.

  Jefferson Pilot Shareholders. Jefferson Pilot shareholders will not be entitled to dissenters' appraisal rights under Delaware law or otherwise in connection with the merger.

Legal Matters

  Richard T. Stang, Deputy General Counsel of Jefferson Pilot will pass on the validity of the Jefferson Pilot common stock issued in connection with the merger. King & Spalding will pass on federal income tax matters relating to the merger for Jefferson Pilot. Kutak Rock will pass on federal income tax matters relating to the merger for Guarantee.

Experts

  Ernst & Young LLP, Jefferson Pilot's independent auditors, have audited the consolidated financial statements and schedules of Jefferson Pilot included in its Annual Report on Form 10-K/A for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this proxy statement-prospectus. Jefferson Pilot's consolidated financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

  KPMG LLP, independent public accountants, have audited the financial statements and schedules of Guarantee incorporated by reference in this proxy statement-prospectus as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

Independent Public Accountants

  Representatives of KPMG LLP will be present at the special meeting. Those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Other Matters

  As of the date of this proxy statement-prospectus, the Guarantee board of directors knows of no other matter that it will present for consideration at the special meeting. If any other matter shall properly come before the special meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies as to that matter.

The individuals named as proxies intend to vote or not vote in accordance with the recommendation of Guarantee's management.

Shareholder Proposals

  Jefferson Pilot. Shareholders submitting proposals for consideration at the 2000 annual meeting of Jefferson Pilot shareholders pursuant to Rule 14a-8 under the Exchange Act must reach the Secretary of Jefferson Pilot no later than November 29, 1999, in order to be included in the proxy materials sent by Jefferson Pilot management for the annual meeting. Shareholder proposals intended for presentation at the 2000 annual meeting of Jefferson Pilot shareholders but not for inclusion in management's proxy materials under Rule 14a-8 must reach the Secretary of Jefferson Pilot on or before February 1, 1999 to be considered at the 2000 annual meeting.

  Guarantee Life. Shareholders submitting proposals for consideration at the 2000 annual meeting of Guarantee Life shareholders pursuant to Rule 14a-8 under the Exchange Act must reach the Secretary of Guarantee Life no later than December 13, 1999, in order to be included in the proxy materials sent by Guarantee Life management for the annual meeting. Shareholder proposals intended for presentation at the 2000 annual meeting of Guarantee Life shareholders but not for inclusion in management's proxy materials under Rule 14a-8 must reach the Secretary of Guarantee Life on or before April 6, 2000, in order to be considered at the 2000 annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

  Jefferson Pilot and Guarantee file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information filed by Jefferson Pilot and Guarantee at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information about the public reference rooms. You can also find copies of the SEC filings made by Jefferson Pilot and Guarantee on commercial document retrieval services and, on a delayed basis, at the world wide web site maintained by the SEC at http://www.sec.gov. You can also inspect reports, proxy statements and other information about Jefferson Pilot at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

  Jefferson Pilot has filed a registration statement under the Securities Act with the SEC that registers the shares of Jefferson Pilot common stock that may be issued in the merger. This document is a part of that registration statement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Jefferson Pilot. The rules and regulations of the SEC allow us to omit from this document some of the information included in the registration statement. You may inspect copies of the registration statement, including exhibits, without charge at the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates. The registration statement is also available from the SEC's web site, http://www.sec.gov.

  In addition to serving as a proxy statement of Guarantee for the special meeting of Guarantee's shareholders, this document also serves as a prospectus for the shares of Jefferson Pilot common stock that Jefferson Pilot may issue in the merger.

  The SEC allows Jefferson Pilot and Guarantee to "incorporate by reference" information into this document. This means that companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is part of this proxy statement-prospectus, except to the extent information included in this document or in a document subsequently filed with the SEC that is incorporated by reference supersedes it.

  This proxy statement-prospectus incorporates by reference the documents listed below that Jefferson Pilot and Guarantee have previously filed with the SEC. These documents contain important information about Jefferson Pilot and Guarantee and their financial condition.

Documents Incorporated by Reference

Jefferson Pilot SEC Filings (SEC File Number 1-5955).

    1. Jefferson Pilot's Annual Report on Form 10-K for the year ended December 31, 1998;

    2. Jefferson Pilot's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999;

    3. Jefferson Pilot's Current Reports on Form 8-K filed with the SEC on February 18, 1999 and September 20, 1999; and

    4. The description of Jefferson Pilot's common stock set forth in the registration statement filed with the SEC under Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating the description.

Guarantee SEC Filings (SEC File Number 0-26788).

    1. Guarantee's Annual Report on Form 10-K for the year ended December 31, 1998, including all amendments thereto;

    2. Guarantee's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999, including all amendments thereto;

    3. Guarantee's Current Reports on Form 8-K, filed with the SEC on September 22, 1999 and November 24, 1999; and

    4. The description of Guarantee's common stock set forth in the registration statement filed with the SEC under Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating the description.

  We are also incorporating by reference any additional documents that either Jefferson Pilot or Guarantee may file with the SEC after the date of this document and before the special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

  Jefferson Pilot has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to Jefferson Pilot. Guarantee has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to Guarantee.

  You can obtain any of the documents incorporated by reference in this document through Jefferson Pilot or Guarantee, as appropriate, or from the SEC through the SEC web site referred to above. Documents incorporated by reference are available from the applicable company without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement-prospectus. You can obtain documents incorporated by reference in this proxy statement-prospectus by requesting them from the applicable company as follows:

  Jefferson-Pilot Corporation:   100 North Greene Street
                                 Greensboro, NC 27401
                                 Attention: Investor Relations
                                 Telephone: (336) 691-3379
                                 Fax: (336) 691-3283
                                 e-mail: investor.relations@jpfinancial.com

  The Guarantee Life Companies Inc.:
                                 8801 Indian Hills Drive
                                 Omaha, NE 68114
                                 Attention: Secretary
                                 Telephone: (402) 361-7300

  If you would like to request documents, please do so by December 24, 1999 so you can receive them before the special meeting. Requested documents will be mailed to you by first-class mail, or another equally prompt means, as promptly as practicable after receipt of your request.

  We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement-prospectus or in any of the materials that we have incorporated into this document. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the shares of Jefferson Pilot common stock offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This document is dated November 24, 1999. You should not assume that the information contained in this document is accurate as of any other date unless the information specifically indicates that another date applies.

                                   APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       AMENDED AND RESTATED AGREEMENT AND
                                 PLAN OF MERGER

                                     among

                          JEFFERSON-PILOT CORPORATION

                                LG MERGER CORP.

                                      and

                       THE GUARANTEE LIFE COMPANIES INC.

                        Dated as of September 19, 1999,
                 as amended and restated as of October 14, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

   Section                                                                Page
   -------                                                                ----
                                   ARTICLE I

                                   THE MERGER

 Section 1.1  The Merger................................................    1
 Section 1.2  Closing...................................................    1
 Section 1.3  Effective Time............................................    1
 Section 1.4  Effects of the Merger.....................................    1
 Section 1.5  Certificate of Incorporation and By-Laws of the Surviving
               Corporation..............................................    2
 Section 1.6  Directors.................................................    2
 Section 1.7  Officers..................................................    2

                                   ARTICLE II

                 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

 Section 2.1  Effect on Stock...........................................    2
 Section 2.2  Election Procedure........................................    3
 Section 2.3  Issuance of Parent Common Stock and Payment of Cash
               Consideration; Proration.................................    4
 Section 2.4  Appraisal Rights..........................................    6
 Section 2.5  Exchange of Certificates..................................    6

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 Section 3.1  Organization, Qualification, Etc..........................    8
 Section 3.2  Capital Stock.............................................    9
 Section 3.3  Corporate Authority Relative to this Agreement; No
               Violation................................................   10
 Section 3.4  Reports and Financial Statements..........................   11
 Section 3.5  No Undisclosed Liabilities................................   12
 Section 3.6  No Violation of Law.......................................   12
 Section 3.7  Environmental Laws and Regulations........................   12
 Section 3.8  No Undisclosed Employee Benefit Plan Liabilities or
               Severance Arrangements...................................   12
 Section 3.9  Absence of Certain Changes or Events......................   13
 Section 3.10 Investigations; Litigation................................   13
 Section 3.11 Proxy Statement; Registration Statement; Other
               Information..............................................   13
 Section 3.12 Lack of Ownership of Parent Common Stock..................   14
 Section 3.13 Tax Matters...............................................   14
 Section 3.14 Opinion of Financial Advisor..............................   15
 Section 3.15 Required Vote of the Company Stockholders.................   15
 Section 3.16 Material Contracts........................................   15
 Section 3.17 Intellectual Property Rights..............................   15
 Section 3.18 Year 2000 Matters.........................................   16
 Section 3.19 Takeover Statute..........................................   16
 Section 3.20 Finders or Brokers........................................   16
 Section 3.21 Rights Agreement..........................................   16
 Section 3.22 Insurance Laws............................................   16
 Section 3.23 Insurance Business........................................   17
 Section 3.24 Agents....................................................   18
 Section 3.25 Separate Accounts.........................................   18
 Section 3.26 Derivatives...............................................   18
 Section 3.27 Investments...............................................   19
 Section 3.28 Ohio Farmers Compliance...................................   19
 Section 3.29 Real Estate...............................................   19

   Section                                                                Page
   -------                                                                ----
                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

 Section 4.1  Organization, Qualification, Etc..........................   19
 Section 4.2  Capital Stock.............................................   19
 Section 4.3  Corporate Authority Relative to this Agreement; No
               Violation................................................   20
 Section 4.4  Reports and Financial Statements..........................   20
 Section 4.5  No Undisclosed Liabilities................................   21
 Section 4.6  No Violation of Law.......................................   22
 Section 4.7  Absence of Certain Changes or Events......................   22
 Section 4.8  Investigations; Litigation................................   22
 Section 4.9  Proxy Statement; Registration Statement; Other
               Information..............................................   22
 Section 4.10 Lack of Ownership of the Company Common Stock.............   22
 Section 4.11 Vote of Parent Stockholders...............................   22
 Section 4.12 Finders or Brokers........................................   22
 Section 4.13 Financing.................................................   22
 Section 4.14 Employment Agreement......................................   23

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

 Section 5.1  Conduct of Business by the Company or Parent..............   23
 Section 5.2  Investigation.............................................   25
 Section 5.3  Proxy Material; Registration Statement....................   26
 Section 5.4  Affiliate Agreements......................................   27
 Section 5.5  Employee Incentive and Benefit Plans......................   27
 Section 5.6  Filings; Other Action.....................................   27
 Section 5.7  Further Assurances........................................   28
 Section 5.8  Takeover Statute..........................................   28
 Section 5.9  No Solicitation...........................................   28
 Section 5.10 Public Announcements......................................   29
 Section 5.11 Indemnification and Insurance.............................   29
 Section 5.12 Accountants' "Comfort" Letters............................   30
 Section 5.13 Additional Reports and Information........................   30
 Section 5.14 Company Rights Plan.......................................   31
 Section 5.15 Control of Other Party's Business.........................   31
 Section 5.16 Omaha Operations..........................................   31
 Section 5.17 Nebraska Domicile.........................................   31
 Section 5.18 Tax Matters...............................................   31
 Section 5.19 Financing.................................................   31

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

 Section 6.1  Conditions to Each Party's Obligation to Effect the
               Merger...................................................   31
 Section 6.2  Conditions to Obligation of the Company to Effect the
               Merger...................................................   32
 Section 6.3  Conditions to Obligation of Parent to Effect the Merger...   32

   Section                                                                Page
   -------                                                                ----
                                  ARTICLE VII

                                  TERMINATION

 Section 7.1  Termination or Abandonment................................   33
 Section 7.2  Termination Fee...........................................   34
 Section 7.3  Amendment or Supplement...................................   34
 Section 7.4  Extension of Time, Waiver, Etc............................   34

                                  ARTICLE VIII

                                 MISCELLANEOUS

 Section 8.1  No Survival of Representations and Warranties.............   35
 Section 8.2  Expenses..................................................   35
 Section 8.3  Counterparts; Effectiveness...............................   35
 Section 8.4  Governing Law.............................................   35
 Section 8.5  Jurisdiction..............................................   35
 Section 8.6  Notices...................................................   35
 Section 8.7  Assignment; Binding Effect................................   36
 Section 8.8  Severability..............................................   36
 Section 8.9  Enforcement of Agreement..................................   36
 Section 8.10 Entire Agreement; No Third-Party Beneficiaries............   36
 Section 8.11 Headings..................................................   37
 Section 8.12 Definitions...............................................   37
 Exhibit A    Form of Affiliate Letter
 Exhibit B    Actions Regarding Employee Benefit Plans
 Exhibit C    Amendment to Rights Plan
 Exhibit D    Form of Noncompetition, Nonsolicitation and Cancellation
               Agreement with Robert D. Bates
 Exhibit E    Form of Employment Agreement with Robert D. Bates

Agent.............................................................. 3.24(a)
Agreement................................................... Opening Clause
All Cash Transaction................................................ 2.3(c)
Applicable Insurance Laws............................................. 3.22
Average Parent Price................................................ 2.1(b)
Cancellation Agreement.............................................. 3.8(c)
Cash Consideration.................................................. 2.1(b)
Cash Election....................................................... 2.2(a)
Cash Election Number................................................ 2.3(a)
Cash Election Shares................................................ 2.3(b)
Cash Fraction....................................................... 2.3(b)
Certificate of Merger.................................................. 1.3
Certificates........................................................ 2.1(b)
Closing Date........................................................... 1.2
Code.............................................................. Preamble
Common Stock Consideration.......................................... 2.1(b)
Company..................................................... Opening Clause
Company Actuarial Analyses......................................... 3.23(b)
Company Affiliated Group........................................... 3.13(a)
Company Common Stock................................................ 2.1(a)
Company Disclosure Schedule..................... Article III, 1st Paragraph
Company Insurance Subsidiaries...................................... 3.1(b)
Company Material Contracts............................................ 3.16
Company Meeting..................................................... 5.3(d)
Company Option Plans................................................ 3.2(a)
Company Preferred Stock............................................. 3.2(a)
Company Representatives............................................. 5.9(a)
Company Required Approvals.......................................... 3.3(b)
Company Rights Plan................................................. 3.2(a)
Company SAP Statements.............................................. 3.4(b)
Company SEC Reports................................................. 3.4(a)
Company Stockholder Approval.......................................... 3.15
Company Stockholder Rights.......................................... 3.2(a)
Confidentiality Agreement.............................................. 5.2
Costs.............................................................. 5.11(a)
Current Company Group.............................................. 3.13(a)
Current Premium.................................................... 5.11(c)
D&O Insurance...................................................... 5.11(c)
DGCL.............................................................. Preamble
Dissenting Share....................................................... 2.4
Distribution Date..................................................... 3.21
Effective Time......................................................... 1.3
Election............................................................ 2.2(a)
Election Deadline................................................... 2.2(c)
Election Form....................................................... 2.2(b)
Employment Agreement.................................................. 4.14
Environmental Claims................................................... 3.7
Environmental Laws..................................................... 3.7
ERISA............................................................... 3.8(a)
Exchange Act........................................................ 3.3(b)
Exchange Agent...................................................... 2.5(a)
Exchange Fund....................................................... 2.5(a)
Exchange Ratio...................................................... 2.1(b)
GAAP................................................................ 3.4(a)

HSR Act................................................................. 3.3(b)
Indemnified Parties.................................................... 5.11(a)
Intellectual Property..................................................... 3.17
Knowledge.............................................................. 8.12(b)
Lien.................................................................... 3.1(a)
Mailing Date............................................................ 2.2(b)
Material Adverse Effect................................................. 3.1(a)
Material State......................................................... 3.13(e)
Merger................................................................ Preamble
Merger Consideration.................................................... 2.1(b)
Merger Price............................................................ 2.1(b)
Merger Sub...................................................... Opening Clause
Nebraska Insurers Demutualization Act.................................. 8.12(c)
Nebraska Shareholders Protection Act................................... 8.12(d)
Non-Electing Shares..................................................... 2.3(b)
Non-Election............................................................ 2.2(a)
Non-Election Fraction................................................... 2.3(d)
NYSE.................................................................... 2.1(b)
Option Amount........................................................... 2.1(c)
Parent.......................................................... Opening Clause
Parent Common Stock..................................................... 2.1(b)
Parent Disclosure Schedule........................... Article IV, 1st Paragraph
Parent Preferred Stock.................................................. 4.2(a)
Parent Required Approvals............................................... 4.3(b)
Parent Rights Agreement................................................. 2.1(b)
Parent SAP Statements................................................... 4.4(b)
Parent SEC Reports...................................................... 4.4(a)
Parent Stockholder Rights............................................... 2.1(b)
Past Company Group..................................................... 3.13(a)
Proxy Statement........................................................... 3.11
Registration Statement.................................................. 5.3(a)
Regulatory Law.......................................................... 5.6(c)
SEC..................................................................... 3.4(a)
Securities Act.......................................................... 3.3(b)
Separate Accounts...................................................... 3.25(a)
Shares..................................................................... 2.2
Small Stockholder....................................................... 2.3(d)
Small Stockholder Amount................................................ 2.3(d)
Stock Election.......................................................... 2.2(a)
Stock Election Number................................................... 2.3(a)
Stock Election Shares................................................... 2.3(b)
Stock Fraction.......................................................... 2.3(c)
Subsidiaries........................................................... 8.12(a)
Superior Proposal....................................................... 5.9(a)
Surviving Corporation...................................................... 1.1
Takeover Proposal....................................................... 5.9(a)
Tax Return............................................................. 3.13(e)
Taxes.................................................................. 3.13(e)
Termination Date........................................................... 5.1
Termination Fee............................................................ 7.2
Trading Average......................................................... 2.1(b)
Trading Day............................................................. 2.1(b)
Triggering Event........................................................... .21

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of October 14, 1999 (the "Agreement"), restates the Merger Agreement, dated as of September 19, 1999, among JEFFERSON-PILOT CORPORATION, a North Carolina corporation ("Parent"), LG MERGER CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and THE GUARANTEE LIFE COMPANIES INC., a Delaware corporation (the "Company"), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of even date herewith, among Parent, Merger Sub and the Company.

                             W I T N E S S E T H :

  WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared the advisability of this Agreement and the merger of the Company with Merger Sub (the "Merger") in accordance with the General Corporation Law of the State of Delaware ("DGCL") and upon the terms and subject to the conditions set forth in this Agreement; and

  WHEREAS, except in the event of an All Cash Transaction, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is hereby adopted as a plan of reorganization for purposes of Section 368 of the Code;

  NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

                                   ARTICLE I

                                   The Merger

  Section 1.1 The Merger. Upon the terms and subject to Section 2.3(g) and the conditions set forth in this Agreement and in accordance with the DGCL, the Company shall be merged with and into Merger Sub at the Effective Time of the Merger. Following the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation").

  Section 1.2 Closing. The closing of the Merger shall, subject to Section 2.3(f), take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date") which (except as set forth herein) shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI at the offices of King & Spalding, 1185 Avenue of the Americas, New York, unless another date or place is agreed to in writing by the parties hereto, provided the Closing Date shall not take place prior to December 15, 1999, unless otherwise agreed to in writing by the parties hereto.

  Section 1.3 Effective Time. On the Closing Date, the parties shall execute and file in the office of the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the DGCL and shall make all other filings or recordings, if any, required under the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger, or at such later time as is agreed upon by the parties hereto and set forth therein (such time as the Merger becomes effective is referred to herein as the "Effective Time").

  Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in applicable provisions of the DGCL.

  Section 1.5 Certificate of Incorporation and By-Laws of the Surviving Corporation. (a) Subject to Section 2.3(g), the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

  (b) Subject to Section 2.3(g), the By-laws of Merger Sub as in effect immediately prior to the Effective Time shall become the By-laws of the Surviving Corporation after the Effective Time, until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

  Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

  Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

                                   ARTICLE II

                 Conversion of Shares; Exchange of Certificates

  Section 2.1 Effect on Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

    (a) Each share of common stock, par value $.01 per share, of the Company (together with the associated Company Stockholder Rights, the "Company Common Stock") issued and held, immediately prior to the Effective Time, in the Company's treasury or by any of the Company's direct or indirect wholly owned subsidiaries, and each share of Company Common Stock that is owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent (except for shares held in a separate account or any mutual fund of any Subsidiary of Parent), shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

    (b) Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(a) and Dissenting Shares) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a fraction of a duly authorized, validly issued, fully paid and nonassessable share of common stock of Parent, par value $1.25 (together with the associated common share purchase rights (the "Parent Stockholder Rights") issued pursuant to the Amended and Restated Rights Agreement dated as of November 7, 1994 between Parent and First Union National Bank as Rights Agent (as amended from time to time, the "Parent Rights Agreement"), the "Parent Common Stock"), or cash, or a combination of Parent Common Stock and cash, in accordance with the following:

      (i) a fraction of a duly authorized, validly issued, fully paid and nonassessable share of Parent Common Stock (the "Common Stock Consideration"), calculated by dividing (x) $32.00 (the "Merger Price") by (y) the Average Parent Price, rounded to four decimal places (such fraction being referred to herein as the "Exchange Ratio"). As used herein, the "Average Parent Price" shall mean the average of the high and low sales prices, regular way, per share of Parent Common Stock as reported in The Wall Street Journal on each of the 10 consecutive New York Stock Exchange ("NYSE") trading days (each, a "Trading Day") ending on (and including) the fourth Trading Day prior to the Effective Time (the "Trading Average"); or

      (ii) $32.00 in cash, without any interest thereon (the "Cash Consideration"; the Common Stock Consideration and the Cash
    Consideration, collectively, the "Merger Consideration");

in each case as the holder thereof shall have elected or be deemed to have elected, in accordance with and subject to the limitations set forth in Section
2.2 hereof determined as provided in Section 2.3 hereof.

  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except as otherwise provided herein or by law.

    (c) Each option granted under the Company's option plans held by employees and directors outstanding at the Effective Time to acquire a share of Company Common Stock shall be converted into the right to receive an amount in cash (the "Option Amount") equal to the Cash Consideration less the exercise price therefor. As promptly as practicable following the Effective Time, the Surviving Corporation shall pay to each holder of one or more options the applicable Option Amount (less any applicable withholding taxes). On the Closing Date, the Company shall deposit in a bank account not within the Company's control an amount of cash equal to the aggregate payments to be made pursuant to the prior sentence together with instructions that such cash be promptly distributed following the Effective Time to the holders of such options in accordance with this Section.

    (d) Each issued and outstanding share of common stock, par value $100 per share, of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    (e) The calculations of the computations required by this Article II shall be prepared by Parent prior to the Closing Date and shall be set forth in a statement furnished to the Company showing in reasonable detail the manner of calculation.

    (f) At the Effective Time, the stock transfer books of the Company shall be closed as to holders of the Company Common Stock immediately prior to the Effective Time and no transfer of the Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, Certificates are properly presented in accordance with this Article II to the Exchange Agent, such Certificates shall be canceled and exchanged for certificates representing the number of shares of Parent Common Stock, and/or a check representing the amount of cash, if any, into which the Company Common Stock represented thereby was converted in the Merger.

  Section 2.2 Election Procedure. Each holder (or beneficial owner through appropriate and customary documentation and instructions) of shares of Company Common Stock ("Shares") (other than holders of Shares to be canceled as set forth in Section 2.1(a)) shall have the right to submit a request specifying the number of Shares that such holder desires to have converted into shares of Parent Common Stock in the Merger and the number of Shares that such holder desires to have converted into the right to receive Cash Consideration in the Merger in accordance with the following procedure:

    (a) Subject to Section 2.3, each holder of Shares may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an "Election") (i) the number of Shares owned by such holder that such holder desires to have converted into Parent Common Stock in the Merger (a "Stock Election") and (ii) the number of Shares owned by such holder that such holder desires to have converted into the right to receive the Cash Consideration in the Merger (a "Cash Election") and (iii) the number of Shares owned by such holder as to which such holder has no preference as to the receipt of Cash Consideration or Parent Common Stock for such shares (a "Non-Election").

    (b) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as Parent and the Company shall mutually agree (the "Election Form") shall be mailed thirty days prior to the anticipated Effective Time or on such other date as Parent and the Company shall mutually agree (the "Mailing Date") to each holder of record of Company Common Stock as of five business days prior to the Mailing Date.

    (c) Any Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the fifth day prior to the anticipated Effective Time (or such other time and date as Parent and the Company shall mutually agree) (the "Election Deadline"), an Election Form properly completed and signed and accompanied by Certificates for the Shares to which such Election Form relates (or customary affidavits and indemnification regarding the loss or destruction of such Certificate or Certificates or by an appropriate guarantee of delivery of such Certificates, as set forth in such Election Form, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery). Failure to deliver Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election.

    (d) Any Company stockholder may at any time prior to the Election Deadline revoke or change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Election Form or by withdrawal of his or her Certificates for Shares, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. In the event an Election Form is revoked prior to the Election Deadline, the Shares represented by such Election Form shall (except in the case of an All Cash Transaction) be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. The Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. The Exchange Agent shall be under no obligation to notify any person of any defect in an Election Form. All Elections shall be revoked automatically in the event of an All Cash Transaction or if the Exchange Agent is notified in writing by Parent or the Company that this Agreement has been terminated.

    (e) Within fifteen calendar days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or Cash Consideration in the Merger in accordance with Section 2.3.

  Section 2.3 Issuance of Parent Common Stock and Payment of Cash Consideration; Proration. The manner in which each Share (other than Shares to be canceled as set forth in Section 2.1(a) and Dissenting Shares) shall be converted into Parent Common Stock or the right to receive the Cash Consideration at the Effective Time shall be as set forth in this Section 2.3. All references to "outstanding" Shares in this Section 2.3 shall mean (i) all Shares outstanding immediately prior to the Effective Time, less (ii) Shares to be cancelled as set forth in Section 2.1(a).

    (a) As is more fully set forth below, the number of Shares to be converted into the right to receive the Cash Consideration pursuant to the Merger shall be equal to 50% of all outstanding Shares less the sum of (i) the number of Dissenting Shares, if any, which are not to be treated as Non-Electing Shares pursuant to Section 2.4 and (ii) the number of Shares to be exchanged for cash in lieu of fractional shares pursuant to Section 2.5(e) (the "Cash Election Number"). The number of Shares to be converted into the right to receive Parent Common Stock in the Merger shall be equal to 50% of all outstanding Shares (the "Stock Election Number").

    (b) If the aggregate number of Shares covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, all Shares covered by Stock Elections (the "Stock Election Shares") and all Shares covered by Non-Elections (the "Non-Electing Shares") shall be converted into the right to receive Parent Common Stock, and the Cash Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

    each Cash Election Share shall be converted into the right to receive
    (i) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Parent Common Stock equal to the product of (x) the Common Stock Consideration and (y) a fraction equal to one minus the Cash Fraction.

    (c) If the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Electing Shares shall be converted into the right to receive cash, and all Stock Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

    each Stock Election Share shall be converted into the right to receive
    (i) a number of shares of Parent Common Stock equal to the product of
    (x) the Common Stock Consideration and (y) a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (ii) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction equal to one minus the Stock Fraction.

    (d) If neither Section 2.3(b) nor 2.3(c) is applicable, each Cash Election Share shall be converted into the right to receive cash, each Stock Election Share shall be converted into the right to receive Parent Common Stock and each Non-Electing Share shall be converted into the right to receive cash, Parent Common Stock or a combination of cash and Parent Common Stock in the following manner:

    each Non-Electing Share held by a Small Stockholder shall be converted into the right to receive cash, without interest, and each Non-Electing Share held by a holder that is not a Small Stockholder shall be converted into the right to receive (i) a number of shares of Parent Common Stock equal to the product of (x) the Common Stock Consideration and (y) a fraction (the "Non-Election Fraction"), the numerator of which shall be (A) the Stock Election Number minus (B) the total number of Stock Election Shares, and the denominator of which shall be the total number of Non-Electing Shares held by holders other than Small Stockholders, and (ii) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction equal to one minus the Non-Election Fraction.

    For purposes of this Section 2.3, the term "Small Stockholder" shall mean a holder of a number of Shares that is less than or equal to the Small Stockholder Amount; and the "Small Stockholder Amount" shall mean the largest integral number of Shares that would result in the sum of (x) all Shares held by all such Small Stockholders and (y) all Cash Election Shares, not exceeding the Cash Election Number, provided that the Small Stockholder Amount shall in no event exceed 99 Shares.

    (e) For the purposes of this Section 2.3, outstanding Shares as to which an Election is not in effect at the Election Deadline shall be considered Non-Electing Shares. If Parent and the Company shall determine that any Election is not properly made with respect to any Shares, such Election shall be deemed to be not in effect, and the Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares.

    (f) Notwithstanding any provision of this Agreement to the contrary, all outstanding Shares shall be converted in the Merger into Cash Consideration
  (i) in the event that the Average Parent Price is less than $65.00 per Share, and Parent elects to pay the Cash Consideration for all outstanding Shares by delivering written notice to the Company of such election within two (2) business days following determination of the Average Parent Price;
  (ii) in the event that the Average Parent Price exceeds $75.00 per Share; and (iii) in the event that the closing price of Parent Common Stock on the NYSE on the Trading Day immediately preceding the Closing Date scheduled in accordance with Section 1.2 (without taking account the last sentence of this subsection) is less than the Average Parent Price, and as a result, the opinion required by either
  Section 6.2(b) or Section 6.3(b) is not delivered (in any of the events described under this subsection (e), the Merger shall be an "All Cash Transaction"). In the event that the Merger is an All Cash Transaction because of clause (iii) above, the Closing Date shall be extended by two business days, but the Average Parent Price shall not be recalculated as a result of such extension.

    (g) Notwithstanding any provision of this Agreement to the contrary, in the event that the Merger is an All Cash Transaction, then the transaction will be treated as an acquisition by Parent of all of the stock of the Company, and the structure of the Merger will change, such that the Merger Sub will merge with and into the Company, the separate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation and the Certificate of Incorporation and By-laws of the Company will become the Certificate of Incorporation and By-laws of the Surviving Corporation.

  Section 2.4 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share") shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal within 60 days after the Effective Time or shall lose the right of appraisal, in either case pursuant to the DGCL, shall be treated as a Non-Electing Share for purposes of Section 2.3. The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands. Notwithstanding anything to the contrary in this Section 2.4, if (A) the Merger is rescinded or abandoned or (B) the stockholders of the Company revoke the authority to effect the Merger, the right of any stockholder of the Company to be paid the fair value of such stockholder's Dissenting Shares pursuant to the DGCL shall cease.

  Section 2.5 Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Parent shall enter into an agreement with First Union National Bank or such other bank or trust company as may be designated by Parent and as shall be reasonably satisfactory to the Company (the "Exchange Agent"), which shall provide that Parent shall deposit with the Exchange Agent as promptly as practicable following the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, the aggregate Merger Consideration plus additional cash for dividends and fractional shares. The aggregate Merger Consideration (together with any dividends or distributions with respect thereto with a record date after the Effective Time) and any cash payable in lieu of any fractional shares of Parent Common Stock are hereinafter referred to as the "Exchange Fund."

  (b) Exchange Procedures. Upon surrender of a Certificate for cancellation to the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration, certain dividends or other distributions in accordance with Section 2.5(c) and cash in lieu of any fractional share in accordance with Section 2.5(e), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other non-income taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that any such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to withhold or deduct under the Code or any provision of state, local or foreign tax law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent. Until surrendered as contemplated by this Section 2.5, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration, certain dividends or other distributions in accordance with Section 2.5(c) and cash in lieu of any fractional share in accordance with Section 2.5(e). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.5(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this
Article II. Subject to the effect of applicable escheat or similar laws and laws with respect to the withholding of Taxes, following surrender of any such Certificate there shall be paid to the holder of shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to
Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Parent shall make available to the Exchange Agent cash for these purposes.

  (d) No Further Ownership Rights in Company Common Stock. The payment of the applicable Merger Consideration upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including distributions and dividends paid pursuant to Section 2.5(c) and any cash paid in lieu of fractional shares pursuant to Section 2.5(e)) shall be deemed payment in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by the Company on such shares of Company Common Stock which remain unpaid at the Effective Time.

  (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

  (ii) As promptly as practicable following the Effective Time, the Surviving Company shall pay to each holder of Company Common Stock an amount in cash, if any, equal to the product obtained by multiplying the fractional interest in a share of Parent Common Stock to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by the Average Parent Price.

  (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Company Common Stock subject to the terms of Section 2.5(c).

  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

  (g) No Liability. None of the Company, Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (h) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund, as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

  (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

  (j) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted.

                                  ARTICLE III

                 Representations and Warranties of the Company

  Except as specifically set forth, by reference to a particular section of this Agreement, on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub as follows:

  Section 3.1 Organization, Qualification, Etc. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on the Company. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to the Company or Parent, as the case may be, means such state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, prospects or financial condition of the Company and its Subsidiaries (as defined in Section 8.12), taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, other than any change, circumstance or effect relating to (i) the economy or securities markets in general, (ii) the industries in which the entity and its Subsidiaries operate and not specifically relating to the entity, (iii) the announcement, pendency or consummation of the Merger or any other transaction contemplated by this Agreement, or (iv) any action required to be taken by the entity or any of its Subsidiaries by the terms hereof; or, with respect to any such entity, any change, circumstance or event that would prevent, materially hinder or materially and unreasonably delay the consummation of the transactions contemplated by this Agreement by such entity. The copies of the Company's and each Company Insurance Subsidiary's certificate of incorporation and by-laws which have been delivered to Parent are complete and correct and in full force and effect. Each of the Company's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Section 3.1(a) of the Company Disclosure Schedule, all the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries which are corporations are validly issued, fully paid and non-assessable and all the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are owned by the Company, directly or indirectly, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "Lien"). Except as set forth in Section 3.1(a) of the Company Disclosure Schedule, there are no existing options, rights of first refusal, preemptive rights, calls, claims or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of the Company.

  (b) The Company conducts its insurance operations through the Subsidiaries set forth on Section 3.1(b) of the Company Disclosure Schedule (collectively, the "Company Insurance Subsidiaries"). Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as hereinafter defined), except, in any such case, where the failure to be so licensed or authorized, individually or in the aggregate, does not constitute and could not be reasonably expected to have a Material Adverse Effect on the Company. The Company has made all required filings under applicable insurance holding company statutes except where the failure to file, individually or in the aggregate, is not having and could not be reasonably expected to have a Material Adverse Effect on the Company.

  (c) Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, the minutes of the Board of Directors, any investment committees, any compensation committees, and stockholders' meetings and the stock books of the Company and the Company Insurance Subsidiaries, in each case since January 1, 1997, all of which have been previously made available to Parent, are true and complete in all material respects.

  Section 3.2 Capital Stock. (a) The authorized stock of the Company consists of 30,000,000 shares of Company Common Stock and 30,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"). As of September 14, 1999, 10,315,785 shares of Company Common Stock were issued, of which 1,063,041 shares were held in the treasury of the Company, and a total of 1,555,828 shares were reserved for issuance under the Company Long Term Incentive Plan, the Company's Directors Stock Incentive Plan and the 1997 Associates Stock Incentive Plan ("Company Option Plans"). Thirty thousand shares of Company Preferred Stock are designated Series A Junior Participating Cumulative Preferred Stock ("Company Junior Participating Preferred Stock"), none of which are outstanding as of the date hereof, and are reserved for issuance in accordance with the Rights Agreement dated as of November 18, 1996 by and between the Company and ChaseMellon Shareholder Services, L.L.C, as Rights Agent (the "Company Rights Plan"), pursuant to which the Company has issued rights (the "Company Stockholder Rights") to purchase shares of Company Junior Participating Preferred Stock. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, validly issued and are fully paid and non-assessable. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, and there are no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating the Company to issue any shares of its stock, or to pay to any Person any amount based upon or derived from a formula utilizing its stock price or performance, other than:

    (i) the Company Stockholder Rights;

    (ii) options to acquire a total of 1,011,861 shares of Company Common Stock as of September 14, 1999 pursuant to the Company's Option Plans, which options are completely and accurately listed by optionee, price per share, date of grant and number of shares covered thereby on Section 3.2(a) of the Company Disclosure Schedule;

    (iii) restricted stock awards (as to which the restrictions have not lapsed) relating to a total of 44,895 shares of Company Common Stock pursuant to the Company's Option Plan and the Company's Directors Stock Incentive Plan, which awards are completely and accurately listed by grantee, date of grant and number of shares covered thereby in Section 3.2(a) of the Company Disclosure Schedule; and

    (iv) "phantom stock" units equivalent to a total of 78,882.4 shares of Company Common Stock awarded through August 31, 1999 (the most recent withholding date) pursuant to the Guarantee Mutual Life Company Amended and Restated Phantom Stock Plan, the Guarantee Life Insurance Company Deferred Compensation Plan and the Guarantee Life Insurance Company Board of Directors Deferred Compensation Plan, which units are completely and accurately listed by grantee and number of shares covered thereby on
  Section 3.2(a) of the Company Disclosure Schedule, it being understood that the actual number of such units to be awarded pursuant to such Plans will reflect deferrals, under such Plans as in effect at August 31, 1999, and dividends paid on the Company Common Stock, through the Effective Time.

  (b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote are issued or outstanding.

  Section 3.3 Corporate Authority Relative to this Agreement; No
Violation. (a) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company, no other corporate proceedings on the part of the Company, other than obtaining Stockholder approval pursuant to Section 3.15, are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of the Company has taken all necessary and appropriate action so that Section 203 of the DGCL will be inapplicable to this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interest of the Company and its stockholders, has declared the advisability of this Agreement and has determined to recommend to such stockholders that they approve and adopt this Agreement. Subject to the foregoing, this Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

  (b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, the Company is not subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or subject to any order or decree or to the Knowledge of the Company any law or regulation, which, by its terms, would be breached or violated or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right, result in the loss of any material benefit thereunder, or result in the creation of a lien, pledge, security interest, charge or other encumbrance on any assets as a result of the Company executing or, subject to the adoption of this Agreement by its stockholders, carrying out the transactions contemplated by this Agreement, except for any breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Other than in connection with or in compliance with (i) the provisions of DGCL, (ii) the Securities Act of 1933, as amended (the "Securities Act"), (iii) the Securities

Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (v)
Section 4043 of ERISA (as defined in Section 3.8), (vi) the Nebraska Insurers Demutualization Act, the Nebraska Insurance Holding Company System Act, the Pennsylvania Insurance Holding Company Act and any other applicable laws, rules, regulations, practices and orders of any state insurance regulatory authority, (vii) any applicable United States competition, antitrust and investment laws, (viii) the securities or blue sky laws of the various states and (ix) the Nebraska Shareholder Protection Act (collectively, the "Company Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  Section 3.4 Reports and Financial Statements. (a) The Company has previously furnished or made available to Parent true and complete copies of:

    (i) the Company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for each of the years ended December 31, 1996, 1997 and 1998;

    (ii) each definitive proxy statement filed by the Company with the SEC since December 31, 1996;

    (iii) each final prospectus filed by the Company with the SEC since December 31, 1996, except any final prospectus on Form S-8; and

    (iv) all Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed by the Company with the SEC since December 31, 1998.

  As of their respective dates, such reports, proxy statements and prospectuses (collectively, the "Company SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports (including any related notes and schedules) fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, in the case of the unaudited interim financial statements, to normal recurring year-end adjustments), in each case in accordance with generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). The Company has also previously furnished to Parent all audit reports and letters to management regarding accounting controls received since January 1, 1997 from the auditors of the Company and its Subsidiaries and all responses thereto from the Company and its Subsidiaries. Since December 31, 1996, the Company has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) The Company has made available to Parent true and complete copies of the annual and quarterly statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 1996, 1997 and 1998 and the quarterly periods ended March 31, 1999 and June 30, 1999, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Company SAP Statements"). The Company SAP Statements were prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority consistently applied for the periods covered thereby and present fairly the statutory financial position of such Company Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. Section 3.4(b) of the Company Disclosure Schedules sets forth the permitted exceptions from statutory accounting practices received from any regulatory authorities. The Company SAP

Statements complied in all material respects with all applicable laws, rules and regulations when filed, and, to the Knowledge of the Company, no material deficiency has been asserted with respect to any Company SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. The annual statutory balance sheets and income statements included in the Company SAP Statements have been audited by KPMG Peat Marwick LLP, and the Company has made available to Parent true and complete copies of all audit opinions related thereto. The Company has made available to Parent true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1996 relating to the Company Insurance Subsidiaries. To the Knowledge of the Company, the amounts shown in the Company SAP Statements as reserves and liabilities for past and future insurance policy benefits, losses, claims and expenses under insurance policies as of the end of each such reporting period were fairly stated in accordance with generally accepted actuarial principles consistently applied, were based on actuarial assumptions which were in accordance with those called for in the policy provisions and met the requirements of the insurance laws of the applicable insurance authority, with such exceptions as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Such amounts shown on the Company SAP Statements filed after the date hereof and on or prior to the Closing Date will be so computed and based and will meet all such requirements.

  Section 3.5 No Undisclosed Liabilities. Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or obligation, except (a) liabilities or obligations adequately accrued or reserved for in the Company SEC Reports filed on or prior to the date hereof, (b) liabilities and obligations that would not be required by GAAP to be reflected in the financial statements of the Company and (c) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  Section 3.6 No Violation of Law. Except as set forth in Section 3.6 of the Company Disclosure Schedule, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 3.6 with respect to Environmental Laws (as hereinafter defined)) except (a) as described in the Company SEC Reports and (b) for violations or possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  Section 3.7 Environmental Laws and Regulations. (a) The Company and each of its Subsidiaries is in compliance with all applicable international, federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (b) neither the Company nor any of its Subsidiaries has received written notice of, or is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person asserting an obligation to conduct investigations or clean-up activities under Environmental Law or alleging liability under or non-compliance with any Environmental Law (collectively, "Environmental Claims") which would, individually or in the aggregate, have a Material Adverse Effect on the Company; and (c) there are no facts, circumstances or conditions in connection with the operation of its business or any currently or formerly owned, leased or operated facilities that are reasonably likely to lead to any Environmental Claims in the future which would, individually or in the aggregate, have a Material Adverse Effect on the Company.

  Section 3.8 No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. (a) All "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company or its Subsidiaries are in compliance with all applicable provisions of each of the Code and ERISA and the rules and regulations thereunder, except where failure to comply with the terms of any such plans or any such provision of applicable law would not have a Material Adverse Effect on the Company. Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement.

  (b) Any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employee benefit plan or other compensation arrangement currently in effect would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

  (c) The Company, Parent and Robert D. Bates have entered into a noncompetition, nonsolicitation and cancellation agreement, the form of which is attached hereto as Exhibit D (the "Cancellation Agreement") and which shall become effective immediately prior to the Effective Time. Such agreement has been duly authorized, executed and delivered by the Company and Robert D. Bates, and upon satisfaction of the conditions set forth therein, shall be enforceable against the Company and Robert D. Bates in accordance with its terms.

  Section 3.9 Absence of Certain Changes or Events. Other than the transactions contemplated or permitted by this Agreement or as disclosed in the Company SEC Reports, since June 30, 1999, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course consistent with past practice, there has not been any event, occurrence, development or state of circumstances or facts that has had, or would have, a Material Adverse Effect on the Company, and neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, except as set forth in Section
3.9 of the Company Disclosure Schedule, would have violated any of Subsections 5.1(a)(i), (ii) or (iv) through (xix) hereof.

  Section 3.10 Investigations; Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule:

    (a) there is no investigation or review pending by any governmental body or authority with respect to the Company or any of its Subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect on the Company, nor has any governmental body or authority notified the Company of an intention to conduct the same; and

    (b) there is no action, suit or proceeding pending (or, to the Company's Knowledge, threatened) against or affecting the Company or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental or regulatory body or authority, which would reasonably be expected to result in costs or losses in excess of $1,000,000 in any single instance against or on behalf of the Company or any Subsidiary, or any officer, employee or director thereof in such individual's capacity as officer, employee or director of the Company or any Subsidiary or involving any of their properties or businesses, whether at law or in equity. None of such matters (singly or in the aggregate) could reasonably be expected to result in a Material Adverse Effect on the Company. Further, except as previously disclosed in writing to Parent, there are no outstanding judgments, orders, decrees, stipulations or awards (whether rendered by court or administrative agency, or by arbitration, pursuant to a grievance or other procedures) against or relating to the Company or any of its Subsidiaries which contain any remaining material restrictions or obligations to perform.

  Section 3.11 Proxy Statement; Registration Statement; Other Information. The Proxy Statement (as defined below), or any amendment thereof or supplement thereto, at the date mailed to the Company's stockholders and at the time of the Company Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing for inclusion in the Proxy Statement. None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement (as defined in Section 5.3(a)(i)), or any amendment thereof or supplement thereto, will, at the date it becomes effective and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to stockholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Proxy Statement."

  Section 3.12 Lack of Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or other securities convertible into shares of Parent Common Stock (exclusive of any shares owned by the Company's employee benefit plans).

  Section 3.13 Tax Matters. (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries (i) is a member (a "Current Company Group") or (ii) has been a member within six years prior to the date hereof but is not currently a member, but only insofar as any such Tax Return relates to a taxable period ending on a date within the last six years during which the Company or any of its Subsidiaries was a member (a "Past Company Group," together with Current Company Groups, a "Company Affiliated Group") have been timely filed, and all such Tax Returns are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company (it being understood that the representations made in this Section, to the extent that they relate to Past Company Groups, are made to the Knowledge of the Company). All Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group have been timely paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Affiliated Group which would, individually or in the aggregate, have a Material Adverse Effect on the Company. All assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid. Prior to the date of this Agreement, the Company has provided Parent with written schedules of (i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, for all taxable years for which the statute of limitations has not yet expired, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. Except as set forth in Section 3.13 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to tax information reporting and the payment and withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  (b) Neither the Company nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  (c) Neither the Company nor any of its Subsidiaries is a party to or bound by (or has any obligation under) any Tax sharing, allocation, indemnity, or similar contract.

  (d) Neither the Company nor any of its Subsidiaries has entered into any agreement with or requested relief from the IRS concerning the qualification of any life insurance or annuity policy under or compliance with Sections 72, 101(f), 401(a), 403(b), 408, 457, 817, 7702 or 7702A or the Code, and the IRS
has not asserted in writing that any such policy fails to so qualify. The assets of any separate account are adequately diversified within the meaning of
Section 817(h) of the Code, and each Company Insurance Subsidiary is treated for federal tax purposes as the owner of the assets underlying the respective life insurance policies and annuity contracts issued, entered into or sold by it, with such exceptions as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company.

  (e) For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign, provincial, territorial or other taxes, imposts, rates, levies, assessments and other charges of any kind whatsoever whether imposed directly or through withholding (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, net worth, excise, withholding, ad valorem and value added taxes; (ii) "Tax Return" means any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed or, where none is required to be filed with a taxing authority, the statement or other document issued by a taxing authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (iii) "Material State" means any state for which the average allocation percentage of the Company and its Subsidiaries for the past three years exceeds ten percent (10%).

  Section 3.14 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

  Section 3.15 Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") is required to approve and adopt this Agreement. The Company Stockholder Approval is sufficient to approve the "control-share acquisition" under the Nebraska Shareholders Protection Act, provided that neither Parent nor Merger Sub owns any shares of Company Common Stock. No other vote of the stockholders of the Company, or of the holders of any other securities of the Company (equity or otherwise), is required by law, the certificate of incorporation or by-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

  Section 3.16 Material Contracts. Except as set forth in Section 3.16 of the Company Disclosure Schedule or in the Company SEC Reports, neither the Company nor any of its Subsidiaries is a party to or bound by any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 3.16 being referred to herein as "Company Material Contracts"). Each Company Material Contract is valid and binding on the Company and is in full force and effect, and the Company and each of its Subsidiaries have performed all obligations required to be performed by them to date under each Company Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation or default under any Company Material Contract except for such violations or defaults as would not in the aggregate have a Material Adverse Effect on the Company.

  Section 3.17 Intellectual Property Rights. The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, such Intellectual Property is not being infringed by any third party, and neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing, and computer and network software programs. There is no pending or, to the Knowledge of the Company, threatened significant claim or dispute regarding the ownership of, or use by, the Company or any Subsidiary of any Intellectual Property. Consummation of the transactions contemplated hereby will not result in the loss of use of any software material to the Company's business.

  Section 3.18 Year 2000 Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each hardware, software and firmware product (including embedded microcontrollers in computer equipment which are owned or licensed and used by the Company or any Subsidiary and which are involved in electronic data interchange and integration with third parties) owned or licensed and used by the Company or any of its Subsidiaries will, when required to do so, correctly differentiate between the years in different centuries and will accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the twentieth and twenty-first centuries, including leap year calculations; provided, however, that the Company makes and has made no representation or warranty to Parent as to the state of readiness, with respect to the year 2000 issue, of its vendors and its independent agents and brokers, although to the Knowledge of the Company there is no known lack of readiness of any such third party that would reasonably be expected to have a Material Adverse Effect on the Company.

  Section 3.19 Takeover Statute. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and, assuming the accuracy of the representation and warranty contained in Section 4.10, such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement and the transactions contemplated hereby. To the Knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby other than the Nebraska Shareholders Protection Act. Provided that neither Parent nor Merger Sub owns any shares of Company Common Stock, upon receipt of the Company Stockholder Approval, no other actions are required to achieve compliance with the Nebraska Shareholders Protection Act.

  Section 3.20 Finders or Brokers. Except for Goldman, Sachs & Co., a copy of whose engagement agreement has been or will be provided to Parent, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

  Section 3.21 Rights Agreement. The Company has taken all necessary action to avoid the triggering of the provisions of the Company Rights Plan in connection with the entry into, the announcement of and the performance of the transactions contemplated by this Agreement (including the Merger), with respect to the Company Stockholder Rights issued pursuant to the Company Rights Plan.

  Section 3.22 Insurance Laws. The business and operations of the Company Insurance Subsidiaries (including, without limitation, business, marketing, operations, sales and issuances conducted by or through Agents (as defined in Section 3.24)) have been conducted in compliance with applicable laws (including the filing of any required reports) regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities (including federal authorities with respect to variable or other registered insurance and annuity products) and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (including federal authorities with respect to variable or other registered insurance and annuity products) (collectively, "Applicable Insurance Laws"), except as set forth in Section
3.22 of the Company Disclosure Schedule and except where the failure to so conduct such business and operations would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. In addition, except as would otherwise not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the
Company: (i) there is no pending or, to the Knowledge of the Company, threatened, charge by any insurance regulatory authority that any of the Company Insurance Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any insurance regulatory authority with respect to possible violations of, any Applicable Insurance Laws; (ii) each Company Insurance Subsidiary has been duly authorized by the relevant state insurance regulatory authorities to issue the policies and/or contracts of insurance that it is currently writing and in the states in which it conducts its business; and (iii) the Company Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority. None of the Company Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority relating to such Company Insurance Subsidiary which either (A) would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company, or (B) relates to marketing, sales, trade or underwriting practices (other than routine correspondence) from and after January 1, 1997, and neither the Company nor any Company Insurance Subsidiary has engaged in any activity which would reasonably be expected to cause revocation or suspension of any such license or other permit and no action or proceeding looking to or contemplating the revocation or suspension of any such license or permit is pending or, to the Knowledge of the Company, threatened.

  Section 3.23 Insurance Business. (a) Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, and except as would otherwise not, individually or in the aggregate, have a Material Adverse Effect on the Company, to the Knowledge of the Company, since January 1, 1997, all insurance policy forms and all applications, riders and other forms and rates required to be filed with insurance regulatory authorities have been duly filed by the Company Insurance Subsidiaries and all required approvals have been duly obtained, and all such forms and rates and all marketing materials comply in all material respects with applicable insurance laws and regulations.

  (b) The Company has delivered to Parent true and complete copies of the following actuarial reports (collectively, the "Company Actuarial Analyses"):
(i) the February 18, 1999 Tillinghast-Towers Perrin report as corrected and supplemented by the June 30, 1999 report, and (ii) the 1998 Asset Adequacy Analyses by each of the Company Insurance Subsidiaries' appointed actuaries, prepared in conjunction with the 1998 SAP Statement. The information and data furnished to Tillinghast or the appointed actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects, provided that no representation or warranty is made with respect to projections of future events, including future expenses, new production levels or future management actions. The assumptions utilized in making such projections were arrived at in good faith and the Company believes they were reasonable when made. Further, the 1998 Asset Adequacy Analyses referenced in
(ii) above were prepared in conformity with generally accepted actuarial standards consistently applied.

  (c) Except as would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company, (i) all insurance contracts, arrangements, treaties and agreements to which any Company Insurance Subsidiary is a party on the date hereof are valid and binding on such Company Insurance Subsidiary, enforceable in accordance with their terms, and such Company Insurance Subsidiary is not in material breach of its obligations thereunder, (ii) except as provided for in the Company SAP Statements, all reinsurance represented by any such reinsurance treaties represents an admitted asset or reduction of loss reserves of the Company Insurance Subsidiary in the respective Company SAP Statements and their carrying values have been described in conformity with statutory accounting practices and in accordance with values described by the National Association of Insurance Commissioners, when appropriate, consistent with the prior reporting practices of the Company Insurance Subsidiaries, and (iii) the termination of any reinsurance treaty between or among any Company Insurance Subsidiary will not result in adverse tax consequences to any Company Insurance Subsidiary.

  (d) Each of the Company Insurance Subsidiaries has complied in all material respects with its respective underwriting standards and, with respect to Insurance Contracts reinsured in whole or in part, such Insurance Contracts conform in all respects to the standards agreed to with the reinsurer in the related reinsurance, coinsurance or other similar contracts.

  (e) To the Knowledge of the Company, all insurance and annuity contracts marketed or issued for use in connection with any employee benefit plan (as defined in ERISA) or for any individual retirement plan (as defined in Sections 403(b), 408, or 457 of the Code) have been designed, qualified (if applicable), and administered in compliance with all applicable rules and regulations, except where such noncompliance would not have a Material Adverse Effect on the Company.

  Section 3.24 Agents. (a) To the Knowledge of the Company, each insurance agent, third party administrator, manager, broker and distributor (each an "Agent"), at the time such Agent wrote, sold, produced or managed business for the Company Insurance Subsidiaries was duly licensed for such business, and no such Agent violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any law applicable to the writing, sale, production or management of business for any Company Insurance Subsidiary, except for such failures to be licensed or such violations which individually or in the aggregate, have not had or are not reasonably likely to have a Material Adverse Effect on the Company.

  (b) Except as set forth in Section 3.24(b) of the Company Disclosure Schedule, no Agent has binding authority on behalf of any Company Insurance Subsidiary.

  (c) To the Knowledge of the Company, the announcement of and completion of the transactions contemplated herein should not reasonably be expected to materially adversely affect the production for the Company Insurance Subsidiaries by their Agents.

  Section 3.25 Separate Accounts. (a) Each separate account maintained by a Company Insurance Subsidiary (collectively, the "Separate Accounts") is duly and validly established and maintained under the laws of its state of formation and is either excluded from the definition of an investment company pursuant to
Section 3(c)(11) of the 1940 Act or is duly registered as an investment company under the 1940 Act. If registered, each such Separate Account is operated in compliance with the 1940 Act, has filed all reports and amendments of its registration statement required to be filed, and has been granted all exemptive relief necessary for its operations as presently conducted, except as would otherwise reasonably be expected to have a Material Adverse Effect on the Company. The Insurance Contracts under which Separate Account assets are held are duly and validly issued and are either exempt from registration under the Securities Act pursuant to Section 3(a)(2) of the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and any such registration statement is currently in effect to the extent necessary to allow the appropriate Company Insurance Subsidiary to receive contributions under such policies.

  (b) To the Knowledge of the Company, each registration statement, prospectus, statement of additional information, or private placement memorandum, as amended or supplemented, relating to any registered separate account and all supplemental advertising material relating to any registered separate account since January 1, 1997, (i) as of their respective mailing dates or dates of use (or in the case of a registration statement, at the time that such registration statement became effective), contained no untrue statement of material fact and did not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading at the time that each become effective, and (ii) complied with applicable law including, but not limited to, state insurance laws, state securities laws, rules of the NASD, the Securities Act and the 1940 Act, except for such instances of noncompliance which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

  Section 3.26 Derivatives. Neither the Company nor its Subsidiaries is a party on the date hereof to any contract or agreement constituting a "derivative financial instrument," except as set forth in Section 3.26 of the Company Disclosure Schedule. For purposes of this Section 3.26 and that Schedule, the term "derivative financial instrument" shall have the same meaning given such term under Item 305 of Regulation S-K under the U.S. federal securities laws and includes futures, forwards, swaps, options, and other financial instruments with similar characteristics.

  Section 3.27 Investments. The Company SAP Statements set forth a list, which list is accurate and complete in all material respects, of all securities, mortgages and other investments (collectively, the "Company Investments") owned by the Company Insurance Subsidiaries as of December 31, 1998, together with the cost basis book or amortized value, as the case may be, as of December 31, 1998. All transactions in Company Investments by each Company Insurance Subsidiary have complied in all material respects with the investment policies of such Company Insurance Subsidiaries and all applicable insurance laws and regulations. A complete list of all investments owned, directly or indirectly, by the Company and the Company Insurance Subsidiaries as of June 30, 1999 which are in default, in bankruptcy, nonperforming, restructured, or foreclosed, or which are included on any "watch list" is set forth in Section 3.27 of the Company Disclosure Schedule, and there have been no changes since that date that have or would reasonably be expected to have a Material Adverse Effect on the Company.

  Section 3.28 Ohio Farmers Compliance. To the Knowledge of the Company, each of the Company and Ohio Farmers Insurance Company has complied in all material respects with its obligations under the Administrative Services Agreement dated June 2, 1998, and any related legal and regulatory obligations.

  Section 3.29 Real Estate. The home office and investment real estate on the same campus owned by a Company Subsidiary (i) to the Knowledge of the Company contain no asbestos, (ii) are in all material respects properly zoned for the uses to which they are being put and (iii) are presently zoned to permit construction of a fourth building similar to the existing office buildings on the Company's headquarters campus. The Company is not aware of any reason why each existing building could not be operated on a "stand-alone" basis without substantial expense.

                                   ARTICLE IV

            Representations and Warranties of Parent and Merger Sub

  Except as specifically set forth, by reference to a particular section of this Agreement, on the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub represent and warrant to the Company as follows:

  Section 4.1 Organization, Qualification, Etc. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. The copies of the Parent's certificate of incorporation and by-laws which have been delivered to the Company are complete and correct and in full force and effect. Each of the Parent's Subsidiaries (including Merger Sub) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Parent. Except as set forth in Section 4.1 of the Parent Disclosure Schedule, all the outstanding shares of capital stock of, or other ownership interests in, the Parent's Subsidiaries are validly issued, fully paid and non-assessable and are owned by Parent, directly or indirectly, free and clear of all Liens. There are no existing options, rights of first refusal, preemptive rights, calls, claims or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Parent.

  Section 4.2 Capital Stock. (a) The authorized capital stock of Parent consists of 350,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share ("Parent Preferred

Stock"). As of September 17, 1999, 105,301,763 shares of Parent Common Stock were issued and outstanding, and 10,524,102 shares were reserved for issuance under the Parent's Option Plans. No shares of Preferred Stock are outstanding as of the date hereof. All the outstanding shares of Parent Common Stock are, and all Shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments and agreements pursuant to which they are issuable, validly issued and are fully paid and non-assessable. As of September 17, 1999, except as set forth in Section 4.2(a) of the Parent Disclosure Schedule, there are no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Parent to issue any shares of its capital stock other than:

    (i) Parent Rights Agreement;

    (ii) options and other rights to receive or acquire 4,676,442 shares of Parent Common Stock pursuant to the Parent's Option Plans;

  (b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which stockholders may vote are issued or outstanding.

  Section 4.3 Corporate Authority Relative to this Agreement; No
Violation. (a) Each of Parent and Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Parent and Merger Sub by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

  (b) Neither Parent nor Merger Sub is subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or subject to any order or decree, which, by its terms, would be breached or violated or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of Parent or Merger Sub executing or carrying out the transactions contemplated by this Agreement, except for any breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) Section 4043 of ERISA, (vi) the Nebraska Insurers Demutualization Act, the Nebraska Insurance Holding Company System Act, the Pennsylvania Insurance Holding Company Act and any other applicable laws, rules, regulations, practices and orders of any state insurance regulatory authority, (vii) any applicable United States competition, antitrust and investments laws, (viii) the securities or blue sky laws of the various states and (ix) the Nebraska Shareholder Protection Act (collectively, the "Parent Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Parent of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on Parent or substantially impair or delay the consummation of the transactions contemplated hereby and thereby.

  Section 4.4 Reports and Financial Statements. (a) Parent has previously furnished or made available to the Company true and complete copies of:

    (i) Parent's Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1996 through 1998;

    (ii) each definitive proxy statement filed by Parent with the SEC since December 31, 1996;

    (iii) each final prospectus filed by Parent with the SEC since December 31, 1996, except any final prospectus on Form S-8; and

    (iv) all Current Reports on Form 8-K filed by Parent with the SEC since December 31, 1998.

  As of their respective dates, such reports, proxy statements and prospectuses (collectively, the "Parent SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) fairly present the financial position of the Parent and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, in the case of the unaudited interim financial statements, to normal recurring year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Parent has also previously furnished to the Company all audit reports and letters to management regarding accounting controls received since January 1, 1997 from the auditors of Parent and its Subsidiaries and all responses thereto from Parent and its Subsidiaries. Since December 31, 1996, Parent has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

  (b) Parent has made available to the Company true and complete copies of the annual and quarterly statements of each of Parent's Subsidiaries listed in
Section 4.4(b) of the Parent Disclosure Schedule ("Parent Insurance Subsidiaries") as filed with the applicable insurance regulatory authorities for the years ended December 31, 1996, 1997 and 1998 and the quarterly periods ended March 31, 1999 and June 30, 1999, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Parent SAP Statements"). The Parent SAP Statements were prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority consistently applied for the periods covered thereby and present fairly the statutory financial position of such Parent Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. The Parent SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and, to the Knowledge of Parent, no material deficiency has been asserted with respect to any Parent SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. The annual statutory balance sheets and income statements included in the 1996 Parent SAP Statements have been audited by McGladrey & Pullen L.L.P. and the annual statutory balance sheets and income statements included in the 1997 and 1998 Parent SAP Statements have been audited by Ernst & Young L.L.P., and Parent has made available to the Company true and complete copies of all audit opinions related thereto. Parent has made available to the Company true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1996 relating to the Parent Insurance Subsidiaries. To the Knowledge of Parent, the amounts shown in the Parent SAP Statements as reserves and liabilities for past and future insurance policy benefits, losses, claims and expenses under insurance policies as of the end of each such reporting period were fairly stated in accordance with generally accepted actuarial principles consistently applied, were based on actuarial assumptions which were in accordance with those called for in the policy provisions and met the requirements of the insurance laws of the applicable insurance authority, with such exceptions as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Such amounts shown on the Parent SAP Statements filed after the date hereof and on or prior to the Closing Date will be so computed and based and will meet all such requirements.

  Section 4.5 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or obligation, except (a) liabilities or obligations adequately accrued or reserved for in the Parent SEC Reports filed prior to the date hereof, (b) liabilities and obligations that would not be required by GAAP to be reflected in the financial statements of the Company and (c) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

  Section 4.6 No Violation of Law. The businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority except (a) as described in the Parent SEC Reports and (b) for violations or possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

  Section 4.7 Absence of Certain Changes or Events. Other than the transactions contemplated or permitted by this Agreement or as disclosed in the Parent SEC Reports, since June 30, 1999, there has not been any event, occurrence, development or state of circumstances or facts that has had, or would have, a Material Adverse Effect on Parent and neither Parent nor any of its Subsidiaries has taken action that, if taken after the date hereof, would have violated Section 5.1(b).

  Section 4.8 Investigations; Litigation. Except as described in the Parent SEC
Reports:

    (a) there is no investigation or review pending by any governmental body or authority with respect to Parent or any of its Subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect on Parent, nor has any governmental body or authority notified Parent of an intention to conduct the same; and

    (b) there is no action, suit or proceeding pending (or, to Parent's Knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental or regulatory body or authority which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent.

  Section 4.9 Proxy Statement; Registration Statement; Other Information. The Registration Statement, or any amendment thereof or supplement thereto, at the date it becomes effective and at the time of the Company Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company in writing for inclusion in the Registration Statement. None of the information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to the Company's stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

  Section 4.10 Lack of Ownership of the Company Common Stock. Neither Parent nor any of its Subsidiaries owns more than 2% of the outstanding shares of the Company Common Stock (exclusive of any shares owned by Parent's employee benefit plans or shares held in any separate account or mutual fund of any Subsidiary of Parent), and does not own any other securities convertible into shares of the Company Common Stock.

  Section 4.11 Vote of Parent Stockholders. No vote of the stockholders of Parent, or of the holders of any other securities of Parent (equity or otherwise), is required by law, the certificate of incorporation or by-laws of Parent or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

  Section 4.12 Finders or Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

  Section 4.13 Financing. Parent has, and will have at the Effective Time, sufficient resources to satisfy the obligations of Parent and Merger Sub to pay the aggregate Cash Consideration and any other cash payable in respect of Shares pursuant to Article II, on the terms and subject to the conditions contemplated by this Agreement.

  Section 4.14 Employment Agreement. The Company, Parent and Robert D. Bates have entered into the Cancellation Agreement, and Parent and Robert D. Bates have entered into an employment agreement, the form of which is attached hereto as Exhibit E (the "Employment Agreement") and which shall become effective as of the Effective Time. The Cancellation Agreement and the Employment Agreement have been duly authorized, executed and delivered by Parent, and upon satisfaction of the conditions set forth therein, shall be enforceable against Parent in accordance with their respective terms.

                                   ARTICLE V

                            Covenants and Agreements

  Section 5.1 Conduct of Business by the Company or Parent. From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the "Termination Date"), and except (i) as may be required by law (provided that any party availing itself of such exception must first consult with the other party),
(ii) as may be consented to in writing by Parent or the Company, as the case may be, (iii) as may be expressly permitted pursuant to this Agreement, or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be:

    (a) the Company:

      (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business in substantially the same manner as heretofore conducted;

      (ii) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organization and goodwill (except that any of its Subsidiaries other than any Company Insurance Subsidiary may be merged with or into, or be consolidated with any of its other Subsidiaries or may be liquidated into the Company or any of its Subsidiaries), keep available the services of its current officers and other key employees, preserve its relationships with those persons having business dealings with the Company and its Subsidiaries, including, without limitation, brokers, agents, insureds and customers, and to comply in all material respects with all laws and orders of all governmental and regulatory authorities applicable to them;

      (iii) shall confer at such times as Parent may reasonably request with one or more representatives of Parent to report material operational matters and the general status of ongoing operations and transition plans (to the extent Parent reasonably requires such information);

      (iv) shall not, and shall not (except in the ordinary course of business consistent with past practice) permit any of its Subsidiaries that is not wholly owned to, declare, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of stock, except that Company may continue to pay dividends on Company Common Stock at times consistent with past practice and in per share amounts not in excess of the per share amount of the most recent dividend paid on the Company Common Stock prior to the date of this Agreement;

      (v) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

      (vi) shall not, and shall not permit any of its Subsidiaries to enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers;

      (vii) shall not, and shall not permit any of its Subsidiaries to, authorize or effect any acquisition of assets or securities, any disposition of assets or securities or any release or relinquishment of material contract rights, in each case not in the ordinary course of business consistent with past practice, except for transactions in Company Investments by any Company Insurance Subsidiary effected in accordance with the investment policy of such Company Insurance Subsidiary as in effect on the date hereof and except that the Company may acquire or dispose of assets or securities in transactions where the fair market value of the consideration paid or received does not exceed $1,000,000 in any single transaction or $5,000,000 in all such transactions, and except that the sale of AGL Life Assurance Company, Philadelphia Financial Group, Inc., PFG Distribution Company, Philadelphia Financial Insurance Agency of Massachusetts, Inc. and Philadelphia Financial Group Agency of Ohio, Inc., substantially in accordance with the terms of such sale previously disclosed to Parent, may be pursued to completion;

      (viii) shall not propose or adopt any amendments to its or any Company Insurance Subsidiary's corporate charter or by-laws;

      (ix) shall not, and shall not permit any of its Subsidiaries to, issue or authorize the issuance of, or agree to issue or sell any shares of their capital stock of any class (whether through the issuance or granting of options, warrants, commitments, conversion rights, subscriptions, rights to purchase or otherwise), other than pursuant to the Company Option Plans and upon conversion of options under such Plan;

      (x) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock;

      (xi) shall not, and shall not permit any of its Subsidiaries to, purchase or redeem any shares of its stock or any rights, warrants or options to acquire any such shares;

      (xii) shall not, and shall not permit any of its Subsidiaries to, amend in any respect the terms of their respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements or any bonus or other incentive programs in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements, or increase any salaries except in the ordinary course of business consistent with past practice, or pay any bonus to the Company's Chief Executive Officer except as contemplated under the Cancellation Agreement;

      (xiii) shall not, and shall not permit any of its Subsidiaries to, incur, assume or prepay any indebtedness or any other material liabilities, other than in the ordinary course of business consistent with past practice;

      (xiv) shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other person, other than Company Investments by a Company Insurance Subsidiary in accordance with the investment policy of such Company Insurance Subsidiary as in effect on the date hereof or by the Company or a Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company or (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than indebtedness, issuances of debt securities, guarantees, loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice;

      (xv) shall not sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than Company Investments by a Company Insurance Subsidiary in accordance with the investment policy of such Company Insurance Subsidiary as in effect on the date hereof or in the ordinary course of business consistent with past practice;

      (xvi) shall not, and shall not permit any of its Subsidiaries to, (i) make any Tax election or settle or compromise any Tax liability or (ii) change its fiscal year;

      (xvii) except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, or as required by a governmental body or authority, shall not change its methods of accounting (including, without limitation, make any material write-off or reduction in the carrying value of any assets) in effect at December 31, 1998, except as required by GAAP;

      (xviii) shall not, and shall not permit any of its Subsidiaries to, enter into any new quota share or other reinsurance transaction (1) which does not contain standard cancellation and termination provisions or (2) which, except in the ordinary course of business, materially increases or reduces the Company Insurance Subsidiaries' consolidated ratio of net written premiums to gross written premiums;

      (xix) shall not, and shall not permit any of its Subsidiaries to, alter or amend their existing underwriting, claims management, reserving or investment guidelines or policies; and

      (xx) shall not take any action which would be required to be disclosed under Section 3.9 if such action had been taken prior to the date hereof;

      (xxi) shall not permit any of the Company Insurance Subsidiaries to,
    (i) directly or indirectly through an outside money manager, make or commit to make any mortgage loan, private placement, real estate acquisition, common or preferred stock acquisition, partnership interest acquisition, derivative investment (except in connection with hedging for the equity index annuity product) or below investment grade investment, except for commitments existing on the date hereof, unless such investment is consented to in advance by Parent, or (ii) enter into any new agreements to outsource any investment or investment accounting functions;

      (xxii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would (x) make any representation or warranty in
    Article III hereof untrue or incorrect or (y) result in any of the conditions to the Merger set forth in Article VI not being satisfied; and

      (xxiii) shall from time to time furnish to Parent, promptly following the receipt by senior management of the Company or any of its Subsidiaries (A) copies of any monthly management reports prepared for senior management of the Company or any of its Subsidiaries, (B) copies of all monthly financial statements and reports, (C) a copy of any report filed with any insurance regulatory authority, (D) copies of any reports or statements filed with the SEC, which in each such case, shall be prepared in a manner consistent with past practice;

  (b) the Parent:

      (i) shall not, and shall not permit any of its Subsidiaries to agree, in writing or otherwise, to take any action which would (x) make any representation or warranty in Article IV hereof untrue or incorrect or
    (y) result in any of the conditions to the Merger set forth in Article VI not being satisfied; and

      (ii) except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, or as required by a governmental body or authority, shall not change its methods of accounting (including, without limitation, make any material write-off or reduction in the carrying value of any assets) in effect at June 30, 1999, except as required by GAAP.

  Section 5.2 Investigation. Each of the Company and Parent shall afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours upon reasonable notice, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries' properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall use its reasonable best efforts to cause its respective representatives to furnish promptly to Parent such additional financial and operating data and other information as to its and its Subsidiaries' businesses and properties as Parent or its duly authorized representatives may from time to time reasonably request. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality Agreement, dated as of June 2, 1999, between the Company and Parent (the "Confidentiality Agreement"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable laws or regulations, including any such laws or regulations pertaining to the treatment of classified information.

  Section 5.3 Proxy Material; Registration Statement. (a) The Company and Parent shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

    (i) prepare and file with the SEC as soon as is reasonably practicable the Proxy Statement and a registration statement on Form S-4 under the Securities Act with respect to the Parent Common Stock issuable in the Merger (the "Registration Statement"), and shall use their reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be made by Parent or the Company without providing the other a reasonable opportunity to review and comment thereon. The Company will advise Parent, and Parent will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereof or requests by the SEC for additional information. The Company and Parent shall each provide the other with copies of any communication received from or sent to the SEC in connection with the Proxy Statement or the Registration Statement and with a reasonable opportunity to review all responses to SEC comments or other requests prior to their being sent to the SEC. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that any such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovered such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company;

    (ii) as soon as is reasonably practicable take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

    (iii) promptly prepare and file with the NYSE and such other stock exchanges as shall be agreed upon listing applications covering the shares of Parent Common Stock issuable in the Merger and use their reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject only to official notice of issuance;

    (iv) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

    (v) cooperate with one another in obtaining opinions of Kutak Rock, counsel to the Company, and King & Spalding, counsel to Parent, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In connection therewith, each of the Company, Parent and Merger Sub shall deliver to Kutak Rock and King & Spalding, respectively, representation letters in form and substance reasonably satisfactory to such tax counsel.

  (b) Subject to the limitations contained in Section 5.2, the Company and Parent shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions.

  (c) The Company and Parent shall cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

  (d) The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Meeting") for the purpose of obtaining the Company Stockholder Approval and shall, through its

Board of Directors, subject to Section 5.9(b), recommend to its stockholders the adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 7.1, the Company agrees that its obligations pursuant to the first sentence of this
Section 5.3(d) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (as defined in Section 5.9).

  Section 5.4 Affiliate Agreements. The Company shall, prior to the Effective Time, deliver to Parent a list (reasonably satisfactory to counsel for Parent) setting forth the names and addresses of all persons who are, at the time of the Company Meeting, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list. The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 5.4 to execute a written agreement on or prior to the mailing of the Proxy Statement, substantially in the form of Exhibit A hereto.

  Section 5.5 Employee Incentive and Benefit Plans. Simultaneously with the Merger, Parent agrees to take, and cause the Company to take, the actions described in Exhibit B hereto with respect to employee benefit plans.

  Section 5.6 Filings; Other Action. (a) Subject to the terms and conditions herein provided, the Company and Parent shall (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) promptly make their respective filings and thereafter make any other required submissions with applicable insurance regulatory authorities, including insurance regulatory authorities in the State of Nebraska and the Commonwealth of Pennsylvania, (iii) use their reasonable best efforts to cooperate with one another in (x) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iv) use their reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby.

  (b) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as defined below), each of the Company and Parent shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied in all respects with its obligations under this Section 5.6.

  (c) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any governmental body or authority or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the

Company and Parent shall use its reasonable best efforts to resolve any such objections or challenge as such governmental body or authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated hereby. For purposes of this Agreement, "Regulatory Law" means applicable state insurance laws and regulations, the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition, whether in the insurance industry or otherwise, through merger or acquisition.

  Section 5.7 Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company and Parent shall take all such necessary action.

  Section 5.8 Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

  Section 5.9 No Solicitation. (a) The Company represents and warrants that it has terminated any discussions or negotiations with any party (other than Parent) concerning any Takeover Proposal prior to the date hereof. From and after the date hereof, the Company will not, and shall use its reasonable best efforts not to permit, any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries (collectively, "Company Representatives") to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal from any persons or engage in or continue discussions or negotiations relating thereto, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, except that, so long as the Company is in compliance with its obligations under this Section 5.9, the Company may, in response to a Takeover Proposal that the Board of Directors determines is reasonably likely to constitute a Superior Proposal that was not solicited by the Company or any of its Company Representatives, and that did not otherwise result from a breach or a deemed breach of this Section, and subject to providing prior written notice of its decision to take such action to Parent, (x) furnish information with respect to the Company to any person making such a Takeover Proposal pursuant to a customary confidentiality agreement with terms substantially similar to those of the agreement to which Parent is a party with the Company, and (y) participate in discussions or negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is agreed that any action that is in violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any Subsidiary of the Company, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.9 by the Company. The Company will advise Parent orally (within one business day) and in writing (as promptly as practicable) of the receipt of any Takeover Proposal or inquiry or request for information with respect to or which could reasonably be expected to lead to any Takeover Proposal, including the material terms and conditions thereof (and any change in the material terms and conditions thereof) and the identity of the person making such Takeover Proposal, and will promptly (but in no case later than 36 hours) notify Parent of any determination by the Company's Board of Directors that a Superior Proposal has been made. As used in this Agreement, (i) "Takeover Proposal" shall mean any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its Subsidiaries taken as a whole, or 15% or more of any class of equity securities of the Company or any of its Subsidiaries (other than PFG, Inc. and its Subsidiaries), any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its

Subsidiaries (other than PFG, Inc. and its Subsidiaries), or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, and (ii) "Superior Proposal" shall mean any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company Common Stock then outstanding or at least 50% of the assets of the Company and its Subsidiaries, taken together, and (x) the proposal is otherwise on terms which the Board of Directors determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation and such other matters as the Board of Directors deems relevant) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which in the good faith judgment of the Board of Directors is reasonably capable of being obtained by a third party and
(y) the Board of Directors, after considering such matters as the Board of Directors deems relevant (including the advice of outside counsel), determines in good faith that failing to furnish information to the third party, participate in discussions or negotiations with respect to the Superior Proposal or withdraw, or modify its recommendation or recommend a Superior Proposal, as applicable, or terminate this Agreement, is reasonably likely to result in a breach by the Board of Directors of the Company of its fiduciary duties to the Company and its stockholders under applicable law.

  (b) The Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by such Board of Directors of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal, unless, in each case, the Company receives an unsolicited Takeover Proposal that is a Superior Proposal. The Board of Directors may not enter into an agreement with respect to a Takeover Proposal except in connection with a termination of this Agreement as set forth in
Section 7.1(e). Nothing contained in this Section 5.9 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith reasonable judgment of the Board of Directors of the Company after consultation with outside counsel, is required under applicable law, provided that, except as otherwise permitted in this Section 5.9, the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by, and taken in accordance with, this Section 5.9 shall not constitute a breach of this Agreement by the Company.

  Section 5.10 Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment without the prior approval of the other party (which approval will not be unreasonably withheld), except as may be required by law.

  Section 5.11 Indemnification and Insurance. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including without limitation in connection with the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under DGCL (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

  (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received.

  (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect Side A of the current policies of directors' and officers' liability insurance maintained by the Company ("D&O Insurance") with respect to claims arising from facts or events which occurred before the Effective Time, provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous; provided, however, that nothing contained herein shall require Parent or the Surviving Corporation to incur any annual premium in excess of 250% of the last annual estimated aggregate premium paid prior to the date of this Agreement for Side A of all current D&O Insurance policies maintained by the Company, which the Company estimates to be $100,000 (the "Current Premium"). If such premiums for such insurance would at any time exceed 250% of the Current Premium, then Parent shall cause to be maintained policies of insurance which, in Parent's good faith determination, provide the maximum coverage available at an annual premium equal to 250% of the Current Premium.

  (d) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section.

  (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

  Section 5.12 Accountants' "Comfort" Letters. The Company and Parent will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated as of a date within two business days before the date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

  Section 5.13 Additional Reports and Information. (a) The Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections 3.4 and 4.4 which it files with the SEC on or after the date hereof, and each of the Company and Parent, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company and its consolidated Subsidiaries or Parent and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

  (b) The Company shall provide Parent with complete copies of all Tax Returns filed by the Company or any Subsidiary after August 1, 1999 with the Internal Revenue Service or with any Material State tax authority, as soon as practicable after filing. The Company will promptly notify the Parent of the commencement of any Tax audits or inquiries received from the Internal Revenue Service after August 1, 1999, and will cooperate with Parent by providing any information reasonably requested, including copies of any requests for documents or information, proposed adjustments or assessments and penalty or deficiency notices.

  Section 5.14 Company Rights Plan. Except as set forth in Exhibit C, the Company shall not amend, modify or supplement the Company Rights Plan without the prior written consent of Parent.

  Section 5.15 Control of Other Party's Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall give the Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and the Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

  Section 5.16 Omaha Operations. Parent intends to combine its subsidiaries' group life and disability operations with the Company Insurance Subsidiaries' group life and disability operations in Omaha and plans that the combined operation will remain in Omaha for the indefinite future.

  Section 5.17 Nebraska Domicile. Parent contemplates that Guarantee Life Insurance Company will maintain its Nebraska domicile and has no plan to change that domicile.

  Section 5.18 Tax Matters. Provided that the Merger is not an All Cash Transaction, the parties intend for the Merger to qualify as a reorganization under Section 368(a) of the Code; each party and its affiliates shall use all reasonable efforts to cause the Merger to so qualify; neither party nor any affiliate shall take any action that would reasonably be expected to cause the Merger not to so qualify; and the parties will take the position for all purposes that the Merger so qualifies.

  Section 5.19 Financing. Parent will cause Merger Sub to have resources available to it at the Effective Time sufficient to pay the aggregate Cash Consideration and any other cash payable in respect of Shares pursuant to
Article II, on the terms and subject to the conditions contemplated by this Agreement.

                                   ARTICLE VI

                            Conditions to the Merger

  Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

    (a) The Company Stockholder Approval shall have been obtained all in accordance with the Company's Certificate of Incorporation, DGCL and applicable law.

    (b) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Merger substantially on the terms contemplated hereby and shall continue to be in effect.

    (c) Unless the Merger is an All Cash Transaction, the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose has been initiated or threatened by the SEC.

    (d) Unless the Merger is an All Cash Transaction, the shares of Parent Common Stock issuable in the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

    (e) Any applicable waiting period under the HSR Act shall have expired or been terminated.

    (f) Other than the filing provided for by Section 1.3, all consents, approvals, permits, authorizations and actions of, filings with and notices to any governmental or regulatory authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby shall have been made or obtained, including an order from each of the Insurance Departments of the State of Nebraska and the Commonwealth of Pennsylvania approving the Merger, all in form and substance reasonably satisfactory to Parent and the Company.

  Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

    (a) (i) The representations and warranties of Parent contained herein shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except
  (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (z) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Parent, (ii) Parent shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (iii) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or President certifying to both such effects.

    (b) Unless the Merger is an All Cash Transaction, the Company shall have received an opinion of Kutak Rock, tax counsel to the Company, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of representation letters from each of Parent, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

  Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of the following conditions:

    (a) (i) The representations and warranties of the Company contained herein shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except
  (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (z) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on the Company, (ii) the Company shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (iii) the Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or Executive Vice President certifying to both such effects.

    (b) Unless the Merger is an All Cash Transaction, Parent shall have received an opinion of King & Spalding, tax counsel to Parent, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of representation letters from each of Parent, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

    (c) The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any agreement, lease, contract, note, mortgage, indenture or other obligation to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on the Company.

                                  ARTICLE VII

                                  Termination

  Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

    (a) by the mutual written consent of the Company and Parent;

    (b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before March 31, 2000 and (ii) the party seeking to terminate this Agreement pursuant to this clause 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

    (c) by either the Company or Parent if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this clause 7.1(c)(ii) shall have used its reasonable best efforts to remove such injunction, order or decree;

    (d) by the Company if the approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

    (e) by the Company if the Company has received a Superior Proposal, except that the Company may not terminate this Agreement pursuant to this clause 7.1(e) unless and until (i) four business days have elapsed following delivery to Parent of a written notice of the determination by the Board of Directors of the Company to terminate this Agreement, and during such four business day period the Company (x) informs Parent of the terms and conditions of the Superior Proposal and the identity of the person making the Superior Proposal and (y) otherwise cooperates with Parent with respect thereto with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (ii) at the end of such four business day period the Takeover Proposal continues to be a Superior Proposal, taking into account any amendment of the terms of this Agreement or the Merger by Parent or any firm proposal (without conditions) by Parent to amend the terms of this Agreement or the Merger, (iii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal and (iv) the Company pays to Parent the amount specified and within the time period specified in Section 7.2;

    (f) by Parent if the Board of Directors of the Company shall have (i) withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement and the transactions contemplated hereby or (ii) approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal;

    (g) by Parent if a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced prior to the Company Meeting, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) within the time period specified by Rule 14e-2; or

    (h) by either the Company or Parent if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the conditions set forth in Sections 6.2(a) or 6.3(a), as the case may be, not to be satisfied, and such breach is incapable of being cured or shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach.

  In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2 and the provisions of Sections 7.2, 8.2, 8.4 and 8.5), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of an intentional breach of this Agreement or as provided for in the Confidentiality Agreement.

  Section 7.2 Termination Fee. Notwithstanding any provision in this Agreement to the contrary, if (i) this Agreement is terminated by the Company pursuant to
Section 7.1(e), or (ii) (x) prior to the termination of this Agreement, a bona fide Takeover Proposal is commenced, publicly proposed or publicly disclosed and not withdrawn, (y) this Agreement is terminated by the Company pursuant to
Section 7.1(b) or pursuant to Section 7.1(d) (but only due to the failure of the Company stockholders to approve the Merger) or by Parent pursuant to
Section 7.1(f) or 7.1(g) and (z) concurrently with or within twelve months after such termination a Takeover Proposal shall have been consummated or an agreement with respect to a Takeover Proposal shall have been entered into, then, in each case, the Company shall pay to Parent a fee (the "Termination Fee") of $9,000,000 in cash, such payment to be made simultaneously with such termination in the case of a termination by the Company pursuant to Section 7.1(e) and, in the case of clause (ii), upon the consummation of such Takeover Proposal.

  Section 7.3 Amendment or Supplement. At any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Parent with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of the Company there shall be no amendment or change to the provisions hereof which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval nor any amendment or change not permitted under applicable law.

  Section 7.4 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, the Company and Parent may:

    (a) extend the time for the performance of any of the obligations or acts of the other party;

    (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

    (c) waive compliance with any of the agreements or conditions of the other party contained herein.

  Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                                 Miscellaneous

  Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

  Section 8.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except expenses incurred in connection with the printing and filing of the Registration Statement and the printing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be shared equally by the Company and Parent.

  Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

  Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

  Section 8.5 Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

  Section 8.6 Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.6 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 8.6:

To Parent or Merger Sub:

  Jefferson-Pilot Corporation
  100 N. Greene Street
  Greensboro, NC 27401
  Attention: Dennis R. Glass, CFO
  Fax: 336-691-3283

  Attention: John D. Hopkins, General Counsel at above address/(fax number 336-691-3639)

and

  King & Spalding
  1185 Avenue of the Americas
  New York, NY 10036-4003
  Attention: E. William Bates, II
  Fax: 212-556-2222

To the Company:

  The Guarantee Life Companies Inc.
  8801 Indian Hills Drive
  Omaha, NE 68114
  Attention: Robert D. Bates, President
  Fax: 402-361-7571

copy to:

  The Guarantee Life Companies Inc.
  8801 Indian Hills Drive
  Omaha, NE 68114
  Attention: Richard A. Spellman, Esq.
  Fax: 402-361-7571

and

  Kutak Rock
  1650 Farnam Street
  Omaha, NE 68102
  Attention: Joe E. Armstrong
  Fax: (402) 346-1148

and

  Debevoise & Plimpton
  875 Third Avenue
  New York, NY 10022
  Attention: Wolcott B. Dunham, Jr.
           James C. Scoville
  Fax: (212) 909-6836

  Section 8.7 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

  Section 8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

  Section 8.9 Enforcement of Agreement. The parties hereto agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

  Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for the provisions of Section 5.11 hereof, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

  Section 8.11 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  Section 8.12 Definitions. (a) References in this Agreement to "Subsidiaries" of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a governmental body or authority.

  (b) The term "Knowledge" or any similar formulation thereof shall mean, with respect to the Company, the actual Knowledge of Robert D. Bates, Theodore C. Cooley, William L. Bauhard, Richard A. Spellman, Gary Rittenhouse, Michael G. Allen, C. E. Boyle, Mary G. Rahal, Alan D. Brinkman, Richard C. Easton and Wayne Benseler without independent investigation, and, with respect to the Parent, the actual Knowledge of David A. Stonecipher, Dennis R. Glass, Kenneth
C. Mlekush, John D. Hopkins, Mark E. Konen, Charles C. Cornelio, Leslie L. Durland, John C. Ingram, Edward W. O'Neil and Hoyt J. Phillips without independent investigation.

  (c) "Nebraska Insurers Demutualization Act" shall mean Sections 44-6101 to 44-6121 of the Nebraska Revised Statutes.

  (d) "Nebraska Shareholders Protection Act" shall mean Sections 21-2431 to 21-2453 of the Nebraska Revised Statutes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                          The Guarantee Life Companies Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Jefferson-Pilot Corporation

                                          By: _________________________________
                                            Name:
                                            Title:

                                          LG Merger Corp.

                                          By: _________________________________
                                            Name:
                                            Title:

                                   EXHIBIT A

                           FORM OF AFFILIATE LETTER

THE GUARANTEE LIFE COMPANIES INC.

JEFFERSON-PILOT CORPORATION

Ladies and Gentlemen:

  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of The Guarantee Life Companies Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of Rule 144 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of September 19, 1999 (the "Merger Agreement"), among Jefferson-Pilot Corporation, a North Carolina corporation ("Parent"), LG Merger Corp., a Delaware corporation ("Merger Sub") and the Company, (i) Merger Sub will be merged with the Company (the "Merger") and (ii) the Company will become a subsidiary of Parent. Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

  As a result of the Merger, I may receive shares of common stock, par value $1.25 per share, of Parent (the "Parent Common Stock"). I would receive such Parent Common Stock in exchange for shares owned by me of common stock, par value $0.01 per share, of the Company (the "Company Common Stock").

  1. I hereby represent and warrant to, and covenant with, Parent and the Company that in the event I receive any shares of Parent Common Stock as a result of the Merger:

    A. I shall not make any offer, sale, pledge, transfer or other disposition of shares of Parent Common Stock in violation of the Act or the Rules and Regulations.

    B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of shares of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for the Company.

    C. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

  2. By Parent's acceptance of this letter, Parent hereby agrees that, for one year after the Closing Date, Parent shall (a) use its reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended and (ii) furnish to me upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of the shares of Parent Common Stock by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145.

                                          Very truly yours,

                                          -------------------------------
                                          Name:

Agreed and accepted this    day
of      , 1999, by

The Guarantee Life Companies Inc.


By: ___________________________
 Name
 Title

Jefferson-Pilot Corporation


By: ___________________________
 Name
 Title

                                   EXHIBIT B

                    ACTIONS REGARDING EMPLOYEE BENEFIT PLANS

  1. From and after the Effective Time, Parent shall, or shall cause the Company to, honor and be bound by the terms and conditions of each employee or executive benefit plan, program or agreement sponsored or maintained by the Company or to which the Company is a party (a "Company Benefit Arrangement") and to administer and interpret any such Company Benefit Arrangement in accordance with the practices of the Company as in effect prior to the Effective Time. Subject to paragraph 2 below, nothing in the immediately preceding sentence shall be construed to limit the right of Parent or the Company, as the case may be, following the Effective Time to amend, modify or terminate any such Company Benefit Arrangement pursuant to the terms and conditions thereof as in effect immediately prior to the Effective Time, provided that: (a) no such amendment, modification or termination shall reduce any of the benefits or compensation payable thereunder which are accrued as of the Effective Time (or as of the date of such action, whichever is greater); and (b) in no event shall the severance and/or other termination benefits payable to any employee whose employment terminates prior to the first anniversary of the Effective Time be less than the amount that would have been payable to such employee under the terms of any and all such Company Benefit Arrangements as in effect immediately prior to such amendment, modification or termination, provided, however, that Parent reserves the right to change health and welfare plans to make them comparable to those in Parent's home offices.

  2. Without limiting the generality of the foregoing, for a period of twelve months from and after the Effective Time, Parent shall, or shall cause the Company and its subsidiaries to, make available to each person who is an employee of the Company and its subsidiaries at the Effective Time (the "Company Employees") employee benefit plans and programs which, in the aggregate, are no less favorable to the Company Employees than the terms and conditions of the Company Benefit Arrangement in which they were participating immediately prior to the Effective Time, provided, however, that Parent reserves the right to change health and welfare plans to make them comparable to those in Parent's home offices.

  3. To the extent service is a factor in determining eligibility for and vesting in the benefits provided thereunder (including, without limitation, eligibility for any early retirement benefits and similar benefit subsidies), the plans and programs in which each Company Employee participates after the Effective Time shall recognize service with the Company and its subsidiaries (as taken into account for purposes of administering the corresponding Company Benefit Arrangement immediately prior to the Effective Time) (a) for purposes of determining each such Company Employee's eligibility to participate in, and vest in the benefits provided under, such plan or program and (b) for purposes of determining the benefits accrued under such plan or program to the extent required by applicable law. Notwithstanding the foregoing, in no event shall any employee receive duplicate benefits with respect to any period of prior service. To the extent any welfare benefit plan in which any Company Employee participates after the Effective Time (i) imposes any preexisting condition limitation, such condition shall be waived or (ii) has a deductible or requires a copayment by the Company Employee that is subject to a maximum out-of-pocket limitation, there shall be credited against any such deductible or limitation any costs incurred by such Company Employee during the comparable period under the terms of the corresponding Company Benefit Arrangement prior to the Effective Time.

                                   EXHIBIT C

                            AMENDMENT TO RIGHTS PLAN

                               AMENDMENT NO. 1 TO
                                RIGHTS AGREEMENT

     This Amendment (the "Amendment"), dated as of September 19, 1999, is entered into by and between The Guarantee Life Companies Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company as Rights Agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement, dated as of November 18, 1996 (the "Agreement");

     WHEREAS, the Company wishes to amend the Agreement;

     WHEREAS, Section 26 of the Agreement provides, among other things, that prior to the Stock Acquisition Time the Company may, by resolution of its Board of Directors, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of Rights; and

     WHEREAS, the Board of Directors of the Company has approved this Amendment and the Company has directed the Rights Agent to amend the Agreement as provided herein;

     NOW, THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:

     1. Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Agreement.

     2. Section 1(a) of the Agreement is amended to add the following sentence to the end thereof:

    "Notwithstanding anything in this Agreement to the contrary, neither Jefferson-Pilot Corporation ("Parent") nor LG Merger Corporation ("Newco") shall be deemed to be an Acquiring Person as a result of the execution and delivery of and performance of its obligations under, or consummation of any one or more transactions (each, a "Permitted Event" and collectively, the "Permitted Events"), contemplated by the Agreement and Plan of Merger, dated as of September 19, 1999, as the same may be amended from time to time (the "Merger Agreement"), by and among the Company, Parent and Newco, pursuant to which the Company will be merged (the "Merger") with Newco."

     3. Section 1(gg) is amended to add the following sentence at the end thereof:

    "Notwithstanding anything in this Agreement to the contrary, the acquisition of Beneficial Ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Stock Acquisition Time."

     4. Section 3(a) of the Agreement is amended to add the following language at the end of the first sentence thereof immediately prior to the period:

    "; provided, however, that, notwithstanding anything in this Agreement to the contrary, the acquisition of Beneficial Ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Distribution Date"

     5. Section 7(a) of the Agreement is amended by (a) deleting the word "or" at the end of clause (iii) thereof, and (b) adding the following clause immediately following clause (iv) thereof and prior to the parenthetical phrase:

    "or (v) the time immediately prior to the Effective Time (as such term is defined in the Merger Agreement) for which notice of such time has been given by the Company to the Rights Agent as promptly as practicable prior to such Effective Time, provided, however, that if the Merger contemplated by the Merger Agreement does not occur and the Merger Agreement is terminated, the Rights will remain exercisable until the earliest of (i),
  (ii), (iii) or (iv) above, no Expiration Date shall be deemed to have occurred as a result of this clause (v)"

    6. Section 11(a)(ii) of the Agreement is amended to add the following at the end of the first sentence thereof immediately prior to the period:

    "; provided, however, that, notwithstanding anything in this Agreement to the contrary, the acquisition of Beneficial Ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Section 11(a)(ii) Event"

    7. Section 13(a) of the Agreement is amended to add the following at the end thereof immediately prior to the period:

    "; provided, however, that, notwithstanding anything in this Agreement to the contrary, the acquisition of Beneficial Ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Section 13 Event"

    8. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

    9. This Amendment shall be governed by and constructed in accordance with the laws of the State of Delaware.

    10. This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

    11. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

                                          The Guarantee Life Companies Inc.


                                          By: _________________________________
                                          Name
                                          Title

                                          ChaseMellon Shareholder Services,
                                          L.L.C.


                                          By: _________________________________
                                          Name
                                          Title

                                  APPENDIX B

                        OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL                                       Goldman
                                                                Sachs
October 14, 1999

Board of Directors
The Guarantee Life Companies Inc.
8801 Indian Hills Drive
Omaha, Nebraska 68114-4066

Gentlemen and Madame:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of The Guarantee Life Companies Inc. ("Guarantee" or the "Company") of the Merger Consideration (as defined below) to be received pursuant to the Agreement and Plan of Merger, dated as of September 19, 1999, among Jefferson-Pilot Corporation ("Jefferson-Pilot"), Jefferson-Pilot Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of Jefferson-Pilot, and Guarantee, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of October 14, 1999, by and among Jefferson-Pilot, Merger Sub and Guarantee (the "Agreement"). Pursuant to the Agreement, Guarantee and Merger Sub will be merged (the "Merger") and each outstanding Share (other than Shares to be canceled in accordance with the Agreement and dissenting Shares) will be converted into the right to receive either a fraction of a share of common stock (the "Stock Consideration"), par value $1.25, of Jefferson-Pilot (the "Jefferson-Pilot Shares), calculated by dividing $32.00 by the Average Parent Price (as defined in the Agreement) or $32.00 per share in cash (the "Cash Consideration"), or a combination of Stock Consideration and Cash Consideration, as set forth in the Agreement. Holders of Shares will be entitled to elect to receive Stock Consideration or Cash Consideration, or a combination thereof, subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we express no opinion. Notwithstanding the foregoing, if the Average Parent Price is less than $65.00, Jefferson-Pilot has the right to elect to pay the Cash Consideration for all outstanding Shares and if the Average Parent Price exceeds $75.00 or certain other circumstances described in the Agreement occur, all outstanding Shares will be converted into the right to receive the Cash Consideration. The combination of Stock Consideration and Cash Consideration to be paid by Jefferson-Pilot pursuant to the Agreement is referred to as the "Merger Consideration".

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Guarantee, having provided certain investment banking services to Guarantee from time to time, including having acted as financial advisor to Guarantee Mutual Life Company in connection with its conversion from a mutual life insurance company to a stock life insurance company in December 1995 (the "Demutualization") and as lead managing underwriter of a public offering of 2,500,000 Shares issued by the Company in connection with the Demutualization, and having acted as financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Jefferson-Pilot from time to time, including having acted as financial advisor to Jefferson-Pilot in its acquisition of Alexander Hamilton Life Insurance Company of America in October 1995 and lead managing underwriter in the public offering of Automatic Common Exchange Securities by Jefferson-Pilot in November 1995. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect

The Guarantee Life Companies Inc.
October 14, 1999
Page Two

transactions and hold securities, including derivative securities, of Guarantee or Jefferson-Pilot for its own account and for the accounts of customers. Goldman, Sachs & Co. may provide investment banking services to Jefferson-Pilot and its subsidiaries in the future.

In connection with this opinion, we have reviewed, among other things: the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of each of the Company and Jefferson-Pilot for the five years ended December 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of each of the Company and Jefferson-Pilot; certain other communications from the Company and Jefferson-Pilot to their respective stockholders; the Company SAP Statements (as defined in the Agreement) for each of Guarantee's insurance subsidiaries for the three years ended December 31, 1998 and the quarterly periods ended March 31, 1999 and June 30, 1999; the Parent SAP Statements (as defined in the Agreement) for each of Jefferson-Pilot's principal insurance subsidiaries for the three years ended December 31, 1998 and the quarterly periods ended March 31, 1999 and June 30, 1999; and certain internal financial analyses and forecasts for Guarantee prepared by its management. We also have been furnished with a preliminary actuarial appraisal as of September 30, 1998 of Guarantee (the "Appraisal") prepared by an independent actuarial firm and a revised version of the Appraisal. We have held discussions with members of the senior management of Guarantee and Jefferson-Pilot regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity of the Shares and the Jefferson-Pilot Shares, compared certain financial and stock market information for the Company and Jefferson-Pilot with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the life insurance industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As you are aware, Jefferson-Pilot declined our request to make available to us its projections of expected future performance. As a consequence, our review of such expected performance was limited to discussions with members of the senior management of Jefferson-Pilot of the estimates published by research analysts regarding Jefferson-Pilot. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including the reserves for their respective insurance businesses) of Guarantee or Jefferson-Pilot or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal, other than the Appraisal referred to above. We are not actuaries and our services did not include actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions with respect to all matters related to the reserve adequacy for Guarantee or Jefferson-Pilot. In that regard, we are expressing no opinion as to the adequacy of reserves for Guarantee or Jefferson-Pilot. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on Guarantee or Jefferson-Pilot or on the potential benefits of the transaction contemplated by the Agreement. We also note that at the instruction of the Company we contacted a limited number of third parties regarding a potential merger with Guarantee.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Guarantee in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction or as to whether any holder of Shares should elect to receive the Stock Consideration or the Cash Consideration.

The Guarantee Life Companies Inc.
October 14, 1999
Page Three

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Merger Consideration to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          [SIGNATURE OF GOLDMAN, SACHS & CO.]

                                   APPENDIX C

                          DISSENTER'S APPRAISAL RIGHTS

Delaware General Corporation Law. 8 Del. C. (S) 262 Appraisal rights.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to 8 Del.
C. (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or 8
Del. C. (S) 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of 8 Del. C. (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to 8 Del.
  (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 8 Del. C. (S) 253 of this title is not owned by the parent corporation immediately before the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days before the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or 8 Del. C. (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days before the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given before the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal before the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is before the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   APPENDIX D

                             Information Statement

                          JEFFERSON-PILOT CORPORATION
                             INFORMATION STATEMENT

  The identity of the Acquiring Person is Jefferson-Pilot Corporation ("JPC"), and a list of JPC's affiliates and associates is attached as a part hereof.

  This statement is given pursuant to Section 21-2449 of the Nebraska Shareholders Protection Act.

  Neither JPC nor any affiliate or associate thereof owns any shares of The Guarantee Life Companies Inc. ("Guarantee Life") common stock.

  If the proposed merger is consummated, JPC will acquire all of the outstanding shares of common stock, par value $0.01 per share, of Guarantee Life (9,252,744 at September 14, 1999), constituting over 50% of the voting power of Guarantee Life.

  JPC proposes to acquire Guarantee Life in a merger transaction pursuant to and in accordance with the provisions of NRS Section 21-2439 and the Agreement and Plan of Merger dated as of September 19, 1999 among JPC, LG Merger Corp. and Guarantee Life. That Agreement is incorporated into this Information Statement as if fully restated herein.

Listing of JPC and its Affiliates and Associates
Revised: 9/15/99

A. Affiliates actually controlled

Jefferson-Pilot Corporation (North Carolina corp.)

  Alexander Hamilton Life Insurance Company of America (Michigan corp.)
    First Alexander Hamilton Life Insurance Company (New York corp.)

  Jefferson Pilot Financial Insurance Company (New Hampshire corp.) (name changed May 1, 1998 from Chubb Life Insurance Company of America)
    Jefferson Pilot Life Insurance Agency of Massachusetts, Inc. (Mass.
    corp.)
    Jefferson Pilot LifeAmerica Insurance Company (New Jersey corp.) (name changed May 1, 1998 from Chubb Colonial Life Insurance Company)

  HARCO Capital Corp. (Delaware corp.)
    Omega Jefferson Pilot Seguros de Vida S.A. (Argentina corp.)
      Jefferson Pilot Omega Seguros de Vida S.A. (Uruguay corp.)

  Hampshire Funding, Inc. (New Hampshire corp.)

  Jefferson-Pilot Capital Trust A (Delaware business trust)

  Jefferson-Pilot Capital Trust B (Delaware business trust)

  Jefferson-Pilot Communications Company (North Carolina corp.)
    Jefferson-Pilot Communications Company of California (North Carolina corp.)
    Jefferson-Pilot Communications Company of Virginia (Virginia corp.) Jefferson-Pilot Sports, Inc. (North Carolina corp.)
    WCSC, Inc. (South Carolina corp.)
      Tall Tower, Inc. (South Carolina corp.)

  Jefferson Pilot Investment Advisory Corporation (Tennessee corp.) (Chubb Investment Advisory Corporation until 1/1/98)

  Jefferson-Pilot Investments, Inc. (North Carolina corp.)
    Hampshire Syndications, Inc. (New Hampshire corp.)

  Jefferson Pilot Variable Corporation (North Carolina corp.)
  (Jefferson-Pilot Investor Services, Inc. until 1/1/98)
    Jefferson-Pilot Investor Services of Nevada, Inc. (Nevada corp.)

  Jefferson-Pilot Life Insurance Company (North Carolina corp.)
    Jefferson Standard Life Insurance Company (North Carolina corp.)

  Jefferson Pilot Securities Corporation (New Hampshire corp.)
  (Chubb Securities Corporation until 1/1/98)
    Allied Professional Advisors, Inc. (New Hampshire corp.)
    Jefferson Pilot Insurance Agency of Alabama, Inc. (Alabama corp.)

  LG Merger Corp. (Delaware corp.)

Notes: (1) Each indentation reflects another tier of ownership. All entities more than 50% owned are listed.
(2) The immediate parent owns 100% of the voting securities of each entity.

B. Entities not controlled, but are "associates" because of at least 10% ownership.

Jefferson-Pilot Life Insurance Company owns:
  Athens Newspapers, Inc., Class A Common, Georgia corp., 40.0% owned Tomco2 Equipment Company, Class A Common, Georgia corp., 29.16% owned

HARCO Capital Corp. owns:
  International Home Furnishing Center, Inc., Common, North Carolina corp., 25.06% owned

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers. In general, the statutes provide that:

    (i) a corporation must indemnify a director or officer who is wholly successful in defense of a proceeding to which the director or officer is a party because of status as such; and

    (ii) in the absence of an indemnity agreement, a corporation may, but is not required to, indemnify a director or officer who is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets certain standards of conduct; but a corporation may not indemnify a director or officer who is adjudged liable to the corporation itself or is adjudged liable to a third party on the basis that personal benefit was improperly received;

    (iii) the court conducting the proceeding may order indemnification under certain circumstances described in the statute; and

    (iv) a corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

  Jefferson Pilot has agreed to indemnify its officers and directors against any liability, to the fullest extent permitted by law. The board of directors adopted a resolution granting indemnity, and Jefferson Pilot shareholders then ratified and approved the board's actions. The resolution reads as follows:

    1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including all appeals, by reason of the fact that he/she is or was a director, officer, or employee of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, or as a committee member, trustee, or administrator under an employee benefit plan (all such persons hereinafter sometimes referred to as "employee"), against expenses (including attorney's fees), judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by such employee in connection with such action, suit or proceeding, except that no indemnification shall be made in respect of any liability or litigation expenses which such employee may incur on account of that employee's activities which were at the time taken known or believed by that employee to be clearly in conflict with the best interests of the Corporation. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the employee knew or believed the activities were clearly in conflict with the best interests of the Corporation.

    2. Any indemnification under Section 1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the employee is proper in the circumstances because the employee did not know or believe, at the time, that the activities were clearly in conflict with the best interests of the Corporation. Such determination shall be made (a) by a majority vote of directors acting at a meeting at which a quorum is present, or (b) if such a quorum is not obtainable (or even if obtainable), a majority of directors so direct, by independent legal counsel (compensated by the Corporation) in written opinion, or (c) by the affirmative vote of the holders of a majority of the shares entitled to vote in the election of directors.

    3. Expenses of each employee indemnified hereunder incurred in defending a civil, criminal, administrative, or investigative action, suit, or proceeding (including all appeals), or threat thereof, may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding as authorized by the board of directors, upon receipt of an undertaking by or on behalf of the employee, to repay such amount unless it shall ultimately be determined that the employee is entitled to be indemnified by the Corporation.

    4. The indemnification provided by this Resolution shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law, any agreement, vote of shareholders, any insurance purchased by the Corporation, or otherwise, both as to action in the employee's official capacity and as to action in another capacity while holding such office, and shall continue as to an employee who has ceased to be a director, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of such an employee.

    5. The Corporation may purchase and maintain insurance on behalf of any employee who is or was a director, officer, or employee of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, or employee of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the employee and incurred by the employee in any such capacity, or arising out of the employee's status as such, whether or not the Corporation would have the power to indemnify the employee against such liability under the provisions of this Resolution or of the North Carolina Business Corporation Act.

  Jefferson Pilot has purchased a Director's and Officer's Liability policy with National Union Fire Insurance Company, a member company of American International Group. Only Side A coverage was purchased. This covers the personal liability of directors and officers of Jefferson Pilot and its subsidiaries, but not any liability of its corporate entities. The policy period is August 28, 1998 to August 28, 2001. The limit of liability is $20 million. There is no deductible; this is first dollar coverage.

  The policy will pay any loss of any director or officer arising from a claim (including a securities claim and a Year 2000 claim) first made against the director or officer during the policy period for any actual or alleged wrongful act in the capacity of director and officer. But the director or officer would not collect under the policy if Jefferson Pilot has covered the loss through indemnity as described above.

  Wrongful act includes any actual or alleged employment practice violation or other actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act by the director or officer in his or her capacity or status. Important exclusions include deliberate criminal or deliberate fraudulent acts or the gaining of any profit or advantage to which the director or officer would not be legally entitled.

  In addition to the indemnification agreement, in May 1988, Jefferson Pilot's shareholders approved an amendment to Jefferson Pilot's Articles of Incorporation eliminating the personal liability of each director to the fullest extent permitted by the North Carolina Business Corporation Act.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits

                                     Description
                                     -----------
  2.1 Amended and Restated Agreement and Plan of Merger, dated as of September
      19, 1999, as amended and restated as of October 14, 1999 among Jefferson-
      Pilot Corporation, LG Merger Corp. and The Guarantee Life Companies Inc.
      (included as Appendix A to this proxy statement-prospectus)

  4.1 Articles of Incorporation of Jefferson-Pilot Corporation and amendments that have been approved by shareholders are incorporated by reference to Form 10-Q for the first quarter 1996

  4.2 By-laws of Jefferson-Pilot Corporation are incorporated by reference to Form 10-K for 1997

  4.3 Amended and Restated Rights Agreement dated November 7, 1994 between
      Jefferson-Pilot Corporation and First Union National Bank, as Rights
      Agent, was included in Form 8-K for November 7, 1994, and Amendment to
      Rights Agreement dated February 8, 1999 was included in Form 8-K for
      February 8, 1999; both are incorporated by reference


 Exhibit                               Description
 -------                               -----------
 4.4     Amended and Restated Credit Agreement dated as of May 7, 1997 among the Registrant and the banks named therein, and Bank of America
         (formerly NationsBank, N.A.), as Agent, is not being filed because the total amount of borrowings available thereunder does not exceed 10% of total consolidated assets. The Registrant agrees to furnish a copy of the Credit Agreement to the Commission upon request.

  5.1 Opinion of Richard T. Stange as to the legality of the securities being registered

  8.1    Opinion of King & Spalding regarding tax matters

 23.1    Consent of Ernst & Young LLP

 23.2    Consent of KPMG LLP

 23.3    Consent of King & Spalding (included in Exhibit 8.1)

 23.4    Consent of Richard T. Stange (included in Exhibit 5.1)

 23.5    Consent of Goldman Sachs & Co.

 24.1(a) Power of Attorney--Edwin B. Borden

 24.1(b) Power of Attorney--Dr. William H. Cunningham

 24.1(c) Power of Attorney--Robert G. Greer

 24.1(d) Power of Attorney--George W. Henderson, III

 24.1(e) Power of Attorney--E.S. Melvin

 24.1(f) Power of Attorney--Kenneth C. Mlekush

 24.1(g) Power of Attorney--William Porter Payne

 24.1(h) Power of Attorney--Patrick S. Pitlard

 24.1(i) Power of Attorney--Donald S. Russell, Jr.

 99.1    Form of Proxy Card

 99.2    Election Form/Letter of Transmittal to Accompany Certificates
         Representing Common Stock, $.01 Par Value Per Share, of the Guarantee
         Life Companies Inc.

 99.3    Election Form/Letter of Transmittal for Common Stock, $.01 Par Value
         Per Share, of The Guarantee Life Companies Inc. Held in Book-Entry with Guarantee's Transfer Agent

Item 22. Undertakings.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greensboro, state of North Carolina, on November 24, 1999.

                                          Jefferson-Pilot Corporation
                                          (Registrant)

                                                  /s/ David A. Stonecipher
                                          By: _________________________________
                                              David A. Stonecipher
                                              Chairman of the Board,
                                              President and Chief Executive
                                             Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ David A. Stonecipher        Chairman of the Board,      November 24, 1999
______________________________________  President, Chief
         David A. Stonecipher           Executive Officer and
                                        Director (Principal
                                        Executive Officer)

         /s/ Dennis R. Glass           Executive Vice President,   November 24, 1999
______________________________________  Chief Financial Officer
           Dennis R. Glass              and Treasurer (Principal
                                        Financial Officer)

        /s/ Reggie D. Adamson          Senior Vice President--     November 24, 1999
______________________________________  Finance (Principal
          Reggie D. Adamson             Accounting Officer)

                  *                    Director                    November 24, 1999
______________________________________
           Edwin B. Borden


                  *                    Director                    November 24, 1999
______________________________________
      Dr. William H. Cunningham


                  *                    Director                    November 24, 1999
______________________________________
           Robert G. Greer



                  *                    Director                    November 24, 1999
______________________________________
       George W. Henderson, III


                  *                    Director                    November 24, 1999
______________________________________
             E. S. Melvin


                  *                    Director                    November 24, 1999
______________________________________
          Kenneth C. Mlekush


                  *                    Director                    November 24, 1999
______________________________________
         William Porter Payne


                  *                    Director                    November 24, 1999
______________________________________
          Patrick S. Pittard


                  *                    Director                    November 24, 1999
______________________________________
        Donald S. Russell, Jr.

         /s/ Robert A. Reed

           Robert A. Reed,
By:______________________________
          Attorney-in-Fact
